Exhibit 4.1

PROGRAM AGREEMENT

by and between

SEARS CANADA INC.

and

SEARS CANADA BANK

and

JPMORGAN CHASE BANK, N.A. (TORONTO BRANCH)

Dated as of November 15, 2005

TABLE OF CONTENTS

Page
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
1.1 Definitions	3
1.2 Construction	14

ARTICLE II
THE PROGRAM
2.1 Establishing the Program	15
2.2 Exclusivity	16
2.3 Transfer of Program Assets	16
2.4 Securitization	16

ARTICLE III
GOVERNANCE
3.1 Management Committee	17
3.2 Program Considerations	17
3.3 Responsibilities of Management Committee	18
3.4 Management Committee Procedures	19
3.5 Executive Committee	19
3.6 Committee Deadlocks	20

ARTICLE IV
MARKETING
4.1 Business Plan	20
4.2 Marketing Plan Development	20
4.3 Solicitation Materials	21
4.4 Additional Marketing to Cardholders and Financial Products Customers	22
4.5 Additional Products and Enhancements	23
4.6 Data Ownership and Use	24
4.7 Compliance with Privacy Laws	25
4.8 Joint Marketing	27

ARTICLE V
ACCOUNT CREATION AND ADMINISTRATION
5.1 Terms	27

5.2 Origination Criteria	28
5.3 Program Costs	29
5.4 Ownership of Accounts and Financial Products Accounts	29
5.5 Documentation	29
5.6 Servicing	29
5.7 Service Standards; Credit Goals	31

ARTICLE VI
INTELLECTUAL PROPERTY
6.1 Use of Sears Licensed Marks	31
6.2 Purchaser License Grant	31
6.3 Changes to Trademark Usage	32
6.4 Establishment of New Intellectual Property Rights	32
6.5 Effect of Termination or Expiration of Agreement	33
6.6 Mandatory Usage of Sears Licensed Marks	33

ARTICLE VII
CERTAIN ARRANGEMENTS
7.1 Sears Fees	33
7.2 In-Store Payments	33
7.3 Merchant Discounts; Over-Limit Fees	33
7.4 Discover Card Processing Services	33
7.5 Special Credit Card Programs	34
7.6 Rewards Programs	34
7.7 Promotional Cards	34

ARTICLE VIII
ADDITIONAL COVENANTS
8.1 Compliance with Law; Policies	34
8.2 Cardholder Surveys	34
8.3 Reports; Monitoring Rights	35
8.4 Systems Interface; Mail Forwarding	35
8.5 Acquiring New Business	35
8.6 Disposition of Stores	37
8.7 Special Mutual Covenant	37

ARTICLE IX
CONFIDENTIALITY
9.1 Confidential Information	37

9.2 Protection of Confidential Information	38
9.3 Confidentiality of Cardholder Information	39
9.4 Permissible Disclosures	39

ARTICLE X
REPRESENTATIONS AND WARRANTIES
10.1 Representations and Warranties of Purchaser	39
10.2 Representations and Warranties of Sears	40

ARTICLE XI
INDEMNIFICATION AND LIMITATION OF LIABILITY
11.1 By Sears	40
11.2 By Purchaser	41
11.3 Limitation of Liability	41
11.4 Procedures for Indemnification	41

ARTICLE XII
MERCHANT PROCEDURES
12.1 Extension of Credit	43
12.2 Partner Merchants	43
12.3 In-Store Payments	43

ARTICLE XIII
TERM AND TERMINATION
13.1 Initial Term and Renewal; Proration	44
13.2 Termination by Sears	44
13.3 Termination by Purchaser	45
13.4 Effective Termination Date; Effect of Notice of Termination or Non-Renewal	45
13.5 Provision of Information	46
13.6 Repurchase of Assets Upon Termination or Expiration	49
13.7 Treatment of Assets Upon Termination	49
13.8 Other Termination Provisions	50
13.9 Survival	50

ARTICLE XIV
GENERAL
14.1 Successors and Assigns	50
14.2 Entire Agreement	50
14.3 Relationship of the Parties	50

14.4 Force Majeure	50
14.5 Books and Records	50
14.6 Press Release	51
14.7 Audits	51
14.8 Change in Law; Severability	51
14.9 Assignment	51
14.10 Expenses	52
14.11 Amendment and Waiver	52
14.12 Remedies; Specific Performance	52
14.13 Table of Contents; Headings	52
14.14 Limitation on Rights of Others	52
14.15 Counterparts; Effectiveness	52
14.16 Payment Terms; Initial Periods	52
14.17 Drafting	53
14.18 Governing Law	53
14.19 Taxes	53
14.20 Jurisdiction; Consent to Service of Process	53
14.21 Notices	53
14.22 Escalation	55

EXHIBITS

Exhibit A Form of Merchant Agreement

v

PROGRAM AGREEMENT

PROGRAM AGREEMENT, dated as of November 15, 2005 (this “Agreement”), effective as of the Effective Date, by and among Sears Canada Inc., a corporation incorporated under the laws of Canada (“Sears”), Sears Canada Bank, a Schedule I bank under the Bank Act (Canada) (“Sears Bank”) and JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States and a Schedule III bank under the Bank Act (Canada) (“Purchaser”).

RECITALS

WHEREAS, Sears is a multi-channel retailer with merchandising, credit and real estate joint venture operations;

WHEREAS, Sears Bank has been issuing Sears proprietary cards and general purpose credit cards;

WHEREAS, JPMorgan Chase (“JPMC”) and Sears have entered into the Purchase Agreement, dated as of August 31, 2005, as amended (the “Purchase Agreement”), pursuant to which JPMC has agreed to acquire, or cause to be acquired, from Sears and Sears has agreed to sell, or cause to be sold, to Purchaser, substantially all of the assets of the Business (as defined in the Purchase Agreement), on the terms and subject to the conditions of the Purchase Agreement;

WHEREAS, Sears Bank has agreed to cease issuing Sears proprietary cards and general purpose credit cards in connection with the sale of the Business to the Purchaser;

WHEREAS, in connection with the sale of the Business pursuant to the terms of the Purchase Agreement, Purchaser has been granted the right to issue Sears Proprietary Cards and general purpose credit cards;

WHEREAS, JPMC agreed to cause the Purchaser to enter into this Agreement, and Sears agreed to enter into this Agreement pursuant to the Purchase Agreement;

WHEREAS, Sears Bank has entered into certain agreements with Sears and Partner Merchants pursuant to which Sears and such Partner Merchants have agreed to accept payment with a Sears Proprietary Card and Sears Bank has transferred or arranged for the transfer by Sears of such agreements to the Purchaser on the terms set out in this Agreement and the Purchase Agreement;

WHEREAS, Sears Bank will retain the Rewards Programs and Sears will be responsible for and control the Rewards Programs, and Sears Bank will support Sears in the provision of on-going access to the Rewards Program;

WHEREAS, each of Sears and Purchaser desires to enter into a relationship for, among other things, the issuance of Sears proprietary cards and general purpose credit cards, the issuance of existing credit and financial and new credit and financial products to be developed with Purchaser, the processing and servicing of the related accounts and the conduct of related marketing activities, and amounts payable hereunder are attributable to such relationship;

WHEREAS, Sears is currently providing certain services to Sears Bank and Sears Bank has arranged for Sears to continue to provide such services to the Purchaser on the terms and conditions set out in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sears and Purchaser are entering into a merchant agreement, which contains terms relating to authorizations, settlement procedures, merchandise returns, chargebacks and other operating procedures with respect to the program established hereunder, on the terms and subject to the conditions set forth in such merchant agreement; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sears and Purchaser are entering into a licensing agreement pursuant to which Purchaser will receive a license to use certain Sears trademarks on credit cards and financial products in connection with the program established hereunder, on the terms and subject to the conditions set forth in such licensing agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions.

“Account” means any account under which a purchase, cash advance, convenience cheque or balance transfer transaction may be or has been made by or to a Cardholder (or any Person authorized by such Cardholder) pursuant to an Account Agreement established by Purchaser in accordance with this Agreement or any account that is an Acquired Account, and includes (i) all of the Account Documentation related to the account; and (ii) any and all other rights, remedies, benefits, interests and titles, whether legal or equitable, to which Purchaser may now or at any time hereafter be entitled in respect of the foregoing.

“Account Agreement” means an account agreement (including related disclosures) between the Purchaser and a Cardholder governing the terms and conditions of an Account, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices).

“Account Application” means a completed credit application successfully submitted in order to establish an Account.

“Account Documentation” means any and all documentation relating to an Account, however stored or kept, including Account Applications, Account Agreements, charge slips, related billing statements, card carriers and statement envelopes, and any other written or electronic documentation relating to a specific Account (other than Credit Policy or Financial Products Policy).

“Account Terms” has the meaning set forth in Section 5.4(a).

“Accounts Receivable” means all amounts owing on an Account, including principal balances from outstanding purchases, balance transfers, convenience checks, cash advances, accrued service charges (whether billed or unbilled), late charges and any other charges and fees assessed on the Account, less any payments and credits received in respect of the Account as of the close of business on any Business Day.

“Acquired Account” means a Sears Credit Card account in existence as of the Effective Date and acquired by Purchaser under the Purchase Agreement.

“Acquisition Acts” has the meaning set forth in Section 13.2(f).

“Additional Products” has the meaning set forth in Section 4.5.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Standards” has the meaning set forth in Section 2.1(b).

“Attributable Assets” has the meaning set forth in Section 8.6(a).

“Bankruptcy Event” means, with respect to any Person, the occurrence or existence of any of the following events: such Person (i) admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency; (ii) institutes any proceeding or takes any corporate action or executes any agreement to authorize its participation in or commencement of any proceeding: (A) seeking to adjudicate it a bankrupt or insolvent; or (B) except as part of a good faith reorganization, seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, winding-up, reorganization or compromise of debts or other similar laws (including any application under the Companies’ Creditors Arrangement Act (Canada), any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation; or any proceeding under the Winding-Up and Restructuring Act (Canada); (iii) any proceeding is commenced against or affecting it: (A) seeking to adjudicate it a bankrupt or insolvent; (B) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt or making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws (including any reorganization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation); (C) seeking appointment of a receiver, trustee, agent, custodian, or other similar official for it or for any substantial part of its properties and assets, and such proceeding is not being contested in good faith by appropriate proceedings or, if so contested remains outstanding, undismissed and unstayed more than 60 days from the institution of such first mentioned proceeding; (iv) any creditor shall privately appoint a receiver, trustee or similar official for any substantial part of its properties and assets, and such appointment is not being contested in good faith and by appropriate proceedings or, if so contested, such appointment continues for more than 60 days; (v) any proceeding or action by a Governmental Authority to take control of it or its assets; (vi) any event occurs with respect to it that, under the applicable Law of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (v) above; or (vii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts or events specified in clauses (i) through (vi) above.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Ontario or New York City are authorized or obligated by law to be closed.

“Business Plan” has the meaning set forth in Section 4.1.

“Card Association” means MasterCard International, Inc. or any successor thereto as of the date hereof, and, in the case of any Additional Products, any other applicable card association (e.g., Visa International Inc.).

“Cardholder” means the authorized holder of a Sears Credit Card.

“Cardholder Information” means the Cardholder List and any Personal Information and transaction and experience information with respect to Cardholders and Financial Products Customers processed by, or maintained on, the information systems operated by or on behalf of Purchaser or its Affiliates or agents.

“Cardholder List” means any list (whether in hard copy, magnetic tape format or other form) identifying Cardholders and Financial Products Customers, including any list of the names, addresses, telephone numbers, and other personally identifiable information of any or all Cardholders and Financial Products Customers.

“Change in Law” means the enactment or promulgation of a new Law or any change, in, repeal of or amendment to, any Law that occurs on or after the Effective Date.

“Closing” has the meaning assigned to such term under the Purchase Agreement.

“Co-Branded Account” means an Account originated under this Agreement, or an Acquired Account, with respect to a Sears Co-Branded Card.

“Combination” means:

(i) a transaction or a series of related transactions in which a Person or group acquires beneficial ownership of (A) 50% or more of either the then-outstanding common shares (the “Outstanding Common Stock”) of the applicable party hereto or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) of the applicable party hereto or (B) more than 50% of the consolidated assets of the applicable party hereto as of its most recent available consolidated balance sheet; or

(ii) a purchase, sale, reorganization, merger, consolidation or similar transaction (each a “Business Combination”) involving a party hereto unless, following such Business Combination, all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own (in the same proportion as prior to such transaction), directly or indirectly, the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the applicable party or all or substantially all of the applicable party’s assets, either directly or through one or more subsidiaries).

“Combination Conflicting Agreement” has the meaning set forth in Section 13.2(d).

“Combining Person” has the meaning set forth in Section 13.2(d).

“Confidential Information” has the meaning set forth in Section 9.1.

“Cost” means Purchaser’s actual direct cost (without an allocation of overhead) relating to the applicable services being provided.

“Credit Card” means a credit card pursuant to which card the holder or authorized user may purchase goods and services, obtain cash advances or convenience cheques, and transfer balances through open-ended revolving credit, commonly known as a credit, store or charge card; provided, that the term does not include (i) any debit card that does not provide the holder with the ability to obtain credit other than through an overdraft line; (ii) any card commonly known as a smart card or stored value card that does not provide the holder with the ability to obtain credit other than through an overdraft line; (iii) any secured card, including a card that is secured by a Lien on real property or on improvements or on fixtures on real property, or by a deposit; (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account; (v) any gift card; or (vi) any other electronic or digital cash card or account that does not provide the holder thereof the ability to obtain credit other than through an overdraft line; provided, further, that no card will be considered a “Credit Card” solely because such card allows the holder to access a line of credit tied to a deposit account for overdraft protection.

“Credit Goals” means the standards and goals applicable to the provision or performance of the Program that are set forth in Schedule A of the Disclosure Letter.

“Credit Limit” means, at any time, the maximum amount of credit last disclosed to a Cardholder and that will be extended to such Cardholder under an Account, as established in accordance with the Credit Policy.

“Credit Policy” means the collective practices, policies and procedures of Purchaser regarding underwriting and account management, including (i) origination of Accounts and extension of credit (including underwriting, collections and fraud criteria), Credit Limit assignments, credit terms, annual percentage rates, fees, and all other terms of the Account Agreements; and (ii) and portfolio management terms.

“Credit Protection Products” means the products set forth in Schedule B of the Disclosure Letter and labeled “Credit Protection Products,” as may be modified from time to time, in accordance with the Program Related Agreements.

“Decline” has the meaning set forth in Section 4.5(d).

“Deferred Financing” means a promotional credit offer under which purchases of Merchandise may be financed at 0% interest (including through any installment sales), subject to any applicable terms of the offer.

“De Minimis Difference” has the meaning set forth in Section 13.5(c).

“Direct Marketing” means Sears’ business of promoting goods and services to Cardholders and Sears Customers through Sears Statement Inserts, Sears Solo Mailings, digest catalogues, continuity programs or otherwise.

“Disclosure Letter” means the Disclosure Letter being delivered by the parties in connection with this Agreement.

“Discover Processing Services” means the processing services for the Discover Card in Canada set forth in Schedule B of the Disclosure Letter.

“Disposed Stores” has the meaning set forth in Section 8.6(a)(i).

“Effective Date” means the Closing Date under the Purchase Agreement.

“Executive Committee” has the meaning set forth in Section 3.5.

“Excluded Financial Products” means the Third Party Insurance Products, the Membership Programs, SearsConnect and Direct Marketing.

“Fair Market Value” has the meaning set forth in Section 13.5(c).

“Financial Product Partners” means third parties with whom Sears or its Subsidiaries has contracted for such third parties to provide insurance in connection with Third Party Insurance Products.

“Financial Products” means the Credit Protection Products and any Additional Product designated as Financial Products pursuant to Section 4.5(a) and shall exclude each Excluded Financial Product.

“Financial Products Agreement” means the contract between a Financial Products Customer and the Purchaser or any of its Affiliates or third party providers, as provider of the Financial Products.

“Financial Products Customer” means a holder of any Financial Product.

“Financial Products Documentation” means any and all documentation relating to a Financial Product account, however stored or kept, including the Financial Products Agreements and any other written or electronic information relating to a Financial Product account.

“Financial Products Policy” means Purchaser’s practices, policies and procedures regarding the Financial Products, as the case may be.

“General Financial Services Products” means any financial services or products, deposit products, mortgage products, insurance products and services, credit protection products; for the avoidance of doubt, ATM machines (and any successor concept) shall not be considered General Financial Services Products hereunder; provided, that such definition shall not include New Payment Cards, Credit Cards, Merchandise, or any warranty, protection plan or insurance product relating to goods and services or any home warranty program.

“General Purpose Credit Cards” means Credit Cards that may be used to purchase goods and services from providers of goods and services in general (as distinguished from Credit Cards that may only be used to make purchases from one Person or category of Persons), and shall expressly exclude proprietary and other enterprise-specific credit cards (such as the Sears Proprietary Cards).

“Governmental Authority” means any government, parliament, legislature, or any regulatory authority, agency, commission, board or rulemaking entity of any government, parliament or legislature, or any court of (without limitation to the foregoing) and other law, regulation or rulemaking entity (including any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator).

“In-Store Payment” means a payment on or related to an Account made by a Cardholder (or any Person acting on behalf of such Cardholder) at a Store (other than through the internet).

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Independent Appraiser” means a nationally recognized investment banking firm or firm of chartered accountants that is experienced in the business of appraising Credit Card businesses or receivables, and that does not have a conflict with respect to its contemplated role and is not either party’s principal auditor(s).

“Initial Expiration Date” has the meaning set forth in Section 13.1.

“Intellectual Property” means all (i) copyrights, whether or not registered, and registrations and applications for registration thereof; (ii) Patents; (iii) Marks; (iv) common law and statutory trade secrets, inventions, whether or not patentable and whether or not reduced to practice; (v) technical and business information, including know-how, manufacturing and production processes and techniques, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential; (vi) Software; (vii) all licenses (including Software licenses, other than licenses for standard, readily-available Software programs) relating to the foregoing; and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present, and future infringement or breach on any of the foregoing.

“Interchange Fees” means the interchange fees or interchange reimbursement fees paid or payable to the Purchaser by the Card Association with respect to the Accounts, in the Purchaser’s capacity as a Credit Card issuer, and in connection with Cardholder usage of the Accounts.

“Law” means, with respect to any Person, property, transaction, event or course of conduct, all applicable laws, statues, rules, by-laws and regulations, regulatory policies and all applicable official directives, orders, judgments and decrees of Governmental Authorities or Card Association.

“Licensed Territory” means Canada.

“Licensing Agreement” means the Licensing Agreement by and among Sears and Purchaser, to be entered into at the Closing.

“Lien” means any mortgage, lien, pledge, assignment, charge, security interest, lease intended as security, title retention agreement, rights reserved in any Governmental Authority, registered lease of real property, hypothec, levy, execution, seizure, attachment, garnishment or other similar encumbrance and includes and contractual restriction which, if contravened may give rise to an encumbrance.

“Losses” means all out-of-pocket costs, damages, judgments, penalties, fines, losses and expenses, including reasonable attorneys’ fees, disbursements and court costs; provided, that “Losses” shall not include special, indirect, punitive or incidental damages or damages for lost profits or any other consequential damages or damages based on multiples or similar valuation techniques.

“Major Credit Event” means any Major Credit Event identified as such in the Credit Goals in Schedule A of the Disclosure Letter.

“Major Service Event” means any Major Service Event identified as such in the Credit Goals in Schedule C of the Disclosure Letter.

“Management Committee” has the meaning set forth in Section 3.1.

“Mark” means any trademark, brand, service mark, certification mark, trade, name, business name, slogan, logo, Internet domain name, or other indicia of origin, whether or not registered, and registrations and applications for registrations thereof.

“Marketing Budget” has the meaning set forth in Section 4.2(d).

“Marketing Plan” has the meaning set forth in Section 4.2(a).

“Membership Programs” means the fee-based loyalty membership programs described in Schedule D of the Disclosure Letter, as may be modified from time to time.

“Merchandise” means those goods and services (including wares, merchandise, products, accessories, delivery services, protection agreements, warranties, gift cards and gift certificates and shipping and handling) sold or rendered from time to time after the Effective Date by Sears, its Subsidiaries and Third Party Sears Merchants; it being understood that for purposes of any calculation of Merchandise amounts, all taxes applicable to sales of Merchandise shall be included.

“Merchant Agreement” means the Merchant Agreement, dated as of the Effective Date, by and between Sears and Purchaser, in the form attached as Exhibit A.

“Merchant Discount” means a discount rate generally applied against settlements due to a merchant for transactions with respect to the use of a Credit Card, which includes the Interchange Fee as well as any other transaction fees.

“More Favoured Program” has the meaning set forth in Section 5.1(a).

“New Business” has the meaning set forth in Section 8.5(a).

“New Intellectual Property” has the meaning set forth in Section 6.4.

“New Payment Cards” means any payment card, other than a Credit Card, that may be used to purchase Merchandise, (e.g., debit cards).

“New Portfolio” has the meaning set forth in Section 8.5(a).

“Operating Policies” has the meaning set forth in Section 2.1(b).

“Organizational Documents” means the articles of incorporation and by-laws (or any equivalent organizational documents) of a Person.

“Parent” means JPMorgan Chase & Co.

“Partner Merchants” means the Third Party Sears Merchants and the Third Party Non-Sears Merchants.

“Patents” means patents, patent applications, provisional applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all improvements thereto.

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

“Personal Information” means information about an identifiable individual or other information that is subject to any Privacy Law.

“Post-Termination Period” has the meaning set forth in Section 13.6(b).

“Privacy Laws” means any Law relating to the collection, use, storage and/or disclosure of information about an identifiable individual, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation.

“Program” has the meaning set forth in Section 2.1(a).

“Program Period” has the meaning set forth in Section 4.2(a).

“Program Plans and Policies” means the (i) Marketing Plan; (ii) Credit Policy; (iii) Servicing Policy; and (iv) Financial Products Policy.

“Program Products” means, as of any date, the then-existing Sears Proprietary Cards, Sears Co-Branded Cards, Financial Products and any Additional Products that have been approved in accordance with this Agreement.

“Program Related Agreements” means this Agreement, the Disclosure Letter, the Licensing Agreement and the Merchant Agreement.

“Proprietary Account” means an Account originated under this Agreement, or an Acquired Account, with respect to a Sears Proprietary Card.

“Prospect Data” has the meaning set forth in Section 4.6(a).

“Purchase Agreement” has the meaning set forth in the recitals hereto.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Licensed Marks” has the meaning set forth in Section 6.2.

“Purchaser Material Adverse Effect” means any change, event or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, assets, financial condition, or results of operations of Purchaser (which shall include Purchaser’s or Parent’s failure to maintain a senior unsecured long-term debt rating of at least A-from Standard & Poor’s Ratings Services and at least A3 from Moody’s Investors Service, Inc.); or (ii) the ability of Purchaser to consummate the transactions contemplated by, or to perform its obligations under, the Program Related Agreements.

“Purchaser Policy” means Purchaser’s then-current policies regarding the production and use of personal information.

“Repurchase Agreement” has the meaning set forth in Section 13.5(d).

“Repurchase Closing Date” has the meaning set forth in Section 13.4(b).

“Repurchase Option” means Sears’ option to purchase the Sears Repurchase Assets, as set forth in Section 13.5(a).

“Repurchase Price” has the meaning set forth in Section 13.5(c).

“Rewards Programs” means the programs for each of the Sears Proprietary Card and Sears Co-Branded Card set forth in Schedule E of the Disclosure Letter, as may be amended or replaced from time to time.

“Sales Taxes” has the meaning set forth in Section 14.19.

“Scheduled Repurchase Price” has the meaning set forth in Section 13.5 of the Disclosure Letter.

“Sears” has the meaning set forth in the preamble hereto.

“Sears Billing Messages” has the meaning set forth in Section 4.4(c).

“Sears Card Events” means sales promotion events during which Sears offers discounts on credit purchases available only to customers with a Sears Credit Card (e.g., double reward points).

“Sears Co-Branded Card” means the Sears MasterCard issued pursuant to an Account; provided, that “Sears Co-Branded Card” shall include any additional credit card that may, from time to time, be an Additional Product that is designated by Sears and Purchaser as a “Sears Co-Branded Card” pursuant to Section 4.5(a).

“Sears Competitors” means a (i) retailer in Canada selling general merchandise with a network of 20 stores or more, or (ii) a business providing home services with revenues greater than $25 million.

“SearsConnect” means the sale of long distance plans, wireless, Internet, high-speed Internet, voice over Internet Protocol (VOIP) and paging services and any other telecommunications business conducted from time to time by SearsConnect Inc. or its Subsidiaries and all Sears Credit Card usage associated therewith.

“Sears Credit Card” means a Sears Proprietary Card or a Sears Co-Branded Card.

“Sears Customers” means customers of Sears, any of its Subsidiaries or Third Party Sears Merchants.

“Sears Fees” has the meaning set forth in Section 7.1.

“Sears Licensed Marks” has the meaning set forth in the Licensing Agreement.

“Sears Policy” has the meaning set forth in Section 4.6(a).

“Sears Proprietary Card” means the Sears Card, which is the proprietary credit card for purchases of Merchandise issued to Sears Customers pursuant to an Account; provided, that “Sears Proprietary Card” shall also include any additional Credit Card that may, from time to time, be an Additional Product that is designated by Sears and Purchaser as a “Sears Proprietary Card” pursuant to Section 4.5(a).

“Sears Repurchase Assets” has the meaning set forth in Section 13.5(a).

“Sears Solo Mailings” has the meaning set forth in Section 4.4(b).

“Sears Statement Inserts” has the meaning set forth in Section 4.4(a).

“Sears Transaction Data” means any Personal Information and transaction and experience information collected by or on behalf of Sears or its Subsidiaries in connection with the purchase or return of Merchandise.

“Securitization Transaction” means (i) the securitization transactions and all related documentation existing on the Effective Date between Sears, Sears Bank Canada and SCORE Trust, and (ii) any securitization transactions entered into after the Effective Date by the Purchaser and others on terms and conditions similar to the securitization transactions referred to in clause (i) subject to prevailing market conditions at the time such transactions are entered into.

“Senior Officers” has the meaning set forth in Section 14.22(a).

“Service Standards” means the quality and service standards, respectively, applicable to the provision or performance of the Servicing Policy, that are set forth in Schedule C of the Disclosure Letter.

“Servicing Policy” means the collective practices, policies and procedures of Purchaser regarding servicing of Accounts (including customer service, billing, collection and other activities, but excluding the Credit Policy), as the same may from time to time be in effect.

“Software” means computer software, including all programs and applications (whether in object code, source code or other form) and documentation related thereto.

“Solicitation Materials” means the advertisements, brochures, applications, marketing materials, telemarketing scripts, Internet writings, billing envelopes and other written, electronic or recorded materials relating to the Program, including point of sale displays, television advertisements, radio advertisements, Internet advertisements and other advertisements for such Program, the Sears Credit Cards or Financial Products in any media, and any other solicitation materials sent to Cardholders, Financial Products Customers or other Persons relating to the Program.

“Stores” means the stores operated by Sears or its Subsidiaries from time to time (including licensee departments within). The term “stores” above shall also include any location or operation that sells goods and services by mail order, door-to-door or over the telephone or Internet (including through third party Internet portals to which one or more of the aforementioned Stores operated by Sears are linked), including www.sears.ca.

“Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are beneficially owned directly or indirectly; or (ii) that does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other Person is now or hereafter beneficially owned, directly or indirectly, by such Person, but such other Person shall be deemed to be a Subsidiary only so long as such beneficial ownership or control exists.

“Successor” means, with respect to any party, any successor, including any surviving or resulting corporation in a merger or consolidation or any receiver, debtor in possession, trustee, conservator or similar Person with respect to such party or such party’s assets.

“Term” means the initial term and any renewal term, subject to earlier termination under Section 13.2 or 13.3 or extension under Section 13.6.

“Termination Date” has the meaning set forth in Section 13.4(a).

“Third Party Insurance Products” means the insurance products set forth in Schedule D of the Disclosure Letter, as may be modified from time to time.

“Third Party Non-Sears Merchants” means merchants that accept a Sears Proprietary Card for purchases of goods and services offered by such merchants and who are not licensees of Sears in connection with the sale of their goods and services; the list of such Persons as of the date hereof is set forth in Schedule F of the Disclosure Letter, under the caption “Third Party Non-Sears Merchants.”

“Third Party Sears Merchants” means any third party licensee of Sears which has entered into an agreement with Sears or any of its Subsidiaries pursuant which such third party may accept payment with any Sears Proprietary Card; the list of such Persons as of the date hereof is set forth in Schedule F of the Disclosure Letter, under the caption “Third Party Sears Merchants.”

“Transition Services Agreement” means the Transition Services Agreement by and between Sears and Purchaser, to be entered into at the Closing.

“Transfer” means any transfer, sale, assignment, conveyance, issuance, license, sublicense or other disposal or delivery, including by merger, consolidation, dividend or distribution, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise.

“Vendor” has the meaning set forth in Section 14.19.

1.2 Construction. References in this Agreement to any gender include references to all genders, and references in this Agreement to the singular include references to the plural and vice versa. Unless the context otherwise requires, the term “party”, when used in this Agreement, means a party to this Agreement; the term “party”, when used to refer to a party other than Purchaser, means Sears. References in this Agreement to a party or other Person include their respective Successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules, if any, shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. References in this Agreement and the Disclosure Letter to amounts or dollars shall be deemed to be references to Canadian dollars.

ARTICLE II

THE PROGRAM

2.1 Establishing the Program.

(a) Sears Bank agrees that on the Effective Date it will cease issuing Sears Credit Cards. Sears and Purchaser hereby establish in the Licensed Territory the program (the “Program”), on the terms and conditions set forth in the Program Related Agreements, pursuant to which (a) Purchaser shall directly or through one or more of its Affiliates that are Subsidiaries of the Parent offer, issue and service, as payment for Merchandise (and other good and services, in the case of Third Party Non-Sears Merchants), Sears Credit Cards in compliance with the purchase authorization and other operating procedures set forth in the applicable merchant agreement, and Sears shall accept, and cause its Subsidiaries to accept the same; (b) Purchaser shall directly or through one or more of its Affiliates (that are Subsidiaries of the Parent) offer, provide and service Financial Products; and (c) Purchaser shall offer, provide and service any Additional Products, in each case to Sears Customers, Cardholders and Financial Products Customers; it being understood that the term “Program” shall not refer to any business of Sears that was not purchased by Purchaser pursuant to the Purchase Agreement (e.g., merchandising and real estate operations and Excluded Financial Products) and that nothing in this Agreement shall infringe on the right of Sears or its Affiliates to conduct all aspects of their respective businesses in their sole discretion, including their right to close, sell or convert one or more existing Stores. All Acquired Accounts and Financial Products being provided by Sears as of the Effective Date are deemed provided under the Program. Purchaser will continue to provide the Sears Credit Cards and to provide or offer Financial Products on terms similar in all material respects to the current terms of such products and programs (including as modified by the Program Related Agreements), unless and until such terms are modified or superseded in accordance with the Program Related Agreements.

(b) On the Effective Date, Sears shall continue to operate under existing Store operating policies relating to credit operations (“Operating Policies”), provided that Sears may in its discretion change such policies at any time thereafter. In the event that Sears desires to change its Operating Policies in a manner that it reasonably believes would likely have a materially adverse impact on the Program (taking into account any benefits to be derived from replacement policies), it shall notify the Management Committee for its discussion, provided that such notice does not have to precede the action and the Management Committee shall not have any approval or veto rights over such proposed actions. In the event such changed Operating Policies have caused the failure of Purchaser to meet the standards set forth in the Credit Goals and Service Standards (and similar standards, if any, set forth in the Agreement) (the “Applicable Standards”), then Purchaser’s obligations to make payments (and Sears’ termination rights with respect to Major Credit Events or Major Service Events) shall be temporarily suspended and the parties (either through the Management Committee or otherwise) agree (i) for a period of 30 days to discuss in good faith ways to amend, revise or adopt Operating Policies or the business practices of the Purchaser that would permit Purchaser to meet the Applicable Standards or (ii) if the parties cannot agree on such amendment, revision or adoption, to determine as soon as reasonably practicable (but in no event later than 30 days later) amendments to the Applicable Standards that are needed as a result of the change in Sears Store operating policies.

2.2 Exclusivity. (a) Unless Purchaser agrees otherwise in writing or as contemplated by Sections 8.5 or 4.5, or Article XIII, during the Term, Sears and its Subsidiaries shall not by themselves or in conjunction with others, directly or indirectly offer or issue, or enter into agreements providing for the marketing, offering or issuing, of any Credit Card; provided, however, that, nothing herein shall prohibit Sears and its Subsidiaries from engaging in any of the following activities: (i) providing credit to Merchandise vendors; (ii) accepting third party Internet payment services for the purchase of goods and services; (iii) entering into or maintaining agreements for a Sears company purchasing card (including fleet cards); (iv) entering into agreements to provide payroll and reimbursement cards for Sears employees; and (v) offering Excluded Financial Products and carrying on business associated therewith. Notwithstanding anything to the contrary contained herein, there shall be no limit on the ability of Sears or its Subsidiaries to (A) partner with any Person with respect to redemption of such Person’s rewards program points for Merchandise provided that the relationship does not result in a material adverse effect on the Program (considered in the aggregate) unless prior to the commencement thereof, the Management Committee has expressly authorized such activity; (B) accept any credit card product or other payment method as payment for Merchandise; (C) offer or accept in any way any gift card; (D) offer for sale as Merchandise any card, other than a Credit Card, or product (e.g., prepaid phone cards) that is generally sold at retail; (E) operate any asset existing on the Effective Date that was not purchased by Purchaser pursuant to the Purchase Agreement.

(b) Unless Sears agrees otherwise in writing, Purchaser and its Affiliates shall not (i) directly or indirectly (including on behalf of other Persons) target Sears Customers or solicit Cardholders or Financial Products Customers for any product (including any Credit Cards, General Financial Services Products or retail merchandise and services not provided by Sears and its Subsidiaries) that is not a Program Product or (ii) use any Cardholder Information, or any other information obtained from Sears or its Affiliates in connection with the Program, for any purpose other than to carry out its obligations in connection with the Program, or as otherwise permitted herein, and shall not use such information to engage in any marketing efforts. Notwithstanding anything to the contrary contained herein, Purchaser may advertise or market other Credit Cards, products, and services to persons whose names appear on lists obtained by Purchaser from other sources including from Purchaser’s other co-brand and affinity card relationships, provided that no Cardholder Information or other information obtained in connection with the Program was used as one or more criteria for inclusion on such lists.

2.3 Transfer of Program Assets. Unless Sears agrees otherwise in writing, Purchaser shall not Transfer or agree to Transfer to any third party all or any portion of the assets that constitute the Sears Repurchase Assets at any given time, other than bad debt sold to collection agencies in the ordinary course of business; provided, however, that, Purchaser may (i) securitize the Accounts or the Accounts Receivables included therein pursuant to a Securitization Transaction and (ii) sell real property, equipment, furniture, fixtures and other tangible personal property that is not reasonably needed to conduct the Program.

2.4 Securitization. Despite any other provision of this agreement, nothing in this Agreement shall restrict or prohibit the Purchaser and its Affiliates from entering into and performing its obligations and exercising its rights under Securitization Transactions.

ARTICLE III

GOVERNANCE

3.1 Management Committee. The ongoing operations of the Program shall be reviewed by a Management Committee (the “Management Committee”), whose decisions (on matters on which the Management Committee has authority to act) shall be binding on Purchaser and Sears. The Management Committee shall consist of ten members (and any number of additional observers as the parties may agree), with five members appointed by each of Sears and Purchaser and reasonably acceptable to the other. Each party shall have the right to remove or replace its appointees for any reason at any time, and to fill any vacancy with respect to any of its appointees. The Management Committee may appoint one or more subcommittees and special committees to assume specific responsibilities. The initial membership of the Management Committee is set forth in Section 3.1 of the Disclosure Letter.

3.2 Program Considerations. The Management Committee shall, in undertaking its responsibilities hereunder, further the following guiding principles:

(a) increasing the overall level of customer satisfaction experienced by Cardholders;

(b) creating a successful, growing proprietary card program and a successful, growing co-branded card program;

(c) increasing Sears Credit Card penetration and credit share among Sears Customers;

(d) providing a high-level brand experience and quality of service for Cardholders, Financial Products Customers and Sears Customers;

(e) supporting Sears’ efforts to increase sales of Merchandise and to increase the level of credit sales and overall profitability with respect thereto;

(f) providing credit to Sears Customers at approval and authorization rates and on terms consistent with the Credit Goals;

(g) working together to develop new and enhanced financial products and services that combine the services and capabilities of both Purchaser and Sears so as to increase profitability for each of the parties; and

(h) to ensure that the Program and all related activities are at all times conducted in a safe and sound manner and in accordance with all applicable Law.

3.3 Responsibilities of Management Committee. The Management Committee shall have primary responsibility for reviewing the ongoing operation of the Program and for any other item that, pursuant to any express provision of the Program Related Agreements, requires its action, including:

(a) Monthly review of the ongoing operation of the Program, including:

(i) significant changes to Account Documentation;

(ii) new Account approval and authorization rates;

(iii) monitoring actual marketing results as compared to milestones and expectations;

(iv) reviewing services, products and marketing activities which compete with the Program;

(v) identifying the implications of market trends;

(vi) resolving issues between Sears and Purchaser relating to the Program;

(vii) discussing major systems projects, including changes to Sears’ point of sale systems;

(viii) reviewing and evaluating results of credit promotions;

(ix) monitoring Purchaser’s performance relative to confidentiality, the Service Standards, credit sales volume and credit penetration;

(x) monitoring to ensure that all electronic interfaces (e.g., web site design, electronic communication) with Cardholders and Financial Products Customers are consistent with the principles of the Program Related Agreements;

(xi) monitoring Purchaser’s systems reliability; and

(xii) monitoring collection activities and results as well as customer issues arising from collection practices;

(b) Establishment by November 1 of each year of the next calendar year’s schedule of monthly meetings;

(c) Adoption of the Marketing Plan in accordance with Section 4.2 and reviewing and approving changes thereto;

(d) Adoption of the Business Plan in accordance with Section 4.1 and reviewing and approving changes thereto;

(e) Approving Additional Products or enhancements to Program Products proposed to be offered in accordance with Section 4.5 and setting any special rules for the inclusion of such products in the Sears Repurchase Assets or any other terms of such products (including purchase rights under Section 8.6 and 13.5);

(f) Resolving any dispute between the parties as to what constitutes a successor Financial Product for purposes of Section 4.5(a) and Section 7.1;

(g) Approving any changes to the Account Terms;

(h) Reviewing and evaluating product development; and

(i) Reviewing and monitoring Sears’ and Purchaser’s activities in support of the Program.

3.4 Management Committee Procedures. The Management Committee shall hold regular monthly meetings. Special meetings may be held when scheduled by a prior act of the Management Committee or when called by delivery of at least five Business Days’ prior written notice by either party (which written notice may be waived by one representative of each of Sears and Purchaser). Any such notice must specify the purpose, time and place of the special meeting. Meetings shall preferably be held in person but may also be held by telephone or video conference call. The location of meetings in person shall be agreed to by Sears and Purchaser but shall be in Canada. The parties will appoint a Chairman of the Management Committee (who shall not have any additional votes), with the right to appoint a Chairman for six month periods to rotate between Sears and Purchaser. The members of the Management Committee will adopt such other rules for the conduct of meetings as are agreed upon from time to time. The representatives of each of Sears and Purchaser shall be entitled, collectively, to one vote with respect to all matters to be voted upon by such committee. Any one of the representatives of Sears and of Purchaser may cast the vote allocated to the entity or entities represented by them, in the manner determined by such representatives. The presence of one representative of each party shall constitute a quorum for meetings of the Management Committee. Any matter requiring approval of the Management Committee shall require the affirmative vote of the authorized representatives of each of the parties represented on the Management Committee. The Management Committee shall keep written records of all matters discussed and approved by it, which shall be reviewed and approved by a designated representative of each of the parties. Notwithstanding anything to the contrary contained herein, Purchaser and Sears shall cause their appointed members to vote in accordance with such party’s obligations under the Program Related Agreements.

3.5 Executive Committee. The strategic direction of the Program shall be subject to the review of an executive committee (the “Executive Committee”). The Executive Committee shall be responsible for (i) periodically reviewing the Program; (ii) setting and reviewing strategy for the Program; (iii) overseeing competitive positioning of Program information systems support and strategy; (iv) reviewing fundamental changes in the operation of the Program; and (v) all other matters that the parties agree should be reviewed by the Executive Committee. The Executive Committee shall consist of eight members, with four members appointed by each of Sears and Purchaser and reasonably acceptable to each other. Each party shall have the right to remove or replace its appointees for any reason and at any time, and to fill any vacancy with respect to its appointees. The initial Executive Committee for the Program is set forth in Section 3.5 of the Disclosure Letter. The Executive Committee shall meet (in person or by telephone or video conference) at least twice every year or at such other intervals and at places in Canada as may be decided by the members of the Executive

Committee; provided, that either Sears or Purchaser may call a meeting of the Executive Committee by delivery of at least 30 Business Days’ prior written notice to the other party (which written notice may be waived by one representative of each of Sears and Purchaser). containing the purpose, time and place of the meeting. The parties will appoint a Chairman of the Executive Committee (who shall not have any additional votes), with the right to appoint a Chairman for six month periods to rotate between Sears and Purchaser. The members of the Executive Committee shall adopt such other rules for the conduct of meetings as are agreed upon from time to time. The Executive Committee shall be subject, mutatis mutandis, to the same voting and records provisions of the Management Committee set forth in Section 3.4 above.

3.6 Committee Deadlocks. If the Management Committee is unable to reach agreement on any matter, either Purchaser or Sears may refer the matter to the Executive Committee for further consideration. If the Executive Committee cannot resolve a matter that requires approval for the continued operation of the Program (for example, approval of the Marketing Plan; an example of an item that would not be included are the matters set forth in Section 3.3(e), which are enhancements to the Program but are not required for the continued operation of the Program) or any matter that is subject to its authority under Section 3.5, either Purchaser or Sears may refer the matter for further consideration in accordance with Section 14.22. Until any such disagreement with respect to the Program Plans and Policies or the Business Plan is resolved, Sears and Purchaser shall continue to conduct their activities in conformity with the then-existing Program Plans and Policies or Business Plan, as applicable. Any resolution of any matter that is taken by the Executive Committee or by the escalation procedures set forth in Section 14.22 shall be deemed to have been approved by the Management Committee.

ARTICLE IV

MARKETING

4.1 Business Plan. No later than September 30 of each year, Sears and Purchaser shall jointly develop an annual (or longer, if determined by the Management Committee) business plan (the “Business Plan”) for the Program, in substantially the form set forth in Section 4.1 of the Disclosure Letter or such other form as may be approved by the Management Committee, which shall in each case describe strategies for growth of the Program and include detailed projected financial statements, capital expenditures and systems improvement plans and the historical and projected funding needs for the Program (including the Marketing Budget), and shall include any potential impact on Sears’ point of sale systems.

4.2 Marketing Plan Development. (a) For each six-month period commencing on January 1 and July 1 during the Term (each, a “Program Period”), Purchaser and Sears shall jointly develop a marketing plan (addressing the subject matter set forth in, and in substantially the form of, Section 4.2 of the Disclosure Letter) containing their agreements relating to the marketing of the Program in that Program Period (a “Marketing Plan”). The Marketing Plan for each six-month period shall be approved by the Management Committee no later than three months prior to the start of such Program Period. The Marketing Plan shall be the responsibility of the Management Committee, which shall assess the success of the Marketing Plan at its monthly meetings and shall agree to such changes to the Marketing Plan throughout the remainder of the Program Period that the Management Committee agrees may be necessary or desirable.

(b) Subject to Section 4.4 hereof, Sears and Purchaser shall conduct the Program marketing activities in conformity with Sears’ existing marketing practices until a Marketing Plan is adopted and such existing Sears marketing practices, as adjusted pursuant to the Program Related Agreements, are superseded.

(c) The Marketing Plan shall contain the details of the Program marketing to be conducted during the relevant Program Period, including the parties’ respective plans regarding the contemplated frequency, timing, size and methods of marketing to be conducted and their respective objectives and commitments with respect to generating new Accounts and Financial Product sales through the various distribution channels envisioned by the Marketing Plan. Sears and Purchaser shall conduct marketing to generate Accounts and Financial Products sales in accordance with the Marketing Plan, to promote usage of the Accounts and generate Program credit sales, and to drive increased sales of Merchandise and credit share. Each Marketing Plan shall also, among other things, contain details relating to (i) the desired distribution of Accounts between Proprietary Accounts and Co-Branded Accounts, including any decision to market the Sears Proprietary Card to holders of the Sears Co-Branded Card or vice-versa, including through substitution campaigns and “companion cards” campaigns (each of which shall not be undertaken unless approved by the Management Committee) and all marketing efforts in furtherance thereof, (ii) the marketing of Financial Products and (iii) any proposed enhancements or changes to the Rewards Program.

(d) Each Marketing Plan shall also contain Purchaser’s marketing budget for such Program Period (the “Marketing Budget”), including for the items described in Section 4.5(a). Purchaser’s minimum commitment for each Program Period to promote and market the Program (which shall not include the financial obligations of Purchaser that are separately identified in this Agreement or any Program Related Agreement, e.g., the Sears Fees), shall be set forth in the applicable Marketing Budget, and shall be no less than Sears’ current levels as set forth in Section 4.2 of the Disclosure Letter. The Marketing Budget shall be used solely in connection with the Program and Sears retail and related promotions. All communications with Sears Customers will be coordinated with Sears in the context of Sears marketing communication plans with respect to such customers.

4.3 Solicitation Materials. All Solicitation Materials shall prominently display Sears Licensed Marks (or, in the case of non-written Solicitation Materials, shall identify Sears) in the manner provided in the then-current Marketing Plan, and may include such endorsements by Sears as Sears shall approve. However, no Solicitation Materials will indicate or imply that Purchaser is not the sole owner of the Accounts Receivables generated through the use of Accounts, or that the parties to the Cardholder Agreement are other than the Cardholder and Purchaser. All of Purchaser’s Solicitation Materials shall be consistent with the Marketing Plan and approved by the Management Committee.

4.4 Additional Marketing to Cardholders and Financial Products Customers. (a) Sears may advertise and promote Sears, its Affiliates, Merchandise or third party products or services by including promotional materials regarding Sears or such Merchandise or goods and services in the mailings accompanying Account and Financial Product billing statements (the “Sears Statement Inserts”), and shall pay Purchaser’s Cost to produce such Sears Statement Inserts. Sears shall have exclusive access to and may use for solicitation purposes all of the space available for statement inserts in each billing statement; provided, that Purchaser shall have access to one statement per calendar quarter (or such other greater number as Sears may in its sole discretion decide) in order to promote at its discretion the Program, Financial Products, or Additional Products. Sears shall conform to all customary standards and requirements of Purchaser in connection with the size and weight requirements for Sears Statement Inserts. Notwithstanding the foregoing, Purchaser shall not be required to add additional Sears Statement Inserts (beyond what is currently Sears’ practice) that would require additional mail postage, unless Sears agrees to assume the costs related to such additional postage. Notwithstanding the forgoing, any statement inserts required by Law shall receive priority over any other inserts described herein.

(b) Sears may, at its own expense, from time to time send individual pieces of direct mail or electronic communications (such as e-mail newsletters) (collectively, “Sears Solo Mailings”) to Cardholders or Financial Products Customers. Purchaser shall, for the purpose of conducting a Sears Solo Mailing, provide a current list of Cardholders or Financial Products Customers to Sears, or to a mail house or agent designated by Sears, in electronic form or such other standard format as Sears may reasonably request; provided, that if Sears receives any such information from Purchaser it shall not share such information with its Financial Partners to the extent doing so will be in violation of the Bank Act (Canada) and the Purchaser could be held liable for such act.

(c) Subject to Section 4.7 (and in particular 4.7(1)) for all Accounts and Financial Products, Sears shall have exclusive access to, and may use all of the space that is reasonably available on the billing statements and billing envelopes, including the space on the billing envelope that is commonly referred to as the “bangtail” (which Purchaser shall include on all billing envelopes) to advertise and promote Sears, its Affiliates, Merchandise or third party products or services (“Sears Billing Messages”), and shall pay Purchaser’s Cost to produce the “bangtail.” In the event Purchaser issues any electronic billing statements for Sears Credit Cards or Financial Products, the parties agree that Sears shall have access consistent with that set forth in Sections 4.4(a) and (c) above. Notwithstanding the forgoing, any statement messages required by Law or deemed necessary by Purchaser in its reasonable discretion to communicate delinquency, overlimit, adverse action, or similar information to Cardholders, shall receive priority over any messages described herein.

(d) Purchaser shall cooperate with Sears to make available to Sears, at a level no less than Sears’ current practices and at Purchaser’ expense, taped, live and VRU interface promotional messages (as well as responses to customer inquiries) regarding Merchandise, Excluded Financial Products, in-Store special sales and marketing events in call center communications with Cardholders and Financial Products Customers to promote Merchandise, Excluded Financial Products, in-Store special sales and marketing events, and Sears and Purchaser shall cooperate to train Purchaser’s personnel in connection therewith. Purchaser agrees that personnel performing the foregoing function shall use the same efforts in performing such functions, and offer the same quality of service and priority in connection therewith, as is used and offered in connection with the promotion of Program Products, such as Financial Products.

(e) With respect to any information under this Agreement that is required to be shared by Purchaser with Sears, Purchaser will, at Sears’ request, feed such data directly into Sears’ data warehouses (or a successor system designated by Sears), or provide such data in another standard format reasonably acceptable to both parties.

4.5 Additional Products and Enhancements. (a) At the request of Purchaser or Sears, the parties shall cooperate in good faith, through the Management Committee, to research, evaluate and design (i) new (i.e., other than existing Program Products) Credit Cards, General Financial Services Products or New Payment Cards to be offered to Cardholders or other Sears Customers, other than any product that (i) is covered by the exceptions to the exclusivity provisions of Section 2.2(a), (ii) is an Excluded Financial Product and (iii) is a successor Financial Product (any dispute over whether a product is a successor product shall be resolved by the Management Committee) (such new products, “Additional Products”) by or through Purchaser including the following possible products: (A) “gold” cards, “platinum” cards and similar products; (B) mortgage products; and (C) installment loans (other than Deferred Financing); and (ii) enhancements to the Program Products. Each Marketing Budget shall include the amount to be spent to research and evaluate possible Additional Products and enhancements to the Program Products during the Program Period with which such Marketing Budget is associated. All such proposals for Additional Products and enhancements, and related research, studies, reports and surveys, shall be evaluated by the Management Committee in order to identify a reasonable allocation of the risks, costs and benefits of the Additional Products and enhancements to the Program Products between Sears and Purchaser. In the event an Additional Product is approved in accordance with Section 3.3, Sears and Purchaser shall designate whether such Additional Product is a “Sears Proprietary Card,” a “Sears Co-Branded Card” or a “Financial Product,” if applicable, and shall amend the Program Related Agreements (including any Exhibits or Schedules thereto) and the Licensing Agreement, if necessary, to provide for such Additional Product, including with respect to additional payments to be made to Sears under Article VII.

(b) In the event that Sears proposes in writing to the Management Committee an Additional Product, and after undertaking the research, evaluation, and design process contemplated by Section 4.5(a), if Purchaser (including through its representatives on the Management Committee or Executive Committee) (i) declines to provide a positive response to such proposed Additional Product, within 45 days of such proposal or such longer period of time as is deemed to be reasonable by the Management Committee taking into consideration the complexity of the product and the extent of necessary operational changes and system development or (ii) Purchaser does not enter into an agreement for the provision of such product as promptly as commercially reasonable following a positive response, Sears shall have the right to provide such proposed Additional Product to Sears Customers, Cardholders, Financial Products Customers and holders of Excluded Financial Products by itself or through third parties outside the Program (which, for the avoidance of doubt, shall not be deemed to violate any provision of the Program Related Agreements).

(c) Sears may, by itself or through a third party, offer a source of credit, including through the issuance of Credit Cards, to those Sears Customers whose application for credit have been declined by Purchaser or who are otherwise not eligible for credit under the Credit Policy (each, a “Decline”); provided, however, that any such offer may only be made to a Person after such Person has become a Decline. Sears shall (i) develop and market the source of credit in a manner that would not be reasonably expected to create consumer confusion between such product and Sears Credit Cards; and (ii) shall not promote such products in the Stores. Sears agrees that applications for such alternative credit product shall be separate from the applications for Sears Credit Cards, and shall only be accessible or distributed to Declines. In the event Sears elects to offer such source of credit, Sears and Purchaser shall cooperate to establish a mechanism, consistent with Law, for Purchaser to promptly provide to Sears or a designated third party, at no additional cost (other than de minimis costs) to Purchaser, all information in possession of Purchaser necessary to provide such source of credit.

4.6 Data Ownership and Use. (a) Subject to applicable Law and to Sears’ and its Subsidiaries’ then-current policies regarding protection and use of customer information (the “Sears Policy”), Sears shall make available, on a monthly basis, at Purchaser’s request and reimbursement of Sears’ data processing expense, information, including the names and addresses, telephone numbers and, as available, other information (including e-mail addresses), of Sears Customers who are not Cardholders or Financial Products Customers, in electronic or another standard format, subject to such criteria as may be mutually agreed upon, for purposes of soliciting such Sears Customers for Sears Credit Cards and Financial Products (“Prospect Data”). Notwithstanding any other provisions hereof, under no circumstances shall Sears be obligated to take any action, including providing any information, if such action would be contrary to applicable Law or to Sears Policy. Purchaser agrees that any solicitations conducted using Prospect Data shall be performed in all respects in accordance with applicable Law, the Sears Policy and the Licensing Agreement. The Prospect Data made available to Purchaser under this Section 4.6(a) shall remain the property of Sears, and Purchaser shall have no right to use such data, except as expressly set forth in this Agreement.

(b) Subject to Section 4.7, Purchaser shall conduct for Sears in each calendar year, in each case at Sears’ election, up to four Merchandise marketing programs (and a reasonable number of test marketing efforts) using all or such portion of Purchaser’s customer database as Sears may elect; provided, that Sears shall reimburse Purchaser’s Cost in connection with the foregoing. Any data made available by Purchaser under this Section 4.6(b) shall remain the property of Purchaser, and Sears shall have no right to use such data, except as expressly set forth in this Agreement. Any data generated through any marketing programs conducted by or on behalf of Sears and its Subsidiaries shall be owned by Sears, and Purchaser shall have no right to use such data.

(c) Purchaser shall be the sole and exclusive owner of:

(i) any credit bureau report obtained by or on behalf of Purchaser pertaining to a Cardholder, any credit scoring and decision information, any analyses of credit quality and credit risk, analyses prepared for the purpose of fraud or suspicious activity monitoring or any other similar analyses prepared by or on behalf of Purchaser and maintained in Purchaser’s credit file pertaining to a Cardholder; and

(ii) all Cardholder Information, including all Personal Information collected by or on behalf of Purchaser in connection with Account Applications or applications for Financial Products (subject of Section 4.6(d)); provided, that in no event shall Purchaser utilize such information for a purpose that would reasonably be expected to have a material adverse effect on the Program, in connection with any activity inconsistent with this Agreement, including Section 2.2 hereof, or in any manner that competes directly with the marketing or sale of Merchandise; provided, further, that Purchaser shall disclose such information to Sears and Sears and its Affiliates may (A) use the information described in this Section 4.6(c)(ii) and (B) share the information described in this Section 4.6(c)(ii) with Financial Product Partners and Partner Merchants for marketing and servicing purposes.

(d) Sears shall own all Sears Transaction Data; provided, that in no event shall Sears utilize such information for a purpose that would reasonably be expected to have a material adverse effect on the Program, in connection with any activity inconsistent with this Agreement, including Section 2.2 hereof, or in any manner that competes directly with Purchaser’s Credit Card products.

(e) Purchaser shall, from time to time, provide such notices to, and seek consents from, Cardholders, Declines and Financial Products Customers as shall be necessary to permit Purchaser to perform its obligations under this Agreement, including with respect to the collection, use and disclosure of any Personal Information. Purchaser will make available to Sears its forms used from time to time for the obtaining of consents under Privacy Laws, including the consents of Cardholders, Declines and Financial Products Customers.

(f) Sears and Purchaser may request the other to forward any information to which it is entitled hereunder to a third party processor that is bound by confidentiality and information privacy agreements no less restrictive than those set forth in Article IX and applicable Law and that acts under a written agreement to distribute such information at the request of Sears or Purchaser, as the case may be.

(g) Nothing in this Agreement shall prohibit Purchaser or its Affiliates from using Cardholder Information in connection with the marketing, pricing or placement of any securitization transaction contemplated under Section 2.3, subject to applicable Law.

4.7 Compliance with Privacy Laws.

(a) Neither Purchaser nor Sears shall make or permit any disclosure or use of any Personal Information of Cardholders, Financial Products Customers or Sears Customers, other than as permitted by this Agreement and applicable Laws. Each of Sears and Purchaser shall be responsible for complying with all Privacy Laws applicable to its activities in relation to the conduct of the Program, and each party shall bear its own costs of such compliance.

(b) Purchaser will collect, use, store, disclose, dispose of and otherwise handle Prospect Data in accordance with the Sears Policy and applicable Laws and solely for the purposes permitted by this Agreement. Sears will collect, use, store, disclose, dispose of and otherwise handle Cardholder Information in accordance with applicable Laws and solely for the purposes permitted by this Agreement.

(c) If Purchaser or Sears is required to disclose Prospect Data or Cardholder Information, respectively, in connection with any judicial proceeding or government investigation, then the party required to make the disclosure will, to the extent permitted by applicable Laws, promptly notify the other party and allow it a reasonable time before such disclosure is required to seek a protective order from the appropriate Governmental Authority. Thereafter, the party required to make the disclosure may disclose such Cardholder Information or Prospect Data, as the case may be, but only to the extent required by applicable Laws and subject to any applicable protective order.

(d) Purchaser and Sears will each restrict access to Prospect Data or Cardholder Information, respectively, to those of its and its Affiliates’ employees and employees of vendors who have a legitimate business need for such data for the purposes permitted by this Agreement, and who have agreed to handle such data in accordance with the terms of this Agreement.

(e) Purchaser and Sears will each refer to the other all requests for access to Prospect Data or Cardholder Information, respectively, and will respond to any such request only by making reference to such referral. If Purchaser or Sears is required by any Privacy Law to provide to an individual Prospect Data or Cardholder Information, respectively, that is in its possession or control, upon request to the other party and subject to reasonable prior notice, the other party will provide such Cardholder Information or Prospect Data, as the case may be, and will meet any deadlines for such provision required to enable the requesting party to comply with any deadlines applicable to the provision of such Cardholder Information or Prospect Data, as the case may be, under such Privacy Laws. In addition, at the other party’s request, Purchaser or Sears will update, correct or delete Prospect Data or Cardholder Information, respectively, or modify the individual’s choices with respect to the permitted use of such Prospect Data or Cardholder Information, within five Business Days from the date upon which the request was made by the requesting party.

(f) Without limiting the obligations contained in Article IX, Purchaser and Sears will each store and protect Prospect Data and Cardholder Information, respectively, from loss, theft, unauthorized access, copying, modification, use or disclosure during utilization, transmission and storage using technology, physical protection measures, processes and standards of practice that are consistent with commercially reasonable practices used or observed by members of the financial services industry in North America. In the event any loss, theft or unauthorized access, copying, modification, use or disclosure occurs, the affected party shall notify the other party in writing and the parties shall agree upon an appropriate remedial process.

(g) Purchaser and Sears will each cooperate and comply with any requests or instructions issued by a party’s regulator(s) or any privacy or data protection authority, including the Canadian Privacy Commissioner and any other Governmental Authority applicable to either party or its Affiliates, Prospect Data or Cardholder Information, as the case may be.

(h) Upon completion of Purchaser’s required use of Prospect Data, Purchaser will return or destroy all Prospect Data in accordance with Sears’ instructions.

(i) Purchaser and Sears will each designate an employee who will be responsible for safekeeping all Prospect Data or Cardholder Information, respectively, in that party’s possession or under its control and for ensuring that that party complies with the terms of this Section 4.27.

(j) Purchaser and Sears will each ensure that all of its or its Affiliates’ personnel who may have access to Prospect Data or Cardholder Information, respectively, will be appropriately trained in compliance with Privacy Laws.

(k) Upon either party’s request, but not more than once by each party in any calendar year during the Term, the other party shall deliver to the requesting party a statement signed by an appropriate senior officer certifying in writing that, in respect of the previous twelve month period: (i) it has developed privacy compliance processes designed to ensure its compliance with this Section 4.7; (ii) it has implemented the processes referred to in this Section 4.7; and (iii) to the best of its knowledge, after reasonable inquiry, it has complied in all material respects with the requirements set forth in this Section 4.7.

(1) Despite any other provisions of this Agreement, nothing in this Agreement shall require the Purchaser to disclose or use any Personal Information of Cardholders, Financial Product Customers and Declines or Sears Customers, if such disclosure or use would be contrary to Privacy Laws.

(m) Despite any other provisions of this Agreement, under no circumstances shall Sears be obligated to disclose any Personal Information (including Prospect Data) to Purchaser or a third party, if such disclosure would be contrary to Privacy Laws or the Sears Policy.

(n) Purchaser shall not make any amendment to the Purchaser Policy that would prejudice the rights and interests of Sears under this Agreement, unless such amendment is necessary to comply with Privacy Laws. Sears shall not make any amendment to the Sears Policy that would prejudice the rights and interests of Purchaser under this Agreement, unless such amendment is necessary to comply with Privacy Laws.

4.8 Joint Marketing. Purchaser shall cooperate in good faith with Sears to develop joint marketing opportunities to market Merchandise to customers of Purchaser and its Affiliates.

ARTICLE V

ACCOUNT CREATION AND ADMINISTRATION

5.1 Terms. (a) Purchaser agrees that the provisions of Section 5.1 are hereby incorporated into this Agreement by reference.

(b) Each of Sears and Purchaser may propose amendments to, or modifications of, any provision of the Servicing Policy and Service Standards but neither party shall be required to agree to such amendments (except to the extent otherwise required by the Program Related Agreements). At its monthly meetings, the Management Committee shall review all amendments or modifications of the Servicing Policy and Service Standards proposed during the preceding month and shall direct that the relevant policy and standards be updated to reflect any such changes that are approved in accordance with Section 3.3.

(c) Purchaser shall have the sole and exclusive right to set, maintain, and modify the terms of the Credit Policy and the Financial Products Policy; provided, that Purchaser shall take into consideration the objectives set forth in Section 3.2 and the impact on Sears’ business in establishing or changing any such Credit Policy or Financial Products Policy. Prior to making such amendments or modifications, Purchaser shall notify Sears and, upon Sears’ request, review with the Management Committee any proposed amendments to, or modifications of, any material terms of the Credit Policy or Financial Product Policy; provided, that Purchaser shall retain ultimate control over the Credit Policy and Financial Products Policy. Notwithstanding the foregoing, purchase transactions with respect to an Account shall not be declined solely because the purchase of protection agreements, extended warranty protection, maintenance agreements, or similar products would cause an over-limit condition on an Account.

(d) Purchaser shall make available to Sears from time to time, then-current copies of the Credit Policy, Financial Products Policy or Servicing Policy upon Sears’ request, and shall cooperate in good faith with Sears to address any concerns Sears may have with respect to the Financial Products Policy or Servicing Policy, taking into account all relevant aspects of the Program, including customer satisfaction results.

5.2 Origination Criteria. (a) Purchaser shall accept or reject any application for an Account based solely upon application of the then-current Credit Policy. Upon satisfaction by an applicant of the applicable credit criteria set forth in the Credit Policy, Purchaser shall promptly establish a Co-Branded Account or a Proprietary Account, as applicable, for such applicant and issue a Sears Proprietary Card or Sears Co-Branded Card, as applicable, to such applicant. Purchaser also shall issue a renewal Sears Credit Card to each Cardholder at each scheduled Sears Credit Card renewal date, in accordance with the then-current Credit Policy.

(b) Purchaser shall accept or reject any application for a Financial Product based solely upon application of the then-current Financial Products Policy. Upon satisfaction by an applicant of the applicable criteria set forth in the Financial Products Policy, Purchaser shall issue the applicable Financial Product to such qualifying applicant. Purchaser also shall issue a renewal Financial Product at each scheduled Financial Product renewal date, in accordance with the then-current Financial Products Policy.

(c) Sears commits to providing incentives to store associates for originating new Accounts. Sears also commits that its total spending for such incentives will be consistent with its historical levels.

5.3 Program Costs. Except as otherwise provided in this Agreement or in the Marketing Plan, Purchaser shall be responsible for all costs related to the Program, including opening and operating the Accounts and Financial Products accounts, marketing, store signage and communications costs (such marketing, signage and communications costs to be at the levels set forth in the Marketing Plan), credit bureau costs, pre-screening and post-screening costs, credit authorization costs, Credit Card production costs, processing, servicing, administration, billing and collection costs, costs of converting Cardholders and the cost of funding the Accounts Receivables.

5.4 Ownership of Accounts and Financial Products Accounts. (a) Purchaser shall, subject to permitted securitization, own all Accounts and shall extend credit with respect to all such Accounts, and Sears shall not be considered a creditor with respect to any such Account for any purpose whatsoever. Purchaser will cause the terms of the Accounts, Financial Products, Cardholder Agreements and Financial Products Agreements (“Account Terms”) and all other documents, Solicitation Materials, Credit Cards and agreements prepared by or on behalf of Purchaser that are mailed or supplied to the general public, customers, applicants, Cardholders and Financial Products Customers in connection with the Program to comply with all applicable Law. All aspects of the operation of the Program by Purchaser, including Account solicitation, acquisition, administration, servicing and debt collection, will comply with all applicable Law. Purchaser shall be responsible for all credit and fraud and other losses on such Accounts, except to the extent subject to chargeback pursuant to the Merchant Agreement. Purchaser may cancel or suspend credit privileges of any Cardholder if Purchaser determines such action is warranted in accordance with the Credit Policy. The initial Account Terms applicable to the Program are set forth in Schedule 5.4 of the Disclosure Letter and changes to such terms shall require the approval of the Management Committee.

(b) Purchaser shall own all Financial Products accounts and shall be responsible for all risk and loss associated with Financial Products accounts.

5.5 Documentation. Account Documentation and Financial Products Documentation shall be customized for the Program, as specified in the Marketing Plan. Purchaser will prepare and provide to each Cardholder and Financial Products Customer an Account Agreement or Financial Products Agreement, as applicable, and disclosure statement and such other notices or documents related to such Account or Financial Product as are required from time to time under applicable Law, and shall provide appropriate disclosure language for inclusion on the Solicitation Materials. Purchaser shall be responsible for ensuring that the Account Documentation and Financial Products Documentation comply with applicable Law. Within 120 days following the Effective Date, Purchaser shall mail to Cardholders and Financial Products Customers notices indicating that Purchaser has purchased the Acquired Accounts and Financial Products accounts. Sears shall cooperate in good faith with Purchaser to enable Purchaser to prepare, print and mail such notices to Cardholders and Financial Product Customers.

5.6 Servicing. (a) The Servicing Policy shall set forth functions and services that Purchaser shall perform in order to achieve results substantially similar to those results set forth in Schedules A and C of the Disclosure Letter.

(b) Purchaser shall assign such trained personnel as are necessary or appropriate for servicing the Accounts and Financial Products accounts in accordance with this Section 5.6, and shall dedicate a majority of all customer service and Store relations personnel involved with the Program to the exclusive servicing of the Program (but all excluded from servicing or otherwise being involved with Sears’ Competitors). Without limiting Article IX, Purchaser shall establish a program of oversight and controls to ensure that Confidential Information, including Marketing Plans and Business Plans, is not disclosed to any Sears Competitor by any such personnel. These personnel shall be trained to work collaboratively with Sears, including Sears in-Store employees. Purchaser shall have a dedicated management organization and leadership structure specifically designed to support the Program, and Purchaser shall provide dedicated personnel resources in the areas of finance, marketing, risk, decision management and overall Program management, in each case as Purchaser deems reasonably necessary. Purchaser shall maintain adequate computer and communications systems and other equipment and facilities necessary or appropriate for servicing the Accounts and Financial Products accounts in accordance therewith. Purchaser shall not provide any inbound customer service using personnel located outside of North America in connection with the Program without Sears’ prior written consent.

(i) Purchaser shall, at its expense, maintain the disaster recovery plan in effect prior to the transfer to Purchaser, which shall be tested regularly by Purchaser, as well as systems, equipment, facilities and trained personnel, necessary to maintain the same. If Purchaser revises the disaster recovery plan, Sears shall have the right to review, upon request, a then-current copy of Purchaser’s disaster recovery plan and the results of Purchaser’s tests of such plan. Sears acknowledges and agrees that Purchaser may make changes to its disaster recovery plan from time to time without Sears’ consent; provided, that such changes do not decrease in any material respect the level of protection offered by the disaster recovery plan. Purchaser shall provide to Sears any updated, revised, amended or restated disaster recovery plan as soon as it becomes available. If Sears identifies a potential disaster that Purchaser’s disaster recovery plan does not reasonably anticipate, such potential disaster shall be considered by the Management Committee and, if applicable, the Management Committee shall recommend an appropriate course of action. The implementation of Management Committee recommendations, performance of such tests, and the resolution of any issues or problems identified in such test shall be performed at the sole discretion and expense of Purchaser. Each of Sears and Purchaser shall maintain information security policies and procedures that include administrative, technical and physical safeguards designed to (a) ensure the security and confidentiality of Confidential Information; (b) protect against anticipated threats or hazards to the security or integrity of such Confidential Information; (c) protect against unauthorized access to, or use of, such Confidential Information, and (d) meets any applicable requirements of the Card Association.

(ii) Sears and its subsidiaries have and shall maintain a disaster recovery plan for the restoration of services within the scope of Sears responsibilities under this Agreement affecting the Program and to the extent practicable, will provide Purchaser with prior written notification of any modifications of such plans. Sears shall provide Purchaser with the opportunity to review applicable portions of such plans, upon the reasonable request of Purchaser.

(c) Purchaser shall, at its expense, provide appropriate mechanisms for application processing of Accounts at the point of sale for Sears Customers and for making credit immediately available to approved customers. Sears shall provide to Purchaser such cooperation and assistance as Purchaser may reasonably require for the provision of such mechanisms. All Store signage and similar material related to the Program, including design and placement thereof, shall become property of and shall be controlled by Sears. The level of funding of Store signage and similar materials relating to the Program shall initially be consistent with Sears’ current practices, and thereafter subject to the Marketing Plan.

(d) Each party shall be responsible for regular costs arising out of or in connection with training its employees for purposes of the Program. Sears shall incorporate ongoing training in connection with the Program (the content of which will be developed under the guidance of the Management Committee), substantially in the manner, terms and frequency currently being provided with respect to Sears employees. If and to the extent that any action of a party in accordance with the terms of this Agreement requires or results in the other party incurring or being required to incur significant training costs (other than due to changes in applicable Law), the parties, working through the Management Committee, shall reach a mutually agreeable allocation of such training costs.

5.7 Service Standards; Credit Goals. The parties shall be bound by the Service Standards and Credit Goals.

ARTICLE VI

INTELLECTUAL PROPERTY

6.1 Use of Sears Licensed Marks. Pursuant to the Licensing Agreement, and on the terms and subject to the conditions therein set forth, Sears is granting Purchaser a sublicense to use the Sears Licensed Marks in connection with Financial Products, Sears Credit Cards, the solicitation of new Accounts and Financial Products accounts and uses related to the foregoing. Purchaser acknowledges that Sears Bank has arranged for Purchaser to have the right to use the Sears Licensed Marks pursuant to the Licensing Agreement and that Purchaser is not acquiring any right, title or interest in the Sears Licensed Marks except a limited license as expressly provided in the Licensing Agreement, subject to the conditions thereof.

6.2 Purchaser License Grant. Subject to the terms and conditions of this Agreement and applicable Law, Purchaser grants to Sears and its Subsidiaries a personal, royalty-free, non-transferable, non-assignable, non-exclusive limited license, in the Licensed Territory, to use the Marks of Purchaser set forth in Section 6.2 of the Disclosure Letter (the “Purchaser Licensed Marks”) solely (a) on Solicitation Materials prepared by Sears, to the extent required for promoting the Program and soliciting new Accounts and Financial Product accounts; (b) in the form and manner in which Purchaser provides the Purchaser Licensed Marks to Sears; and (c) as Purchaser approves in advance in writing. Purchaser shall respond promptly to all requests for Purchaser Licensed Marks approval, provided, that Purchaser’s failure to provide a prompt response to any such request shall not be deemed (i) a breach of this Agreement and (ii) a consent for Sears to use the Purchaser Licensed Marks as requested. To assure the use and maintenance of high standards of quality, workmanship, style and appearance and the proper use of the Purchaser Licensed Marks, Sears and its Subsidiaries shall adhere to Purchaser’s written guidelines with respect to all Solicitation Materials prepared by Sears that contain Purchaser Licensed Marks. Sears agrees to provide Purchaser, from time to time and upon Purchaser’s request, with a reasonable number of samples of any Solicitation Materials publicly disseminated or intended for public dissemination by Sears or its Subsidiaries which utilize the Purchaser Licensed Marks. If Purchaser determines, after reviewing the proposed Solicitation Materials bearing Purchaser Licensed Marks, that it disapproves of such materials, Purchaser shall so advise Sears, and such materials shall not be printed or used, as the case may be, until appropriate corrective action is taken to the reasonable satisfaction of Purchaser. After any Solicitation Materials have been approved by Purchaser pursuant to this Section 6.2, Sears shall not change such materials without Purchaser’s prior written approval. The foregoing license grant is personal to Sears, and Sears may not assign, transfer or sublicense any rights in or to the Purchaser Licensed Marks in any manner. Sears acknowledges that it is not acquiring any right, title or interest in the Purchaser Licensed Marks except a limited license as expressly provided in this Agreement, subject to the conditions hereof. All rights in or to the Purchaser Licensed Marks are expressly reserved by Purchaser.

6.3 Changes to Trademark Usage. In the event that Purchaser notifies Sears in writing that it disapproves of any particular use of the Purchaser Licensed Marks that had previously been approved, Sears shall, in Purchaser’s discretion, either (i) phase out such usage in the ordinary course of business; or (ii) promptly cease such usage or otherwise cure such disapproved use; provided, that Purchaser (x) sets forth, with specificity, a good faith reasonable basis for such disapproval; and (y) agrees to reimburse Sears for the reasonable replacement costs, if any, of such affected materials.

6.4 Establishment of New Intellectual Property Rights. Each of the parties acknowledges that any other party may create and establish (or have created and established for it) new Intellectual Property rights in connection with the Program (“New Intellectual Property”), and agree as follows:

(a) To the extent that Sears creates New Intellectual Property, Sears shall own all rights established during the Term, shall be responsible for making all filings and taking all other actions necessary to protect such New Intellectual Property and shall be deemed to have granted to Purchaser a non-exclusive, royalty-free, non-assignable license in the Licensed Territory to use such New Intellectual Property solely in connection with the Program, and to allow any party to whom services may be delegated under this Agreement to do so.

(b) To the extent that Purchaser creates New Intellectual Property, Purchaser shall own all rights established during the Term, shall be responsible for making all filings and taking all other actions necessary to protect such New Intellectual Property and shall be deemed to have granted to Sears a non-exclusive, royalty-free, non-assignable license in the Licensed Territory to use such New Intellectual Property solely in connection with the Program, and to allow any party to whom services may be delegated under this Agreement to do so.

(c) No party shall be deemed to have established any rights in any Marks of the other party, or in any Marks that contain Intellectual Property of the other party, and any newly-created Intellectual Property rights shall be deemed to have been established only in newly-created material independent of the other party’s Marks. Furthermore, no party shall attempt to register any Intellectual Property containing another party’s Intellectual Property.

6.5 Effect of Termination or Expiration of Agreement. Unless determined otherwise by the Management Committee in accordance with Section 6.4, upon the expiration or termination of this Agreement, the party that created New Intellectual Property shall remain the owner thereof, and Sears or its designee shall, upon the exercise of the Repurchase Option, have a right to receive a perpetual, non-exclusive royalty-free license to such New Intellectual Property owned solely by Purchaser but only for use with respect to the Sears Repurchased Assets or a successor program.

6.6 Mandatory Usage of Sears Licensed Marks. Purchaser shall use the Sears Licensed Marks on all Sears Credit Card plastics (provided that only the Sears Licensed Marks, and not any Purchaser or other marks other than MasterCard for the Sears Co-Branded Card shall appear on the front of the plastics) and in all Solicitation Materials, Account documentation and Financial Products Documentation and other written and oral correspondence with respect to Sears Credit Cards and Financial Products (other than materials Purchaser uses in connection with its Credit Card programs generally), and such use shall be in accordance with the specifications set forth in the then-current Marketing Plan and in conformity with the terms of the Licensing Agreement.

ARTICLE VII

CERTAIN ARRANGEMENTS

7.1 Sears Fees. In consideration of any services to be rendered by Sears under the Program Agreement relating to payments of amounts for which Sears Credit Cards have been issued, Purchaser will pay or cause one of its Affiliates to pay to Sears or, at the direction of Sears, a Subsidiary of Sears, the amounts set forth in Section 7.1 of the Disclosure Letter with respect to the Accounts and Financial Products accounts (collectively, “Sears Fees”); provided, that successor Financial Products shall be treated as Financial Products for purposes of such calculation.

7.2 In-Store Payments. No later than 15 days after the end of each calendar month, Sears shall present to Purchaser a statement containing the number of In-Store Payments accepted by Sears and its Affiliates during that month, and Purchaser shall pay to Sears, no later than 30 days after receipt of such statement, an In-Store Payment contribution calculated in accordance with Section 7.2 of the Disclosure Letter.

7.3 Merchant Discounts; Over-Limit Fees. Purchaser agrees that there shall be no Merchant Discount expense on Sears Credit Card sales with respect to Merchandise. Over-limit fees shall be calculated in accordance with Section 7.3 of the Disclosure Letter.

7.4 Discover Card Processing Services. The parties shall cooperate to offer Discover Card Processing Services in accordance with Section 7.4 of the Disclosure Letter.

7.5 Special Credit Card Programs. Sears and Purchaser agree as follows:

(a) Deferred Financing. Sears may, at its sole discretion, continue to offer Deferred Financing promotions to Sears Customers, and the parties shall support such programs in accordance with Section 7.5 of the Disclosure Letter.

(b) Sears Card Events. Purchaser shall be responsible for all promotional and marketing costs, including advertising, incurred by Sears in connection with Sears Card Events, in accordance with Section 7.1 of the Disclosure Letter. Sears shall present an invoice for such promotional and marketing costs, together with reasonable supporting detail, after each Sears Card Event, and Purchaser or its Affiliates shall pay the invoiced amounts to Sears no later than 30 days following the receipt of such invoice. Sears may propose to Purchaser alternative ways to spend the marketing funds allocated by Purchaser to Sears Card Events.

7.6 Rewards Programs. Sears shall be responsible for and control the Rewards Programs (and shall make the commitment described in Section 7.6 of the Disclosure Letter) and Purchaser shall cooperate with Sears in the provision thereof and will provide, at no cost to Sears, the rewards management system with respect to the Rewards Program.

7.7 Promotional Cards. Sears may, from time to time, reasonably ask Purchaser to manufacture and provide promotional cards bearing the Sears Licensed Marks, whether or not related to the Program and Purchaser shall manufacture and provide such promotional cards and be entitled to reimbursement of its Cost to manufacture and provide such promotional cards.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Compliance with Law; Policies. Each of Purchaser and Sears shall comply with all applicable Law and the Program Plans and Policies in connection with the Program and the performance of each of its obligations hereunder.

8.2 Cardholder Surveys. As of the Effective Date, Purchaser shall, at its expense, continue to perform and provide to Sears the Cardholder and Financial Products surveys used by Sears as of the Effective Date. Following the Effective Date, Purchaser may elect to migrate to different survey formats (which shall continue to be provided to Sears), so long as such new surveys provide Sears with a similar level of information in all material respects with respect to Cardholders and Financial Products Customers. In the event Sears identifies any material information that is not included in Purchaser’s survey, Purchaser shall, to the extent reasonably practicable, include such information in future surveys, unless the inclusion of such information is inconsistent with the nature of the parties’ relationship under the Program. Consistent with the results of each year’s worth of Cardholder surveys, the Management Committee shall establish minimum standards of Cardholder satisfaction to be incorporated into the Service Standards. Purchaser shall make available to Sears such surveys and all associated working papers promptly following completion thereof. Nothing herein shall affect Sears’ right to conduct its own surveys of Cardholders, Financial Products Customers or any other Person.

8.3 Reports; Monitoring Rights. (a) As of the Effective Date, Purchaser shall, at its expense, continue to produce and provide to Sears the reports with respect to profitability, other performance metrics and the operations of the Program used by Sears as of the Effective Date. Following the Effective Date, Purchaser may elect to migrate to different report formats (which shall continue to be provided to Sears), so long as such new reports provide Sears with a substantially similar level of information with respect to profitability, other performance metrics and the operations of the Program. In addition to the reports described above, Purchaser shall also provide to Sears at Sears expense any customized reports reasonably requested by Sears from time to time. In the event Sears identifies any material information that is not included in Purchaser’s standard reports, Purchaser shall, to the extent reasonably practicable, include such information in future reports, unless the inclusion of such information is inconsistent with the nature of the parties’ relationship under the Program.

(b) Sears may, from time to time, have a reasonable number of its employees or representatives present at the offices of Purchaser at which services hereunder are provided to monitor Purchaser’s activities with respect to the Program (including matters relating to customer complaints and regulatory and litigation) including through monitoring of phone conversations between Purchaser’s employees and Cardholders and Financial Products Customers, and Purchaser shall also grant Sears remote access to perform such monitoring at Sears’ request; provided, that any such activity by Sears shall be subject to, and conducted in compliance with, applicable Law, and shall be conducted in a manner that shall not unreasonably impede Purchaser’s ordinary course of business or Purchaser’s ability to meet its obligations hereunder.

(c) Purchaser shall provide to Sears or its Affiliates any information, including reasonable certification documents (including with respect to controls and procedures), necessary for Sears and its Affiliates to comply with applicable Law, including securities laws, and accounting regulations relating to, or arising from, the Program.

8.4 Systems Interface; Mail Forwarding.

(a) Purchaser and Sears shall use commercially reasonable efforts to establish and maintain appropriate interfaces between their respective marketing, administrative, data and customer information, authorization, point of sale, application processing, financial, technical support and other systems, including systems maintained by third party providers on behalf of a party hereto, in order to facilitate the efficient performance by Sears and Purchaser of their respective obligations under the Program Related Agreements.

(b) Any correspondence received by either party that is intended for the other party shall promptly be forwarded via mail to the address designated in writing by such other party. In addition, the parties shall mutually agree upon a call handoff procedure for any calls received by either party that are intended for the other party.

8.5 Acquiring New Business. (a) In the event that Sears or its Subsidiaries acquires, directly or through merger, acquisition, consolidation or other combination or similar event, from third parties any retail business (each, a “New Business”) that directly or through an Affiliate issues a Credit Card, Sears shall give notice (which will contain reasonable financial information to permit Purchaser to exercise its rights under this Section 8.5(a)) of such acquisition to Purchaser either prior to or no later than 30 days after the consummation of such transaction and permit Purchaser to make an offer to purchase the accounts and accounts receivable associated with such Credit Card (the “New Portfolio”) and add the New Portfolio to the Program, unless the New Business is subject to an existing agreement that would prohibit such transactions. Purchaser shall have the right to make an offer to purchase the New Portfolio within 60 days of receipt of the notice from Sears. Sears may accept or reject such offer in its sole discretion. If Sears accepts such offer, Sears shall convey or cause to be conveyed to Purchaser the New Portfolio, in exchange for payment by Purchaser to Sears of the agreed-upon amount and on such other terms as agreed between Sears and Purchaser and such New Portfolio shall be subject to the Program. If Purchaser elects not to make an offer under this Section 8.5(a), or if Sears rejects such offer, Sears (or an Affiliate of Sears or a third party designated by Sears) shall have the right to sell to a third party on superior terms (including ongoing program terms) to those offered by Purchaser if Purchaser made an offer under this Section 8.5(a) or retain the New Portfolio and, in either case, to operate and service the New Portfolio outside the Program (which, for the avoidance of doubt, shall not be deemed to violate any provision of the Program Related Agreements).

(b) In the event that Sears or its Subsidiaries acquires, directly or through merger, acquisition or other combination or similar event, from third parties any New Business that through an unaffiliated person (other than Purchaser or its Affiliates) issues a Credit Card, Sears shall give notice of such acquisition to Purchaser either prior to or no later than 30 days after the consummation of such transaction and Purchaser shall use its commercially reasonable efforts to purchase, with Sears’ consent, from such unaffiliated issuer the Credit Card portfolio; provided, that if Purchaser is unable to purchase such portfolio prior to the time that notice of termination or election to extend the term, as applicable, is due under the applicable program agreement, Sears shall have the right to operate the portfolio under the existing program agreement or to purchase and operate such retailer’s portfolio itself or to engage a third party to do so, in each case outside the Program (which, for the avoidance of doubt, shall not be deemed to violate any provision of the Program Related Agreements).

(c) In the event that Sears or its Subsidiaries acquires, directly or through merger, acquisition or other combination or similar event, from third parties any New Business that through Purchaser or its Affiliates issues a Credit Card, Sears and Purchaser shall mutually agree on whether to integrate such portfolio into the Program; provided, that if the parties do not do so, this Agreement shall not apply thereto.

(d) In the event that Purchaser acquires any portfolio pursuant to this Section 8.5, Sears and Purchaser shall agree on terms to integrate the acquired portfolio into the Program, taking into account cardholder agreement terms and applicable Law; provided, that in general it is the intent of the parties to convert private label credit card accounts to Proprietary Accounts and co-branded accounts into Co-Branded Accounts. Purchaser shall be responsible for all costs related to the conversions of any portfolio that it or its Affiliates acquire pursuant to Section 8.5, including replacement of Credit Card plastics, notices to Cardholders and complying with other requirements of applicable Law.

8.6 Disposition of Stores.

(a) In connection with a sale, to a Person other than a Subsidiary of Sears, of an existing chain or other group of separately identifiable Stores, whether individually or in a group, including through the sale of a division or Subsidiary of Sears (unless such Stores following such sale are Sears-branded stores) (“Disposed Stores”), Sears or its designee shall have the right, at its election, exercisable no later than 30 Business Days following the transaction by which the Stores are disposed, to purchase from Purchaser, the (i) Sears Proprietary Cards branded with the Marks of the Disposed Stores and all Accounts and associated Accounts Receivables (and related Cardholder Information) for such Sears Proprietary Cards and (ii) any Account (and related Accounts Receivable and Cardholder Information) for which at least 90% of the purchase activity (measured by the number of transactions in the past twelve months) on such Account is attributable to such Disposed Store (“Attributable Assets”), at a price equal to the Fair Market Value of such Attributable Assets.

(b) Disposed Stores shall no longer be Subject to the Program, and the purchaser of the Disposed Stores shall have the right to offer any product, including Credit Cards, to the customers of such Disposed Stores. Any purchaser of Disposed Stores as contemplated by this Section may, but shall not be required to, contract with Purchaser for transition servicing of the Attributable Assets on mutually agreeable terms.

(c) Upon a purchase of Attributable Assets by a third party pursuant to Section 8.6(a)(i), Purchaser’s rights to use Cardholder Information for such Accounts and the Cardholders associated therewith shall cease. In the event Sears does not exercise its purchase right under Section 8.6(a)(i), Purchaser may convert such Accounts to a product that does not bear a brand of a Sears Competitor.

8.7 Special Mutual Covenant. In the event that, at any time after the third anniversary of the Effective Date, the Interchange Fee applicable to the Sears Co-Branded Card is 25% or more greater than the corresponding Interchange Fee in effect as of the Effective Date, or 25% or more less than the corresponding Interchange Fee as in effect as of the Effective Date, the parties shall promptly use commercially reasonable efforts to appropriately revise the Program (including through amendment of Account Terms) to take into account the increase or decrease in the Interchange Fee.

ARTICLE IX

CONFIDENTIALITY

9.1 Confidential Information. During the Term and after its expiration or termination, except as expressly set forth in this Agreement, all documents, materials and information supplied by Sears or Purchaser, or their respective Affiliates or representatives, to the other (or their Affiliates or representatives), or observed or otherwise obtained by one such party, in the course of due diligence in connection with entering into the Program and the Purchase Agreement, the negotiation of this Agreement and each party’s performance of its obligations hereunder, including information concerning the content and/or conduct of any aspect of the respective businesses of Purchaser or Sears, a party’s assets, properties, operations, business strategic objectives, methods of operation, marketing plans or techniques, technological specifications and developments, employee and business relationships, customer lists, Cardholder Information, Credit Policy and each party’s financial results and the terms of this

Agreement are confidential and proprietary to the disclosing party (collectively, the “Confidential Information”). Confidential Information does not include any information that (a) was known to the receiving party at the time of disclosure or was developed independently by such party without violating the terms hereof; (b) is generally available to and known by the public at the time of disclosure (other than as a result of a disclosure directly or indirectly by the party or parties restricted from disclosing such information under this Section 9.1); (c) is in the public domain at the time of disclosure or becomes part of the public domain after disclosure (other than as a result of disclosure directly or indirectly by the party or parties restricted from disclosing such information under this Section 9.1); or (d) is disclosed to the receiving party by a third party that is not prohibited by Law or agreement from disclosing the same.

9.2 Protection of Confidential Information. Confidential Information shall be used by each of Sears and Purchaser, and their respective Affiliates, solely in the performance of its obligations or the exercise of its rights pursuant to this Agreement. In connection with actions taken by Purchaser or Sears as part of the Program, either Purchaser or Sears may disclose to their permitted contractors any of the Confidential Information that is reasonably necessary for such permitted contractors to perform their duties with respect to the Program; provided, however, that Purchaser or Sears, as applicable, shall first have required their respective permitted contractors to sign a confidentiality agreement in form and substance reasonably suited to implementing the purposes of this Section 9.2. Each party shall be responsible for causing its permitted contractors to maintain the confidentiality of the Confidential Information. Each party shall receive Confidential Information in confidence and shall not disclose Confidential Information to any third party, except that nothing in this Section 9.2 shall prohibit Purchaser or Sears from disclosing the Confidential Information (i) to its respective accountants, independent auditors or attorneys as necessary to execute their professional responsibilities, or to Governmental Authorities having jurisdiction over Purchaser or Sears, as applicable; (ii) to those of its respective employees, officers, directors, shareholders or, subject to the requirement of an executed confidentiality agreement as described above, contractors who reasonably require access to such Confidential Information to carry out the purposes of this Agreement; (iii) in connection with legal proceedings, provided, that the disclosing party shall provide notice of such intended disclosure to the other party, if not prohibited by law, and afford the other party an opportunity to intervene in such process in order to request confidential treatment of such information; (iv) as required by applicable Laws or stock exchange regulation and (v) as agreed upon in writing by the other party, or as otherwise authorized by this Agreement. Each of Sears and Purchaser shall take all reasonable steps and implement appropriate measures consistent with applicable Law to safeguard Confidential Information that is disclosed to it and its Affiliates or representatives and to ensure that no unauthorized Person shall have access to any Confidential Information. Each party shall promptly report to the other party any unauthorized disclosure or use of any Confidential Information of the other party of which it becomes aware. Upon request or the expiration or termination of this Agreement, except as expressly set forth in this Agreement, each party shall return to the other party all of the other party’s Confidential Information that is in its possession or control, except that each party may keep one copy to the extent required by regulatory, legal or accounting requirements and shall not be required to extract any materials retained by a party’s systems as part of an automatic archival system or materials that become a part of a party’s board materials or the board materials of its ultimate parent company. No disclosure by a party hereto of such party’s Confidential Information shall constitute a grant to the other party of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of the disclosing party.

9.3 Confidentiality of Cardholder Information. During the Term and after the expiration or termination of this Agreement, except as otherwise provided herein, Purchaser shall not (i) transfer, sell or disclose to any other Person, any Cardholder Information or any other data on Sears Customers learned by Purchaser as a result of the Program, except as permitted under this Agreement; or (ii) use or permit the use of all or a portion of any Cardholder Information or such customer data for any purpose other than to carry out its obligations or to exercise its rights under the Program Related Agreements or the Purchase Agreement.

9.4 Permissible Disclosures. This Article IX shall not restrict (i) the disclosure by Purchaser of information relating to its relationship with a Cardholder to a credit reporting agency (but only to the extent permitted by applicable Law); (ii) the disclosure by Purchaser of information to any Credit Card processor, subject to compliance with Section 4.6(f); or (iii) the disclosure contemplated by Section 4.6(f) or 13.5(a), subject, in each such case, to confidentiality and information privacy agreements no less restrictive than those contained in this Article IX and applicable Law.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following as of the date hereof:

(a) Organization. Purchaser is a national banking association organized under the laws of United States and a Schedule III bank under the Bank Act (Canada), and is in compliance with its Organizational Documents. Purchaser is a member in good standing of the Card Association.

(b) Capacity; Authority; Validity. Purchaser has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement has been duly executed and delivered by Purchaser, constitutes the valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

(c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated herein by Purchaser, shall (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, the terms of any contract, instrument or commitment to which Purchaser is a party or by which Purchaser is bound; (ii) violate any Organizational Document of Purchaser or applicable Law; or (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which Purchaser is a party or by which it is bound, other than, in the case of (i) or (iii) above, breaches, defaults or accelerations that would not prevent or reasonably be expected to prevent Purchaser from executing this Agreement or impact

Purchaser’s compliance with the terms of this Agreement. Purchaser is not subject to any agreement (x) requiring fundamental changes in the operation of the Program; or (y) with any Governmental Authority that would prevent the consummation of the transactions contemplated by, or its ongoing performance of, the Program Related Agreements.

(d) Litigation. There is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any Governmental Authority to which Purchaser is a party and by which it is bound that would reasonably be expected to prevent Purchaser’s compliance with the terms of this Agreement.

10.2 Representations and Warranties of Sears. Sears hereby represents and warrants the following as of the date hereof:

(a) Organization. Sears is a corporation duly incorporated and validly existing under the laws of Canada, and is in compliance with its Organizational Documents.

(b) Capacity; Authority; Validity. Sears has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Sears of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Sears, and this Agreement has been duly executed and delivered by Sears, constitutes the valid and binding obligation of Sears and is enforceable in accordance with its terms.

(c) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Sears, nor the consummation of the transactions contemplated herein by Sears, shall (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of any contract, instrument or commitment to which Sears is a party or by which Sears is bound; (ii) violate any Organizational Document of Sears or applicable Law; or (iii) require any consent or approval under any judgment, order, writ, decree, permit or license to which Sears is a party or by which Sears is bound, other than, in the case of (i) or (iii) above, breaches, defaults or accelerations that would not prevent or reasonably be expected to prevent Sears from executing this Agreement or impact compliance with the terms of this Agreement. Sears is not subject to any agreement.

(d) Litigation. There is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any Governmental Authority to which Sears is a party and by which it is bound, that would reasonably be expected to prevent Sears’ compliance with the terms of this Agreement.

ARTICLE XI

INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1 By Sears. Sears shall be liable to and shall indemnify, defend and hold harmless, Purchaser and its Affiliates and their respective directors, officers, employees and permitted assigns from and against any Losses arising out of or resulting from the following, to the extent not caused by any act or omission of Purchaser or its Affiliates and to the extent related to the Program:

(a) any act or failure to act by Sears in connection with the sale of any Merchandise through Sears Credit Cards;

(b) any misrepresentation or unauthorized representation to third parties by employees of Sears or its Subsidiaries made in connection with the Program;

(c) any breach by Sears of a covenant, representation or warranty herein, in the Merchant Agreement or the Licensing Agreement; or

(d) the failure of Sears or its Subsidiaries to comply with applicable Law.

11.2 By Purchaser. Purchaser shall be liable to and shall indemnify, defend and hold harmless Sears, and its Subsidiaries and Affiliates and their respective directors, officers and employees and permitted assigns from and against any Losses arising out of or resulting from following, to the extent not caused by any act or omission of Sears or its Affiliates and to the extent related to the Program:

(a) any products and services offered by Purchaser and its Affiliates;

(b) any misrepresentation or unauthorized representation to third parties by employees of Purchaser or its Affiliates made in connection with the Program;

(c) any breach by Purchaser of a covenant, representation or warranty herein or in the Merchant Agreement or the Licensing Agreement; or

(d) the failure of Purchaser to comply with any Laws applicable to Purchaser or its Affiliates.

11.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO CLAIMS FOR BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY.

11.4 Procedures for Indemnification. (a) In the event any claim is made, any suit or action is commenced, or any knowledge is received of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified Party”) by the other party (“Indemnifying Party”), the Indemnified Party will give written notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint; provided that failure to give timely notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it is actually prejudiced thereby. Such written notice shall describe such claim in reasonable detail including the sections of this Agreement which form the basis for such claim. The Indemnified Party shall make available to the Indemnifying

Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expense of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts that may give rise to a right of indemnification hereunder.

(b) Subject to the terms hereof, the Indemnifying Party shall have the right to defend, or to direct the defense of, any such suit, claim or proceeding. The Indemnifying Party shall notify the Indemnified Party via facsimile transmission, with a copy by mail, within 30 days (or sooner, if the nature of the claim so requires) of having been notified pursuant to Section 11.3(a), whether the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit or action. If the Indemnifying Party does not timely notify the Indemnified Party of its election to assume the defense (after a second notice has been given any time within or after the time period described above), the Indemnifying Party shall be bound by any determination in such suit, claim or proceeding or any compromise or settlement effected by the Indemnified Party, provided that the Indemnified Party shall not compromise or settle a suit, claim or proceeding that includes an admission of liability of the Indemnifying Party or seeks any material non-monetary relief, without the written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party); or (iii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action within a reasonable time after electing to assume the defense thereof, and in any of such events such reasonable fees and expenses shall be borne by the Indemnifying Party.

(c) The Indemnifying Party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) that includes an admission of liability of the Indemnified Party or seeks any material non-monetary relief, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any final judgment or decree entered in any claim, suit or action for which the Indemnifying Party did not assume the defense in accordance herewith shall be deemed to have been consented to by, and shall (subject to the other provisions hereof) be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such claim, suit or action, or with regard to such claim, suit or action by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Article XI.

(d) Amounts owing under this Article XI shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability.

(e) The terms of this Article XI shall survive the termination of this Agreement.

ARTICLE XII

MERCHANT PROCEDURES

12.1 Extension of Credit. Subject to (i) the Credit Limits applicable to each Account, (ii) the terms and conditions in the Account Agreement and (iii) the Credit Policy, Purchaser shall extend credit to holders of a Sears Credit Card in amounts set forth as the total for any purchase(s) reflected in Cardholder Information received by Purchaser. Purchaser shall instruct Cardholders to make cheques payable to Sears.

12.2 Partner Merchants. (a) To the extent such agreements are not assigned as part of the Purchased Interests (as defined in the Purchase Agreement), Purchaser shall use commercially reasonable efforts to enter into merchant processing agreements with Partner Merchants substantially in a form reasonably agreed by Sears and Purchaser, as soon as reasonably practicable following the Effective Date. Sears and Purchaser shall cooperate in good faith to transition merchant processing with respect to Partner Merchants away from Sears, provided that Sears shall not be responsible for the payment of any merchant transaction fees.

(b) Sears may add additional Third Party Non-Sears Merchants to the Program on then-current Program terms, subject to the consent of the Purchaser (not to be unreasonably withheld or delayed). Sears may add additional Third Party Sears Merchants to the Program on then-current Program terms in its discretion.

12.3 In-Store Payments. The parties shall continue to support In-Store Payments. If Sears, its Subsidiaries or Third Party Sears Merchants shall receive any In-Store Payments, Sears shall forward such amounts to an account designated by Purchaser on the next Business day. Sears shall give or cause to be given to each Person making an In-Store Payment a receipt for such payment and post payment to the Account as of the date of actual receipt by Sears. In-Store Payments shall be credited by Purchaser to the Account of the relevant Cardholder as of the date of actual receipt by Sears, its Subsidiaries or Third Party Sears Merchants. Subject to applicable securitization documents with respect to the Accounts, all In-Store Payment shall be held in trust for the benefit of Purchaser from the time such In-Store Payments are received by Sears, its Subsidiaries or Third Party Merchants until received by Purchaser or deposited in the account designated by Purchaser.

ARTICLE XIII

TERM AND TERMINATION

13.1 Initial Term and Renewal; Proration. The initial term of this Agreement shall commence on the Effective Date, and shall continue, unless sooner terminated pursuant to Section 13.2 or 13.3, until the tenth anniversary of the Effective Date (the “Initial Expiration Date”). This Agreement shall automatically renew for additional, successive three-year terms unless either Sears or Purchaser delivers written notice of its election not to renew at least 12 months prior to (i) with respect to the initial term, the Initial Expiration Date; or (ii) with respect to any renewal term, the expiration date of such renewal term. The expiration or termination of this Agreement shall not terminate, affect or impair any rights, obligations or liabilities of a party hereto that may accrue prior to such expiration or termination or that, under the terms of this Agreement, continue after such expiration or termination. If the commencement, expiration or any earlier termination of this Agreement causes this Agreement to be in effect for any period less than a full calendar year, the financial obligations of the parties under this Agreement shall be prorated for that period of time that is less than a full calendar year.

13.2 Termination by Sears. Sears may terminate this Agreement at any time upon the occurrence of any of the following events, by delivery of written notice of termination to Purchaser:

(a) after a Bankruptcy Event with respect to Purchaser has occurred;

(b) after Purchaser fails to perform any of its material obligations or breaches any of its material covenants hereunder or in the Licensing Agreement or Merchant Agreement, and such failure or breach shall have continued unremedied for 90 days after delivery of written notice from Sears of its intention to terminate this Agreement absent remedy of such failure or breach within 90 days;

(c) after a Purchaser Material Adverse Effect has occurred;

(d) after entering into an agreement for a Combination with another Person (“Combining Person”) (but subject to the consummation of such Combination) that is subject to an existing agreement that would, if such Combination were consummated, conflict with this Agreement following the Combination (“Combination Conflicting Agreement”); provided, that Sears has used commercially reasonable efforts to cause the Combining Person to (i) terminate such Combination Conflicting Agreement without a breach thereof, at Purchaser’s expense but with Purchaser’s consent (including through the payment of any termination fees or liabilities); and (ii) amend such Combination Conflicting Agreement so that it is no longer a Combination Conflicting Agreement, at Purchaser’s expense;

(e) Purchaser is no longer a Subsidiary of Parent or Transfers all or substantially all of its assets to a Person that is not a Subsidiary of Parent or Transfers all or substantially all of the assets of the credit card business operated by it and its Subsidiaries to a Person (other than through a Securitization Transaction) that is not a Subsidiary of Parent;

(f) Purchaser or its Affiliates acquires, directly or through merger, acquisition, consolidation or other combination, a Sears Competitor or a Person that controls, directly or indirectly, a Sears Competitor or (ii) Parent engages in a Combination with a Sears Competitor or a Person that controls, directly or indirectly, a Sears Competitor (“Acquisition Acts”); provided, that Purchaser shall not be deemed to have triggered this Section 13.2(f) as a result of (i) engaging in an Acquisition Act with a Sears Competitor that has worldwide revenue of less than $250 million, (ii) engaging in the following business activities in the ordinary course: (x) asset management or private equity fund investments or (iii) foreclosing on collateral for a bona fide debt obligation for so long as Purchaser is making commercially reasonable efforts to dispose of such assets or Person that represent a Sears Competitor as soon as reasonably practicable and in any event no later than prescribed by Law.

(g) upon the occurrence of a Major Credit Event or a Major Service Event;

(h) Purchaser fails to pay any amount owing under the Merchant Agreement (taking into account any permitted set-off payments) to Sears when due (except to the extent Purchaser is disputing such amount in good faith), and such failure to pay remains unremedied for two Business Days after delivery by Sears of a written demand therefor to Purchaser; or

(i) upon mutual agreement with Purchaser.

13.3 Termination by Purchaser. Purchaser may terminate this Agreement at any time upon the occurrence of any of the following events, by delivery of written notice of termination to Sears:

(a) after a Bankruptcy Event with respect to Sears has occurred;

(b) after Sears fails to perform any of its material obligations or breaches any of its material covenants hereunder or in the Licensing Agreement or Merchant Agreement, and such failure or breach shall have continued unremedied for 90 days after delivery of written notice from Purchaser of its intention to terminate absent remedy of such failure or breach within 90 days; or

(c) upon mutual agreement with Sears.

(d) Upon six (6) months’ prior notice, if as a result of a disposition or series of related dispositions of any portion of the Sears Stores and related purchase of Attributable Assets pursuant to Section 8.6(a) Cardholder Accounts Receivables at any time equals less than 80% of the average Cardholder Accounts Receivables over the twelve (12) months preceding closing.

13.4 Effective Termination Date; Effect of Notice of Termination or Non-Renewal. (a) Effective Termination Date. The effective termination date of this Agreement (the “Termination Date”) shall be (i) in the event a notice of non-renewal is delivered pursuant to Section 13.1, the Initial Expiration Date or the expiration date of the then-current renewal term, as applicable; (ii) in the event a notice of termination is delivered pursuant to Section 13.2 or 13.3 (other than pursuant to Section 13.2(a), 13.2(d) or 13.3(a)), the date specified in such notice, which shall not be less than 90 days after the date notice of termination is received by the non-

terminating party; (iii) upon the occurrence of any event described in Sections 13.2(a) or 13.3(a), immediately without requirement of any notice and (iv) in the event of a notice of termination delivered pursuant to Section 13.2(d), immediately prior to the consummation of the Combination that is the subject of such notice.

(b) Continuing Performance. Subject to Section 13.6, Sears and Purchaser shall continue to perform their respective obligations under this Agreement through the later of the Termination Date or, if Sears has elected to exercise its Repurchase Option, the closing of the Repurchase Option (the “Repurchase Closing Date”). During the period between (i) notice of termination and (ii) the Termination Date or, if applicable, the Repurchase Closing Date, (i) Purchaser shall have no new obligation to spend any additional amounts under the Marketing Plan or the Marketing Budget, other than existing requirements that cannot be terminated without a loss of service or value to Cardholders or Financial Products Customers and Sears’ obligations hereunder shall be reduced accordingly; (ii) Purchaser shall not solicit any Cardholders, Financial Products Customers or any individual on the Cardholder List for any Credit Card (other than a Sears Credit Card); and (iii) Sears and Purchaser shall mutually agree on all customer communications relating to termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that Sears seeks to terminate this Agreement pursuant to Section 13.2(d), Purchaser shall agree to release Sears from any obligation under this Agreement, and to take any other action, as may be necessary to avoid the conflict referred to in Section 13.2(d).

(c) Provision of Information. Upon notice of termination or non-renewal, and upon request by Sears, Purchaser shall disclose to Sears, or any Person designated by Sears, information concerning the Accounts for purposes of determining whether to exercise the Repurchase Option and, upon exercise, for purposes of effectuating such exercise; provided that Sears shall first have obtained a written confidentiality agreement from each such Person in form and substance similar to the Confidentiality Agreement (as defined in the Purchase Agreement). Purchaser shall cooperate with Sears and any such Person(s) in providing information concerning the Sears Repurchase Assets.

13.5 Repurchase of Assets Upon Termination or Expiration.

(a) Repurchase Option. Upon any delivery of a notice of non-renewal pursuant to Section 13.1, or upon delivery of notice of termination of this Agreement pursuant to Section 13.2 or 13.3, Sears shall have the option to purchase, or arrange for the purchase by another Person, from Purchaser (i) all (but not less than all) of the Accounts, along with all (but not less than all) of the Accounts Receivables originated under such Accounts, together with all related Account Documentation and other data, books and records and Cardholder Information that is in existence as of the date of such purchase; (ii) subject to Section 3.3(e), all (but not less than all) of the Financial Products, together with all related Financial Products Documentation and other data, books and records and Cardholder Information that is in existence as of the date of such purchase; and (iii) at Sears’ election, any other assets, if any, including real property, equipment, furniture, fixtures and other tangible personal property that are primarily used in connection with the Program (collectively, the “Sears Repurchase Assets”), on the terms and conditions set forth in this Article XIII. The parties agree to negotiate in good faith a service agreement with respect to the infrastructure repurchased pursuant to Section 13.5 (a)(iii), with a term of not less than twelve (12) months, which will enable both parties to continue their respective operations without interruption until such time as they are able to operate independently.

(b) Repurchase Notice. Simultaneously with the delivery by Sears to Purchaser of a notice of non-renewal or termination for which Sears has a Repurchase Option, or within 90 days after delivery by Purchaser to Sears of a notice of non-renewal or termination for which Sears has a Repurchase Option, whichever is applicable, Sears shall notify Purchaser of whether it shall exercise the Repurchase Option. If Sears fails to timely deliver notice of exercise of the Repurchase Option to Purchaser, Sears shall be deemed to have elected not to exercise the Repurchase Option. Any notice of exercise of the Repurchase Option shall include the name of an Independent Appraiser selected by Sears.

(c) Repurchase Price Determination. The purchase price (“Repurchase Price”) for the Sears Repurchase Assets will be determined in accordance with this Section 13.5(c). In the event this Agreement is terminated pursuant to Sections 13.1, 13.2(a)-(c) or 13.2(e)-(i) or 13.3(c), the Repurchase Price will be equal to the fair market value of the Sears Repurchase Assets (determined in accordance with the procedures outlined below, but which shall not include any value for Accounts that have been charged-off, or have had electronic notice of bankruptcy or notice of fraud given) (“Fair Market Value”). In the event this Agreement is terminated pursuant to Sections 13.2(d), 13.3(a), (b) or (d), the Repurchase Price will be equal to the greater of (a) the Fair Market Value and (b) the Scheduled Repurchase Price. Upon receipt of notice of Sears’ election to exercise the Repurchase Option, Purchaser shall also nominate an Independent Appraiser and provide written notice of such nomination to Sears within 30 days of receipt of the exercise notice from Sears. Each of Sears and Purchaser shall promptly retain their respective nominated Independent Appraisers and provide such information to both Independent Appraisers as is necessary to permit each of the Independent Appraisers to provide a valuation of the Sears Repurchase Assets no later than a date selected by the parties for such purpose (which date will be not later than 45 days after the date on which the parties have agreed on the designation of the Independent Appraisers); provided, that the information provided to both Independent Appraisers shall be identical. Such appraisals shall be performed on the basis of the assumptions set forth in Section 13.5 of the Disclosure Letter. The Fair Market Value shall be the average of the valuations received from the Independent Appraisers, and such averaged valuation shall not be subject to Section 14.22 and shall be final and binding on the parties and enforceable in any court having jurisdiction, unless the valuations made by the two Independent Appraisers differ by more than an amount equal to 5% of the lesser of the two valuations (when expressed in Canadian dollar terms) (such difference, “De Minimis Difference”). If the valuations made by the two Independent Appraisers differ by more than a De Minimis Difference, such Independent Appraisers will jointly select a third Independent Appraiser of recognized standing and experience in valuing credit card portfolios, who shall be retained jointly and compensated jointly and equally by Sears and Purchaser. If the two Independent Appraisers fail to jointly agree on a third Independent Appraiser within 15 days of the receipt by both parties of the evaluation of the other party’s Independent Appraiser, at the request of any party, such Independent Appraiser shall be selected by the ADR Chambers of Toronto within 15 days of such request. Such third Independent Appraiser will provide a valuation of the Sears Repurchase Assets as of the appraisal date selected by the parties (as described above) using the same information that was made available to the initial two

Independent Appraisers, and based upon the assumptions set forth in Section 13.5 of the Disclosure Letter. If (i) the initial valuations delivered by the initial two Independent Appraisers differ by an amount equal to or less than 4% of the lesser of the two initial valuations; and (ii) the valuation delivered by the third Independent Appraiser is between the two initial valuations delivered by the initial two Independent Appraisers or differs from either of such valuations by any amount equal to or less than a De Minimis Difference, the Fair Market Value will be the average of the three appraisals, and such averaged valuation shall be final and binding on the parties and enforceable in any court having jurisdiction. If (i) the initial valuations delivered by the initial two Independent Appraisers differ by an amount equal to or less than 4% of the lesser of the two initial valuations and the third appraisal is not between the two initial valuations delivered by the initial two Independent Appraisers and differs from both of such valuations by an amount greater than a De Minimis Difference; or (ii) the valuations delivered by the initial two Independent Appraisers differ by an amount greater than 4% of the lesser of the two initial valuations as of the appraisal date, the Fair Market Value will be the average of the two valuations received from any two of the three Independent Appraisers that are closest in amount to each other, and the third valuation will be disregarded, and such averaged valuation shall not be subject to Section 14.23 and be final and binding on the parties and enforceable in any court having jurisdiction. The expenses of any Independent Appraiser nominated by Sears shall be borne by Sears and the expense of any Independent Appraiser nominated by Purchaser shall be borne by Purchaser.

(d) Repurchase Agreement. After the purchase price for the Sears Repurchase Assets is established, Purchaser and Sears shall cooperate to negotiate in good faith as soon as practicable (but in no event later than 60 days following the determination of the purchase price) a definitive purchase agreement (the “Repurchase Agreement”) upon terms, including conditions, representations, warranties and indemnities, that are customary and where applicable, substantially similar to the Purchase Agreement. Purchaser shall not unreasonably withhold, condition or delay its execution of the Repurchase Agreement or any other documents necessary to effectuate such sale. The parties to the Repurchase Agreement shall use reasonable best efforts to ensure that the Repurchase Closing Date occurs as promptly as reasonably practicable following the execution thereof. Any buyer acting on behalf of Sears in the exercise of the Repurchase Option shall be bound by, and have the rights set forth in, this subsection as if it were Sears.

(e) Treatment of Securitized Assets. In the event that Purchaser has securitized or participated any of the Accounts, or the Accounts Receivables included therein, that are included in the Sears Repurchase Assets, the parties will cooperate to transfer such assets, or Purchaser’s interest in and servicing rights with respect to such assets, to Sears or its designee on reasonable terms under a Repurchase Agreement and at Sears or its designees expense.

(f) Orderly Transfer. Purchaser shall use commercially reasonable efforts to assist Sears or its designee to convert the processing and servicing of the Sears Repurchase Assets to Sears, its assignee or its processor, as the case may be, as soon as practicable after the Repurchase Closing Date. The parties to the Repurchase Agreement shall negotiate and enter into a transition services agreement, substantially in the form of the Transition Services Agreement, for Purchaser to service the Accounts until the conversion date occurs and for a period of up to one year at its election, any other services that may be reasonably necessary in connection with the Repurchase Agreement.

13.6 Treatment of Assets Upon Termination. (a) If Sears purchases, or arranges for the purchase of, the Sears Repurchase Assets, and the Repurchase Closing Date is to occur after the original date of expiration or termination of this Agreement, subject to the last sentence of Section 13.4(b), this Agreement shall be extended and shall remain in full force and effect until the Repurchase Closing Date; provided, that, commencing on the Termination Date, (i) neither Purchaser (nor any Affiliate thereof or any third party on Purchaser’s behalf) shall solicit any Cardholder, Financial Products Customer or holder of any Excluded Financial Product for any products, including Credit Cards or General Financial Services Products; and (ii) Purchaser shall thereafter have no rights to use any Cardholder Information, Confidential Information or any other information supplied by Sears with respect to the Program or this Agreement, except to perform any obligations with respect to the servicing of the Accounts and Financial Product accounts as contemplated hereby.

(b) In the event Sears does not purchase or arrange for the purchase of the Sears Repurchase Assets in accordance with this Agreement, from the Termination Date, (i) Purchaser shall, within 180 days, cease to use the Sears Licensed Marks and shall not claim any right, title, or interest in or to the Sears Licensed Marks granted pursuant to this Agreement and the Licensing Agreement; (ii) Purchaser shall, within 180 days following such date (the “Post-Termination Period”), reissue at its expense new card plastics not bearing any Sears Licensed Marks for Accounts and shall substitute or cancel the Sears Proprietary Cards; (iii) during and after the Post Termination Period, Purchaser shall not market the Program (provided, however, that Purchaser may conclude any solicitation that is required by applicable Law) and (iv) for five years following the Termination Date, Purchaser shall have no right to use, or to permit an Affiliate or third party to use, any Cardholder Information or other information supplied by Sears with respect to the Program or this Agreement to market or promote a Credit Card or other General Financial Services Product to Cardholders, Financial Product Customers or Sears Customers together with a Sears Competitor.

13.7 Other Termination Provisions. If this Agreement terminates for any reason:

(a) For the avoidance of doubt, it is understood that Sears shall be free to issue, by itself or through others, the Sears Credit Cards or any other Credit Cards, including Credit Cards bearing Sears Licensed Marks.

(b) At the request of either Sears or Purchaser, the other party shall reasonably cooperate with such requesting party, at such requesting party’s expense, to the extent necessary to satisfy any Law applicable to such requesting party.

(c) Sears and Purchaser shall mutually agree on all communications to Cardholders notifying them of the termination of the Program.

13.8 Survival. The terms of Articles IX, X, XI and XIV, Sections 6.5, 8.1, 13.4, 13.5(a), (e) and (f), 13.6, 13.7 and 13.8 shall survive the expiration or termination of this Agreement.

ARTICLE XIV

GENERAL

14.1 Successors and Assigns. All terms and provisions of this Agreement will be binding upon and will inure to the benefit of the parties and their respective Successors and permitted assigns.

14.2 Entire Agreement. The Program Related Agreements, together with the Purchase Agreement, and the Transition Services Agreement, embody the entire understanding of the parties as of the date hereof, and there are no further or other agreements or understandings, written or oral, in effect between the parties, relating to the subject matter of this Agreement.

14.3 Relationship of the Parties. The parties agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint venturers, fiduciaries or any association for profit between and among Purchaser and Sears or any of their respective Affiliates. None of the parties shall take any action to circumvent its obligations under this Agreement or with the primary purpose of depriving the other parties of their rights hereunder.

14.4 Force Majeure. Subject to Section 5.6(c), in the event that a party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its control and not caused by its negligence or fault (including acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability; provided that, such period shall be no longer than 30 days. In the event of any force majeure occurrence as set forth in this Section 14.4, the disabled party shall use commercially reasonable efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder in whole or in part. During the period when the disabled party is unable to perform its obligations hereunder, the other party shall not be required to perform any of its obligations that cannot be performed as a result of the disabled party’s nonperformance due to force majeure.

14.5 Books and Records. Each of Sears and Purchaser shall maintain books of account and records, in accordance with its standard practices and procedures, of all transactions arising in connection with its obligations pursuant to this Agreement for a period of six years (or, in the case of litigation or regulatory process, until such process concludes) from expiration or earlier termination. In addition to, and notwithstanding the foregoing, to the extent Sears or Purchaser has possession of any records required to be maintained by the other party pursuant to applicable Law, the party with possession shall maintain such records in such form and for such time periods as are provided for in such Law. Each such party shall furnish to the other party all such information concerning transactions the requesting party may reasonably request; provided, however, that no party shall be required to divulge any records to the extent prohibited by applicable Law.

14.6 Press Release. The parties shall agree on any initial press release(s) announcing the execution and delivery of this Agreement. From the date hereof until 30 days after the termination of this Agreement, Sears and Purchaser (i) will consult with each other before issuing, or permitting any agent or Affiliate to issue, any press releases with respect to the Program, this Agreement, the Licensing Agreement or the transactions contemplated hereby and thereby and (ii) will give due consideration to any comments of the other party.

14.7 Audits. (a) From time to time during the Term, upon reasonable notice by Sears, Purchaser will allow Sears or a third party, selected by Sears and reasonably acceptable to Purchaser, to perform, at times and in a manner that does not unreasonably disrupt the operations of Purchaser, an audit to review any aspect of Purchaser’s operation of the Program, including to determine whether Purchaser is in compliance with all of its obligations contained in this Agreement.

(b) From time to time during the Term, upon reasonable notice by Purchaser, Sears will allow Purchaser or a third party, selected by Purchaser and reasonably acceptable to Sears, to perform, at times and in a manner that does not unreasonably disrupt the operations of Sears, an audit to determine whether Sears is in compliance with all of its obligations contained in this Agreement.

14.8 Change in Law; Severability. If a Change in Law is applicable to any provision of this Agreement, the parties will perform such terms to the maximum extent permitted under Law. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The parties shall, to the extent lawful and practicable, use commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

14.9 Assignment. Other than as set forth in Article XIII with respect to the Sears Repurchase Option and as hereinafter provided, a party hereto shall not Transfer this Agreement or any of its rights hereunder without the prior written consent of the other parties hereto (which consent may be withheld in such other party’s sole discretion), and any such purported Transfer without such consent shall be void. Notwithstanding the foregoing, Sears Bank may (without the consent of the Purchaser) assign any or all of its rights or obligations hereunder to Sears in connection with the winding up or dissolution of Sears Bank and thereafter Sears Bank shall forever be completely released from any and all of its obligations hereunder.

14.10 Expenses. Except as is otherwise specifically provided in this Agreement, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all regulatory fees, attorneys’ fees, accounting fees and other expenses.

14.11 Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

14.12 Remedies; Specific Performance. (a) The rights and remedies of the parties under this Agreement are cumulative and are not exclusive of any rights or remedies that the parties would otherwise have under this Agreement or otherwise.

(b) The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party hereto may, in its sole discretion, apply to the court set forth in Section 14.20 for specific performance, or injunctive, or such other relief as such court may deem just and proper, in order to enforce this Agreement or prevent any violation thereof, and to the extent permitted by applicable Law, each party hereto waives any objection to the imposition of such relief.

(c) In no event will any party to this Agreement be liable to another party thereto for special, indirect, punitive or incidental damages, lost profits, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages.

14.13 Table of Contents; Headings. The Table of Contents and Article and Section headings of this Agreement are for convenience of reference only and shall not affect the construction of or be taken into consideration in interpreting this Agreement.

14.14 Limitation on Rights of Others. Nothing in this Agreement, whether express or implied, shall give or be construed to give any Person (other than the parties thereto and their permitted Successors and assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement, unless such Person is expressly stated in this Agreement to be entitled to any such right, remedy or claim.

14.15 Counterparts; Effectiveness. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same contract.

14.16 Payment Terms; Initial Periods. All amounts in this Agreement are stated and shall be paid in Canadian currency. Where this Agreement requires performance or payments to be measured as of calendar measurement periods (e.g., calendar months or quarters) and the Effective Date falls prior to the commencement of such period, the period between the Effective Date and the commencement of such initial calendar period shall be added to such initial calendar period and any requirements therewith shall be extended on a pro rata basis.

14.17 Drafting. Each party acknowledges that its legal counsel participated in the drafting of this Agreement. The parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favour one party over any other.

14.18 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

14.19 Taxes. Any party that provides services under this Agreement (a “Vendor”) to the other party shall invoice (by jurisdiction) the recipient of such services for any sales, use goods and services, value-added and other gross receipts-based taxes imposed against or upon such services (“Sales Taxes”). In addition to any amounts otherwise payable in respect of services provided under this Agreement, the recipient of such services shall be responsible for any Sales Taxes arising in respect of the provision of such services and shall either (i) pay such Sales Taxes to Vendor (and Vendor shall remit the amounts so received from the recipient of such services to the applicable taxing authority) or (ii) provide Vendor with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes.

14.20 Jurisdiction; Consent to Service of Process. Each party irrevocably submits to the jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to this Agreement. The parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.

14.21 Notices. All notices and other communications to be given to any party under this Agreement shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section 14.21. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section 14.21. Notices and other communications shall be addressed as follows:

(a)	If to Sears or Sears Bank:

Sears Canada Inc.

222 Jarvis Street

Toronto, Ontario

M5B 2B8

Attention: Secretary

Fax No.: (416) 941-2321

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Igor Kirman

Fax No.: 212-403-2393

with a copy to:

Torys LLP

79 Wellington St. W.

Box 270, TD Centre

Toronto, Ontario

M5K 1N2

Attention: Kathleen L. Keller-Hobson

Fax No.: 416-865-7380

(b)	If to the Purchaser:

JPMorgan Chase Bank, N.A. (Toronto Branch)

Royal Bank Plaza

Floor 1800

Toronto, Ontario

M5J 2J2

Attention: Sara Collins

Fax No.: (416) 981-9133

with a copy to:

Chase Bank USA, N.A.

3 Christina Center

10th Floor

201 North Walnut Street

Wilmington, DE 19801

Attention: Robert Birnbaum

Fax No.: (302) 282-8361

with a copy to:

Osler, Hoskin & Harcourt LLP

Suite 6100, One First Canadian Place

Toronto, Ontario, M5X 1B8

Attention: John Jason

Fax No.: (416) 862-6666

14.22 Escalation. Upon the occurrence of any event that, pursuant to the express provisions of this Agreement, is subject to the escalation provisions set out in this Section 14.22, the parties will attempt to resolve the subject of the escalation promptly by negotiations between the Chief Executive Officer and a senior executive designated by the Chief Executive Officer of each of Sears and the Purchaser (collectively, the “Senior Officers”). The Senior Officers will meet in person or by telephone within 10 Business Days after the notice of the dispute and attempt in good faith to resolve the subject matter of the escalation.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

SEARS CANADA INC.

By
	Name:	David B. Merkley
	Title:	Senior Vice-President and Chief Financial Officer

By
	Name:	Rudolph R. Vezér
	Title:	Senior Vice-President and Chief Legal Officer

SEARS CANADA BANK

By
	Name:	G. Bruce Clark
	Title:	Chief Executive Officer

By
	Name:	Rudolph R. Vezér
	Title:	Secretary

JPMORGAN CHASE BANK, N.A. (TORONTO BRANCH)

By
	Name:	James Schimmel
	Title:	Vice-President

EXHIBIT I

MERCHANT AGREEMENT

BY AND BETWEEN

SEARS CANADA INC.

AND

JPMORGAN CHASE BANK, N.A. (TORONTO BRANCH)

MERCHANT AGREEMENT dated as of November 15, 2005 (the “Effective Date”), by and among SEARS CANADA INC., a corporation incorporated under the laws of Canada (“Sears”), and JPMORGAN CHASE BANK, N.A. (TORONTO BRANCH), a national banking association organized under the laws of the United States and a Schedule III bank under the Bank Act (Canada) (“Purchaser”) (this “Merchant Agreement”).

RECITALS

WHEREAS, Sears is, among other things, engaged in the business of selling merchandise and services through retail stores, catalogues and other means;

WHEREAS, Sears and JPMorgan Chase & Co. (“JPMC”) have entered into the Purchase Agreement, dated as of August 31, 2005 (the “Purchase Agreement”), as amended, pursuant to which JPMC has agreed to acquire, or cause to be acquired, from Sears, and Sears has agreed to sell, or cause to be sold, to JPMC or an Affiliate of JPMC, substantially all of the assets of the Business (as defined in the Purchase Agreement), on the terms and subject to the conditions of the Purchase Agreement;

WHEREAS, Sears, Sears Canada Bank, a Schedule I bank under the Bank Act (Canada), and Purchaser have entered into a Program Agreement, dated as of even date hereof (the “Program Agreement”), pursuant to which Sears and Purchaser will issue and service Sears Credit Cards (as defined in the Purchase Agreement), issue existing and new credit and financial products, process and service related accounts and engage in certain joint marketing efforts, on the terms and subject to the terms and conditions set forth in the Program Agreement; and

WHEREAS, Sears desires to enter into a relationship with Purchaser for, among other things, the acceptance of the Sears Credit Cards in Stores (as such terms are defined in the Program Agreement).

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sears hereby agree as follows:

ARTICLE I—DEFINITIONS

Capitalized terms used in this Merchant Agreement, if not hereinafter defined, have the meanings given to them in the Program Agreement.

1.1 “Authorization” means a valid authorization code provided by Purchaser to Sears with respect to a Card Sale when Sears is presented with an Account number.

1.2 “Authorization Center” means the system accessed by Sears for the purpose of obtaining authorization codes and instructions on handling Card Sales.

1.3 “Card Association Regulations” means the by-laws, procedures, rules and regulations of the Card Association, as they may be amended from time to time by the Card Association.

1.4 “Card Sale” is a sale of Merchandise by Sears to a Cardholder through the use of a Sears Credit Card or to a Third Party Sears Merchant or a Third Party Non Sears Merchant through the use of a Sears Proprietary Card.

1.5 “Card Sale Date” means the transaction date for any Card Sale.

1.6 “Co-Branded Card Sale” is a sale of Merchandise by Sears to a Cardholder through the use of a Sears Co-Branded Card.

1.7 “Chargeback” is the reversal of a charge against a Card Sale previously presented by Sears to Purchaser for payment, in accordance with Section 3.3 of this Merchant Agreement and Section 3 of the Rules.

1.8 “Cost of Funds Adjustment” will have the meaning set forth in Section 3.2 and be calculated as more particularly described in Schedule B.

1.9 “Designated Participant” will have the meaning set forth in Section 12.22.

1.10 “Electronic Card Capture Device” means a device intended to electronically transmit Sales Data to Purchaser, which can be either a physical or virtual “point of sale” device.

1.11 “Merchant Agreement” has the meaning set forth in the preamble hereto.

1.12 “Merchant Operating Rules and Regulations” or the “Rules” means, with respect to the Sears Credit Cards, the rules outlined in Schedule A attached hereto and incorporated herein by reference, as may be amended from time to time in accordance with Section 12.22.

1.13 “Processor” means any organization, including Purchaser, that captures Sales Transactions on behalf of Sears.

1.14 “Program Agreement” has the meaning set forth in the recitals hereto.

1.15 “Purchase Agreement” has the meaning set forth in the recitals hereto.

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1.16 “Refund” means any non-cash refund, return, or price adjustment of a Card Sale made through the use of a Sears Credit Card.

1.17 “Refund Record” means all documents or data used to evidence any Refund.

1.18 “Representment” means a representment as set forth in Schedule A, Section 3.3.

1.19 “Sales Data” means data representing Sales Transactions related to a Card Sale, Refund or credit.

1.20 “Sales Record” means all documents or data presented to Purchaser as evidence of a Card Sale or credit.

1.21 “Sales Transaction” means any single Card Sale, Refund or Representment to an Account by Sears and processed through Purchaser or a processor, including an Authorization and ticket capture as a single transaction.

1.22 “Sears” has the meaning set forth in the preamble hereto.

1.23 “Settlement Account” means the account maintained at a depository institution and designated by Sears to which funds due to Sears for Card Sales are credited.

1.24 “Settlement Amounts” means the daily amounts resulting from clearing Card Sales, including sales volume, representments, any taxes collected and other agreed upon credits, minus Chargebacks, Refunds, any agreed upon fees and other agreed upon debits.

1.25 Construction. References in this Merchant Agreement to any gender include references to all genders, and references in this Merchant Agreement to the singular include references to the plural and vice versa. Unless the context otherwise requires, the term “party” when used in this Merchant Agreement means a party to this Merchant Agreement. References in this Merchant Agreement to a party or other Person include their permitted Successors and assigns. The words “include,” “includes” and “including” when used in this Merchant Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Merchant Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Merchant Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Merchant Agreement refer to this Merchant Agreement in its entirety and not to any particular Article, Section or provision of this Merchant Agreement.

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ARTICLE II—CERTAIN COVENANTS

2.1 Card Association Regulations. The parties agree that, to the extent the Card Association Regulations apply to agreements of the same type as this Merchant Agreement, and the Card Association Regulations require either party to render performance to a Cardholder at a higher level than required herein or in the Rules, the Card Association Regulations shall control. Notwithstanding the foregoing, with respect to Sears Co-Branded Cards, no payment made by Purchaser to Sears in connection with a Card Sale may be charged back to Sears except to the extent such Chargeback is required by the Rules.

ARTICLE III—PURCHASER OBLIGATIONS

3.1 Purchaser Services. Purchaser will process, for Sears, Sales Transactions on Sears Credit Cards and shall provide to Sears the following additional services with respect to Sears Credit Cards:

3.1.1	Provide real-time and batch processing capabilities for Authorizations, according to the Service Standards set forth in Schedule C to the Program Agreement;

3.1.2	Provide a 24-hour Authorization help desk, according to the Service Standards set forth in Schedule C to the Program Agreement;

3.1.3	Provide electronic transmission of Sales Data into Purchaser’s systems;

3.1.4	Send settlement, Chargeback, and other agreed-upon transaction reports to Sears, in a form and format mutually agreed upon by the parties.

3.1.5	Monitor and act in accordance with industry practice in effect from time to time to prevent and mitigate fraud;

3.1.6	Answer Sears’ inquiries concerning Sales Transactions;

3.1.7	Fund Sears’ Settlement Account, in accordance with Section 3.2 of this Merchant Agreement;

3.1.8	Manage change requests and problem reports from Sears in a timely manner; and

3.1.9	Comply with the service standards set forth in Schedule C hereto.

3.2 Payment of Settlement Amounts on Card Sales.

3.2.1	Purchaser will pay the daily Settlement Amounts with respect to Card Sales via wire transfer to the Settlement Account in

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accordance with the following time periods: Sears will submit the Sales Data and any relevant supporting documentation to Purchaser and its processor by 3:00 a.m. (Toronto time) each Business Day, and, provided that Purchaser and its processor received such information by 3:00 a.m. (Toronto time), Purchaser will provide Sears with a report of the Settlement Amounts by 8:30 a.m. (Toronto time) on such Business Day, and shall fund the Settlement Account by 12:00 p.m. (Toronto time) on such Business Day.

In the event Sears submits the Sales Data and any relevant supporting documentation after the 3:00 a.m. (Toronto time) cut-off, or Purchaser and its processor received such information after the 3:00 a.m. (Toronto time) cut-off, such Sales Data will be included in the Settlement Amounts for the next Business Day. The parties acknowledge and agree that, if all or a portion of the Settlement Amounts due are not paid to Sears by 12:00 p.m. (Toronto time), Purchaser will reimburse Sears for its cost of funds adjustment (the “Cost of Funds Adjustment”) from the date such Settlement Amounts were due until and including the date such Settlement Amounts are paid in full. The Cost of Funds Adjustment shall be calculated using the formula set forth on Schedule B.

In the event all or a portion of the required Sales Data is not received by Purchaser and its processor by 3:00 a.m. (Toronto time) on a Business Day, or such data is unreadable, Purchaser will not be required to process the Sales Data containing any missing or unreadable data, and shall immediately inform Sears of such missing or unreadable data. Sears will be responsible for retrieving or resubmitting the Sales Data in completed form. Sears will be responsible for the loss, damage or destruction of Sales Data until such Sales Data is received by Purchaser and its processor. Sears agrees that it will not close its Settlement Account without providing Purchaser at least two Business Days prior written notice of such closure and substitution of another account. The amounts paid will be the full amount indicated in the Settlement Amounts, as reported, with no deduction, reduction, or setoff for any reason, except as expressly provided for herein.

All Settlement Amounts shall be paid in Canadian currency, unless otherwise agreed. Sears authorizes Purchaser to initiate credit or debit entries and adjustments to the Settlement Account.

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Sears agrees that, in the event of termination of this Merchant Agreement, it will maintain the Settlement Account with reasonably sufficient funds until Sears and Purchaser agree that all Chargebacks and other adjustments are processed, and will permit Purchaser to credit and debit the Settlement Account until all such charges are finalized. Chargebacks and other adjustments will be settled as provided in this Merchant Agreement.

3.2.2	Except as otherwise expressly provided in this Merchant Agreement, Purchaser will not offset other amounts owed by Sears from Settlement Amounts without Sears’ prior written consent in each case, and will instead bill Sears separately for all such fees or charges.

3.3 Chargeback Rights and Procedures for Card Sales

3.3.1	Subject to the Rules and the terms and conditions set forth in this Merchant Agreement, any payment made by Purchaser to Sears in connection with a Card Sale may be charged back to Sears until the expiration of 120 days after the later of the Card Sale Date or the date on which the transaction is posted to the Card Account and/or Merchandise is received (including 120 days after termination of this Merchant Agreement), except in cases of Chargebacks related to losses on credit limit overrides on protection agreements, extended warranty protection, maintenance agreements, or similar products under Section 3.1 of the Rules, which can be charged back without limit as to time; provided that with respect to Chargebacks related to losses on credit limit overrides on protection agreements that Purchaser demonstrates to Sears’ reasonable satisfaction that (i) the original protection agreement sale was in fact a credit limit override and (ii) that subsequent payments on the account have not paid such purchase off. The parties will work together in good faith to resolve Cardholder disputes presented after the 120 day Chargeback period.

3.3.2	If Purchaser processes a Chargeback and the amount of the Card Sale or the disputed amount is subsequently paid by the Cardholder, Purchaser will promptly reimburse Sears for such amount.

3.4 Cardholder Complaints. Purchaser will cooperate with Sears consistent with the terms of the Program Agreement, including Article V thereof, in addressing Cardholder complaints that arise in connection with a Card Sale.

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3.5 Electronic Data Transmissions and Equipment. Unless otherwise provided herein, Purchaser will transmit, or cause to be transmitted, to Sears all data required under this Merchant Agreement via electronic transmission in mutually agreed upon formats. The parties may, from time to time, agree as to changes to any electronic format(s) used in connection with the transactions contemplated by this Merchant Agreement. Purchaser, at its sole expense, will obtain and maintain equipment, including telephone lines, to transmit and accept information and data relating to Sales Transactions from Sears.

3.6 Sears Co-Branded Cards. Subject to Section 2.1, Purchaser will comply with the Card Association Regulations applicable to it in connection with the operation of all applicable aspects of the Program related to the Sears Co-Branded Cards, other than those applicable to Co-Branded Card Sale transactions, wherein Sears Co-Branded Card transactions are to be processed as Sears Card transactions.

ARTICLE IV—SEARS OBLIGATIONS

4.1 General Duties. Sears will comply with the terms of this Merchant Agreement, the Rules, and the Card Association Regulations, as applicable, in connection with the acceptance of Sears Credit Cards and in submitting Sales Transactions and Sales Records for processing. Without limiting the generality of the foregoing, Sears will: (a) honor each valid Sears Credit Card presented by Cardholders; (b) treat each Sales Transaction no less favorably than Sears treats other credit card transactions; (c) not establish minimum or maximum amounts for Card Sales, Sales Transactions or Sales Records; (d) not impose any surcharge on Card Sales or Sales Transactions; and (e) include any Sales Tax on a Sales Transaction in the total charge amount.

During the term of this Merchant Agreement, Sears will, and will use commercially reasonable best efforts to cause its Designated Participants to maintain a merchant relationship with the Card Association for the purpose of accepting Credit Cards for purchases of Merchandise; provided that with respect to each of Sears’ Designated Participants accepting Credit Cards for Purchase of Merchandise without maintaining a merchant relationship with the Card Association (i.e. by clearing Credit Card transactions through Sears’ POS systems), Sears shall not be obliged to exert such efforts.

4.2 Use of Forms. Unless otherwise provided herein, Sears will use such forms of Card Sales, Sales Records and Refund Records as is determined by mutual agreement of the parties or as may be modified from time to time to comply with applicable Law or Card Association Regulations.

4.3 Electronic Transmission Requirements. Unless otherwise provided herein, Sears will transmit, or cause to be transmitted, all data required under this Merchant Agreement via electronic transmission in mutually agreed upon formats.

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4.4 Equipment. Sears, at its sole expense, will obtain and maintain equipment necessary to capture information and data relating to Sales Transactions. Purchaser shall consult with Sears before implementing system changes relating to the processing of Card Sales that would require Sears to incur expenses to its systems or equipment to accommodate and shall promptly reimburse Sears in full for any and all such expenses.

4.5 Sears Co-Branded Cards. Subject to Section 2.1, Sears will comply with the Card Association Regulations applicable to merchants in connection with the operation of all applicable aspects of the Program related to the Sears Co-Branded Cards, other than those applicable to Co-Branded Card Sale transactions, wherein Sears Co-Branded Card transactions will not be subject to an interchange fee except in accordance with Section 7.3 of the Program Agreement, and are to be processed as Sears Card transactions.

ARTICLE V—CONFIDENTIAL INFORMATION

The parties agree that the terms and conditions with respect to Confidential Information as set forth in the Program Agreement will apply to information disclosed to or observed or otherwise obtained by one party with regard to the other party in the course of the negotiation of this Merchant Agreement and each party’s performance of its obligations hereunder.

ARTICLE VI—SEARS REPRESENTATIONS AND WARRANTIES

6.1 Generally. Sears hereby warrants and represents, as of the date of presentment of the charge transactions to Purchaser of each Sales Record for a Card Sale:

6.1.1	All Sales Records and Refund Records that Sears presents to Purchaser are genuine and arise out of bona fide Card Sales of Merchandise by Sears in the ordinary course of business, and have not been included in any previously submitted Sales Data and do not involve a cash advance or Merchandise not listed on the Sales Record;

6.1.2	Sears has title to all Sales Records presented to Purchaser, there are no liens or other encumbrances on such Sales Records and Sears has the authority to present such Sales Records to Purchaser;

6.1.3	No Sales Record is subject to any dispute, set-off, counterclaim or defense due to any act or omission of Sears, except for those created as a result of the acts or omissions of Purchaser;

6.1.4	The Card Sale did not arise out of any fraud or malfeasance of any employee or agent of Sears;

6.1.5	The Sales Record is signed (or if an internet transaction, verified) with a signature not manifestly different than the signature on the applicable Sears Credit Card, islegible and accurately reflects the underlying transaction in all material respects; and

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6.1.6	Sears has not taken or granted, and does not purport to take or grant, any security interest in any Sales Record.

6.2 Notwithstanding any contrary provision in this Merchant Agreement, Purchaser’s sole remedy for a breach by Sears of any of the foregoing representations and warranties will be to charge back the Card Sale to Sears in accordance with the terms and conditions hereunder. Nothing in this Section 6.2 shall limit Purchaser’s rights to indemnification under Article XI of the Program Agreement.

ARTICLE VII—USE OF TRADEMARKS

The parties agree that the terms and conditions with respect to the use of the Sears Licensed Marks and the Licensed Purchaser Marks set forth in the Program Agreement and the Licensing Agreement will apply to the use of such Marks for purposes of this Merchant Agreement.

ARTICLE VIII—RECORDS

8.1 Generally. Sears will retain electronic records of all Sales Records and Refund Records (and a copy of any other transaction record) for at least two years after the date when Sears presents the records to Purchaser. If Sears cannot retain electronic records of all or a portion of any such records, then Sears will retain either the original, or a legible microfilm copy of both sides, of all Sales Records and Refund Records (and any other transaction records) for at least seven years after the date when Sears presents the records to Purchaser.

8.2 Requests for Copies. Sears will promptly provide Purchaser upon Purchaser’s request with copies of the electronic records of all Sales Records or Refund Records (and any other transaction records), or, if there is no electronic record, a copy of either the original paper or of the microfilmed version of such Sales Records or Refund Records (and any other transaction records) (in size comparable to the original paper record), and any other documentary evidence available to Sears and reasonably requested by Purchaser to meet its obligations under applicable Laws or to respond to questions concerning Accounts.

ARTICLE IX—COMPLIANCE WITH LAW

9.1 Sears’ Compliance. Sears will comply in all material respects with all Laws applicable to Sears and Sears’ business as they relate to Sales Transactions.

9.2 Purchaser’s Compliance. Purchaser will comply in all material respects with all Laws applicable to Purchaser and Purchaser’s business as they relate to Sales Transactions.

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ARTICLE X—DEFENSE AND INDEMNIFICATION

10.1 By Sears. Sears shall be liable to, and shall defend, indemnify and hold harmless, Purchaser and its Subsidiaries and Affiliates and their respective directors, officers, employees and permitted assigns from and against any Losses arising out of any breach of an obligation to be performed by Sears herein.

10.2 By Purchaser. Purchaser shall be liable to, and shall defend, indemnify and hold harmless, Sears, and its Subsidiaries and Affiliates and their respective directors, officers, employees and permitted assigns from and against any Losses arising out of any breach of an obligation to be performed by Purchaser herein.

10.3 Procedures for Indemnification. The parties agree to follow the procedures for indemnification set forth in Section 11.3 of the Program Agreement for purposes of indemnification under this Merchant Agreement.

ARTICLE XI—TERM AND TERMINATION

11.1 Term. This Merchant Agreement shall commence on the Effective Date, and shall continue in full force and effect during the Term of the Program Agreement.

11.2 Effect of Termination. Upon the effective date of any termination of this Merchant Agreement, Sears’ rights hereunder to make Card Sales, to present Sales Records to Purchaser, and to use Sales Record forms, Refund Record forms, promotional materials, and any other items provided by Purchaser hereunder, will immediately cease. The provisions of Sections 3.2, 3.3, 3.4, 4.2, 4.3, and Articles V, VI, VII, VIII, IX, X, and XII, as well as Sears’ obligations in connection with any Sales Record or Refund Record accepted by Purchaser (whether before or after any termination of this Merchant Agreement), including Sears’ Chargeback obligations, will survive any termination of this Merchant Agreement.

ARTICLE XII—GENERAL

12.1 Successors and Assigns. Section 14.1 of the Program Agreement is incorporated herein, mutatis mutandis.

12.2 Entire Agreement. Section 14.2 of the Program Agreement is incorporated herein, mutatis mutandis.

12.3 Relationship of the Parties. Section 14.3 of the Program Agreement is incorporated herein, mutatis mutandis.

12.4 Force Majeure. Section 14.4 of the Program Agreement is incorporated herein, mutatis mutandis.

12.5 Books and Records. Section 14.5 of the Program Agreement is incorporated herein, mutatis mutandis.

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12.6 Public Announcements. Section 14.6 of the Program Agreement is incorporated herein, mutatis mutandis.

12.7 Audits. Section 14.7 of the Program Agreement is incorporated herein, mutatis mutandis.

12.8 Change in Law; Severability. Section 14.8 of the Program Agreement is incorporated herein, mutatis mutandis.

12.9 Assignment; Delegation of Services. Section 14.9 of the Program Agreement is incorporated herein, mutatis mutandis.

12.10 Expenses. Section 14.10 of the Program Agreement is incorporated herein, mutatis mutandis.

12.11 Amendment and Waiver. Section 14.11 of the Program Agreement is incorporated herein, mutatis mutandis.

12.12 Remedies; Specific Performance. Section 14.12 of the Program Agreement is incorporated herein, mutatis mutandis.

12.13 Table of Contents; Headings. Section 14.13 of the Program Agreement is incorporated herein, mutatis mutandis.

12.14 Limitation on Rights of Others. Section 14.14 of the Program Agreement is incorporated herein, mutatis mutandis.

12.15 Counterparts; Effectiveness. Section 14.15 of the Program Agreement is incorporated herein, mutatis mutandis.

12.16 Payments. Section 14.16 of the Program Agreement is incorporated herein, mutatis mutandis.

12.17 Drafting. Each party acknowledges that its legal counsel participated in the drafting of this Merchant Agreement. The parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Merchant Agreement to favor one party over any other.

12.18 Governing Law. This Merchant Agreement shall in all respects be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

12.19 Jurisdiction; Consent to Service of Process. Section 14.20 of the Program Agreement is incorporated herein, mutatis mutandis.

12.20 Notices. Section 14.21 of the Program Agreement is incorporated herein, mutatis mutandis.

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12.21 Escalation. Section 14.22 of the Program Agreement are incorporated herein, mutatis mutandis.

12.22 Designated Participants. Each of Sears and Purchaser shall use its commercially reasonable efforts to have Purchaser enter into separate merchant processing agreements with each of Sears’ Affiliates and Partner Merchants that accept Sears Credit Cards (“Designated Participants”), in accordance with Section 12.2 of the Program Agreement. Until Purchaser enters into such merchant processing agreement with any such Designated Participant, (i) Sears shall communicate with Purchaser on behalf of the Designated Participant on all matters, (ii) Purchaser shall not be required to render any performance hereunder to the Designated Participant, and Purchaser shall have fulfilled all of its obligations and responsibilities hereunder with respect to any participation by the Designated Participant by rendering performance to Sears on behalf of the Designated Participant, (iii) Sears shall be responsible for rendering to Designated Participant any performance rendered to Sears by Purchaser on behalf of the Designated Participant, and (iv) nothing in this Merchant Agreement, whether express or implied, shall give or be construed to give any such Designated Participant any legal or equitable right, remedy or claim under or in respect of this Merchant Agreement, it being understood that any legal or equitable right, remedy or claim with respect to matters set forth in this Section 12.22 shall inure exclusively to the benefit of Sears.

12.23 Modification of Rules. Purchaser and Sears may modify the Rules upon mutual agreement.

12.24 Conflict with Program Agreement. Notwithstanding anything to the contrary contained herein, in the event of a conflict between either this Merchant Agreement or the Rules and the Program Agreement, the Program Agreement shall control.

Signature Page Follows

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IN WITNESS WHEREOF, Sears and Purchaser have caused their duly authorized representatives to execute this Merchant Agreement as of the date set forth below the signature of each.

SEARS CANADA INC.

By:
	Name:	David B. Merkley
	Title:	Senior Vice-President and Chief Financial Officer

By:
	Name:	Rudolph R. Vezér
	Title:	Senior Vice-President and Chief Legal Officer

JPMORGAN CHASE BANK, N.A. (TORONTO BRANCH)

By:
Name:
Title:

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SCHEDULE A

Sears Credit Card Merchant

Operating

Rules and Regulations

These Rules and Regulations contain procedures that will be followed in connection with the acceptance of a Sears Credit Card and will govern all Sears Credit Card Sales Transactions. These Rules and

Regulations are not applicable to Sears Co-Branded Cards except for Sears Co-Branded

Card Sales.

SCHEDULE A

Sears Credit Card Merchant

Operating

Rules and Regulations

Table of Contents

1.	SALES TRANSACTIONS		1
	1.1	Obtaining Authorization	1
	1.2	Refunds	2
	1.3	Cash Advances	3
	1.4	Surcharges	3
	1.5	Split Tickets	3
	1.6	Minimum/Maximum Dollar Limits	3
	1.7	Suspicious Situations	3
	1.8	Applications	4

2.	PROCESSING AND SETTLEMENT		6
	2.1	Processing and Settlement for Sales Transactions	6
	2.2	Recording A Credit Card Sale (Card Present)	6
	2.3	Recording a Card Sale (Card Not Present)	7
	2.4	Submitting Electronic Sales Data	8
	2.5	Settlement Downtime Procedures	8

3.	CHARGEBACKS		9
	3.1	General	9
	3.2	Notice	9
	3.3	Representment	9
	3.5	Collection of Chargebacks	10

4.	SEARS EMPLOYEE FRAUD		10

5.	ALTERED AND COUNTERFEIT SEARS CREDIT CARDS		10

6.	SPECIAL CREDIT CARD PROGRAMS		11

7.	CAPITALIZED TERMS		11

1.	Sales Transactions

1.1	Obtaining Authorization

1.1.1	The general rules for Authorizations are as follows:

•	before completing a Card Sale, Sears will obtain Authorization for the amount of the Card Sale in a manner set forth herein, including through electronic processing methods and terminals;

•	Sears will request Authorization before submitting a Card Sale for payment, except as otherwise mutually agreed for specific types of Sales Transactions;

•	if Authorization is granted, Sears will provide an Authorization code on the Sales Record submitted by Sears for processing; and

•	if Authorization is denied, Sears may make further attempts to obtain Authorization with that Sears Credit Card in order to complete a Card Sale.

1.1.2	Telephone, Internet or Mail Order Credit Card Sales

Sears will obtain prior Authorization for all telephone, Internet and mail order Card Sales. For telephone, Internet, or mail order Authorization requests, Sears will electronically transmit the Account number, expiration date (if any), and amount of the Sales Transaction. Sears shall present Authorization requests in batch or real-time, and in no event shall Sears present Authorization requests less often than daily. Sears will follow such additional procedures relating to Authorization requests for telephone, Internet and mail order Card Sales as mutually agreed from time to time, it being understood that current procedure is to require the presentment of the Sears Card and request customer signature prior to receipt of Merchandise.

1.1.3	Authorization Downtime Procedures

1.1.3.1	Telephone, Internet or Mail Order Credit Card Sales

If the Electronic Card Capture Device is not working, Sears will queue Authorization requests and retry them as soon as the Authorization system is functional, but need not obtain Authorization for any Card Sale equal to or less than $100.00.

1.1.3.2	All Other Credit Card Sales

If the Electronic Card Capture Device is not working, Sears will call Purchaser’s Authorization Center at 1-800-686-8224 for Authorization on each sale. If a sale is approved, Sears will re-enter the sale in the Electronic Card Capture Device together with the Authorization Code as soon as the Electronic Card Capture Device is functional.

1.2	Refunds

1.2.1	If a Cardholder desires to return Merchandise or cancel the Services paid for with a Sears Credit Card, Sears will, in accordance with Sears’ return policy, process a Refund to that Cardholders’ Sears Credit Card. Sears will not give cash refunds to any Cardholder in connection with a Card Sale except to the extent that a refund can not readily be processed to the Sears Credit Card which paid for such Merchandise or Services.

Purchaser will honor Sears’ return, policy as long as the policy complies with all applicable Laws and Sears clearly posts or otherwise notifies the Cardholder of the policy at the time of each Card Sale. Returns of Merchandise or cancellation of Services not paid for by a Sears Credit Card will not be credited to the Sears Credit Card, except for the applicable portion of a purchase pursuant to Section 1.5. (it being understood that any portion of a purchase paid for by more than one Sears Credit Card may be refunded to one or more of such Sears Credit Cards in Sears’ discretion). Sales Data from Refunds will be included in Sears’ daily file submitted to Purchaser for purposes of settlement.

1.2.2	Sears’ Return Policy

Sears’ return policy for Merchandise paid for through use of a Sears Credit Card shall be no less favorable than Sears’ return policy for Merchandise paid for through all other means.

1.2.3	Refund Record

Sears will deliver to Purchaser a Refund Record for each Refund or adjustment made to a Sears Credit Card Account within five (5) days after such Refund or adjustment is made, and will deliver to the Cardholder a copy of the Refund Record at the time the Refund or adjustment is made.

Each Refund Record will include the Account number, Refund date, Refund amount, a brief description of the Refund or adjustment, in sufficient detail to identify the Sears Credit Card used and the Card Sale refunded.

1.3	Cash Advances

Sears will not issue a cash advance on any Sears Credit Card, unless otherwise agreed upon by the parties in writing.

1.4	Surcharges

Other than as required by applicable Laws, Sears will not impose any surcharge, levy, or fee of any kind for the use of a Sears Credit Card by the Cardholder, unless otherwise agreed upon by the parties in writing.

1.5	Split Tickets

Sears may allow a Cardholder to use the Sears Credit Card to pay for a portion of any Merchandise.

1.6	Minimum/Maximum Dollar Limits

Sears will not require that any Cardholder make a minimum purchase in order to use a Sears Credit Card. Other than as set forth in the Credit Policy, Sears will not set a maximum limit on purchases for a Cardholder using a Sears Credit Card.

1.7	Suspicious Situations

Any Sears employee who is suspicious of the validity of a Sears Credit Card or of the presenter of a Sears Credit Card for any reason should notify Purchaser immediately, in accordance with the following procedure and subject to applicable Law:

1.	The employee will call Purchaser’s Authorization Center at 1-800-686-8224;

2.	The employee will next ask the Account manager for a Code 10 Authorization;

3.	The Authorization Center associate will request the Cardholder’s Account number and name, and will immediately alert the fraud department;

4.	The fraud department will then ask a brief series of yes or no questions about the Sears Credit Card or the presenter;

5.	If the fraud department is able to confirm the identity of the presenter as a Cardholder or authorized user of the Sears Credit Card, Purchaser will approve the Card Sale and record its approval in the Cardholder’s Account records, and will not charge back such purchase to Sears as unauthorized even if the Cardholder files a written dispute of the transaction as such; and

6.	If the Sears employee is instructed to retain the Card, or not to authorize the sale, such employee will only do so by reasonable, lawful means.

1.8	Applications

1.8.1	Applications at Point-of-Sale

Applications for Sears Credit Cards completed at Sears’ retail stores, whether with or without an accompanying sale, and forwarded to Purchaser via telephone or by electronic transmission, inclusive of telephone, terminal or point-of-sale system devices, will be transmitted to Purchaser in a mutually acceptable manner and format. Sears shall be responsible for the following:

•	Providing all information required on the application form furnished by Purchaser, and developed consistent with the Program Agreement, for use in Sears’ retail stores.

•

Obtaining and verifying one form of identification to verify the applicant’s identity, one of which must consist of a current, official government identification document, such as a passport or driver’s license, that bears the applicant’s signature.

•	Obtaining the signature on the Application of all persons whose names will appear on the Account or who will be responsible for the Account.

•	Upon either approval or decline, sending the Application, including the information contained in those Applications received by telephone, to Purchaser at the designated address within five (5) days.

•

Entering the sale into the Electronic Card Capture Device. If requested to do so by Purchaser’s representative, Sears’ employee shall also enter into the Electronic Card Capture Device the Authorization Code provided by Purchaser to Sears.

•	Providing to each applicant a copy of the initial disclosures Purchaser provides to Sears expressly for distribution to applicants.

If approved, Purchaser’s representative will provide the Account number and credit limit to Sears’ employee or representative. In order to obtain Authorization for the Card Sale, Sears’ employee or representative must enter the Account number and total amount of the Card Sale into the Electronic Card Capture Device.

If Purchaser declines an application, Purchaser will provide Sears’ employee or representative with an adverse action reference number that Sears’ employee or representative will provide to the applicant and Purchaser will send an adverse action letter to the applicant via mail.

If Purchaser is unable to render an immediate decision, Purchaser will provide the Sears’ employee or representative with an application pending number, and the Sears employee or representative will instruct the applicant to call Purchaser at 1-800-686-8224 for a final approve or decline decision.

If the application is approved, but the total amount of the Card Sale exceeds the line of credit offered to the applicant, Purchaser’s associate will communicate to the applicant a counteroffer for a lower line of credit or another Sears Credit Card. If the applicant declines the counteroffer, Sears’ employee or representative must treat the application as if Purchaser declined the application, and at such point Sears shall have the right to offer the applicant another source of credit pursuant to Section 4.5(c) of the Program Agreement.

1.8.2	Telephone Applications

Applications for the Credit Card received by Sears by telephone, whether with or without an accompanying sale, will be processed by Sears and forwarded electronically to Purchaser in a mutually acceptable manner and format. Such applications will be immediately available for Card Sales only if the Cardholder received the required initial disclosures. If the consumer applies for an Account by telephone and did not receive the initial disclosures, Purchaser will put a tiered watch or block on the Account until a plastic card with disclosures is received by the customer, and the Sears’ employee or representative may not process the Card Sale on the Account until the Cardholder activates the card or uses the card in the Store.

1.8.3	Internet Applications

Customers of Sears who wish to apply for a Sears Credit Card may do so via Sears’ Internet website. All applications received by

Purchaser via the Internet will be processed only if all of the information requested on the website application form has been completed. For Internet applications, the Purchaser Card Agreement shall be transmitted to the consumer by Purchaser through the website. If approved, Accounts opened via the Internet application process are immediately available for Card Sales.

2.	Processing and Settlement

Unless otherwise agreed upon by the parties, all processing and settlement for Sales Transactions will be accomplished via Processor.

2.1	Processing and Settlement for Sales Transactions

2.1.1	General Rules for Processing and Settlement

Sears will submit Card Sales to Purchaser only if, to Sears’ knowledge, the Card Sale is made or approved by the Cardholder, or another person who is authorized to use, the Sears Credit Card used for the Card Sale. Sears will only submit a Credit Card Sale once it has complied with all applicable procedures set forth in these Rules and has provided the Merchandise (postage prepaid, if applicable) to the Cardholder (unless otherwise expressly agreed upon by the Cardholder).

Purchaser will provide a settlement report and/or file in a mutually agreeable form and format upon Sears’ request.

2.2	Recording A Credit Card Sale (Card Present)

2.2.1	Completing a Card Sale record

Sears will record each Card Sale by completing a Sales Record in accordance with mutually agreed upon procedures. Sears will maintain records such as sales drafts, sales slips or electronic processing records and methods, as mutually agreed.

2.2.2	Obtaining the Cardholders’ Signature

Sears will require Cardholders to sign Sales Records of Card Sales, but not until the final Sales Transaction amount is entered on the Sales Record. If the signature panel on the Sears Credit Card is blank, in addition to requesting an Authorization, Sears will:

•

review identification to determine that the customer is the Cardholder. The identification must consist of a current, official government identification document, such as a passport or driver’s license, that bears the Cardholder’s signature; and

•	require the Cardholder to sign the signature panel of the Sears Credit Card before completing the Card Sale with such Cardholder’s name, or the words “See ID for signature.”

2.2.3	Delivering Sales Records to the Cardholder

Sears will deliver to the Cardholder an accurate and complete copy of the Sales Record no later than the time the Merchandise is provided, using a format mutually agreed upon by Sears and Purchaser. Sears will provide at least the following information to the Cardholder:

•	Sears Credit Card Account number truncated to the extent required by law;

•	Cardholder name;

•	Location code or city and state;

•	Card Sale amount;

•	Card Sale Date; and

•	Brief description of Merchandise sold.

2.3	Recording a Card Sale (Card Not Present)

2.3.1	Purchases made at Stores

If a Cardholder wants to make a purchase at a Store and does not have his/her Sears Credit Card, Sears will:

•    review identification to determine that the customer is the Cardholder. The identification must consist of a current, official government identification document, such as a passport or driver’s license, that bears the Cardholder’s signature; and

•    perform an Account look-up to obtain a temporary shopping pass for the Cardholder; provided that, if such look-up is unsuccessful, Sears may obtain telephonic authorization from Purchaser, which authorization, if given, shall be recorded on Cardholder’s Account record by Purchaser.

No purchase consummated in accordance with the foregoing procedures shall be charged back as unauthorized except, with respect to the last bullet point of this Section 2.3.1 only, to the extent resulting from a Sears employee’s fraud.

2.3.2	Purchases made by telephone, Internet or mail order

Sears will obtain the Cardholder’s billing and ship to addresses information in addition to that set forth in Section 2.2.3 above from the Cardholder in connection with a telephone, Internet or mail order Card Sale.

2.4	Submitting Electronic Sales Data

2.4.1	General Rules:

Sears will submit all Card Sales to Purchaser within five days of the Card Sale Date unless otherwise agreed. If Sears obtains re-Authorization for the Card Sale and submits the Card Sale within five days of the re-Authorization, it shall be deemed to have complied with this section 2.4.1. Purchaser will accept a Card Sale without re-Authorization within ten days of the Card Sale, unless Purchaser shows a negative change in Cardholder status during the latter five days.

All monetary amounts included in Sales Data will be presented in Canadian dollars.

2.4.2	Cardholder Verification

Sears will not complete a Card Sale before the “Valid From” date or after the expiration date of a Sears Credit Card, where applicable.

Sears will complete a Card Sale only if the signature on the sales draft or Sales Record is the same as the signature appearing on the Sears Credit Card (which signature may, but need not be, the name embossed or printed on the Sears Credit Card). If identification is uncertain or if Sears otherwise questions the validity of the Sears Credit Card, it will promptly contact Purchaser for Authorization and other instructions.

2.5	Settlement Downtime Procedures

If the Electronic Card Capture Device is not working, Sears will retain and continue to retry transmission when the Electronic Card Capture Device is functional.

In the event of a Processor or system failure, Purchaser reserves the right to reject Sales Transactions submitted more than five days from the date the system becomes operational. In the event of a Sears’ system failure, Purchaser reserves the right to reject Sales Transactions submitted more than ten days from the Card Sale Date.

If Sears surpasses the timeframes listed, it must obtain re-authorization of the Sales Transaction before the Sales Transaction can be submitted for settlement.

3.	Chargebacks

Purchaser may charge back to Sears, and Sears will pay back Purchaser, the amount of each Card Sale which Sears submits to Purchaser that is charged back pursuant to the terms in this Section 3.

3.1	General

Purchaser may charge back a Card Sale to Sears (i) if a billing error is asserted by a Cardholder with respect to a Card Sale or if a Cardholder disputes the delivery, quality or performance of the Merchandise, and Sears has not resolved such billing error or dispute within thirty (30) days of receipt of notice thereof and the Purchaser has made a reasonable independent determination that Cardholder’s position is credible; (ii) as contemplated in Attachment A hereto; or (iii) in cases of losses on amounts attributable to credit limit overrides on protection agreements, extended warranty protection, maintenance agreements, or similar products. Notwithstanding anything else in these Rules, Purchaser shall not initiate a Chargeback under clauses (i) or (ii) of the preceding sentence unless a Cardholder has initiated a dispute regarding the Card Sale. No Chargeback on any Card Sale shall be for an amount exceeding Purchaser’s actual losses on that Card Sale.

Purchaser may correspond on behalf of the Cardholder for submission of dispute summaries or Chargeback notifications. Sears will furnish Purchaser with copies of Card Sales and related information within thirty (30) days of Purchaser’s request.

Notwithstanding the foregoing, to the extent that the Card Association Regulations require an immediate chargeback (e.g. for duplicated transactions), the Card Association Regulations shall apply.

3.2	Notice

Purchaser will give Sears five days’ prior notice of any Chargebacks and will notify Sears in accordance with Section 3.1 of the Rules with respect to any billing error asserted by a Cardholder or any Cardholder dispute with respect to the delivery, quality or performance of Merchandise.

3.3	Representment

If Sears elects to rebut a Chargeback, Sears will submit its rebuttal to Purchaser within 30 days after receiving notice of the Chargeback. Purchaser’s obligation to Sears for a Chargeback is limited to representment procedures. Purchaser will review all relevant facts and circumstances pertaining to Sears and the Cardholder and determine if Purchaser should reverse the Chargeback. If Purchaser determines that it should reverse the Chargeback, Purchaser will issue a separate credit to Sears and debit the Cardholder. Sears must not submit a new Card Sale transaction in an identical amount in order to recover from a Cardholder for a transaction for which Purchaser has issued a Chargeback.

Sears may request a reversal of a Chargeback by submitting to Purchaser a copy of the original Sales Record and any other documentation to support the request for reversal of the Chargeback

If Purchaser refuses to reverse the Chargeback, the parties may bring the matter to the Program Committee, which shall resolve the Chargeback dispute. Sears acknowledges that Purchaser will not engage in direct collection efforts against Cardholders on Sears’ behalf.

Notwithstanding the foregoing, Purchaser may make case-by-case policy adjustments for the purpose of customer retention.

3.4	Chargeback Codes

Purchaser and Sears shall utilize Attachment A hereto for the purpose of facilitating the processing of Chargebacks and Chargeback reversals.

3.5	Collection of Chargebacks

If a Card Sale results in a Chargeback paid by Sears, Sears may collect the amount charged back from the Cardholder as permitted by law.

4.	Sears Employee Fraud

Purchaser and Sears will work together to minimize possible fraud by Sears employees. Sears’ employees will not issue or accept temporary credit cards, other than temporary shopping passes as permitted hereunder. Subject to applicable Law, if Sears suspects that one of its employees is involved with or may be involved with fraud relating to a Sears Credit Card, Sears will notify Purchaser within 48 hours of its discovery of the possible fraud and provide Purchaser the reasons why Sears suspects the employee and any documentation Sears has relating to the possible fraud, and Sears will conduct the fraud investigation and report to Purchaser the results of such investigation.

5.	Altered and Counterfeit Sears Credit Cards

Sears’ employees and representatives should be familiar with the appearance of a valid Sears Credit Card and the validity of Sears Credit Card Account numbers as issued by Purchaser and will check each Sears Credit Card and Sears Credit Card Account number presented for signs of counterfeiting or alterations. Sears’

employees and representatives should exercise reasonable care in checking each Sears Credit Card and Sears Credit Card Account number. Notwithstanding the foregoing, transactions authorized on counterfeit or altered cards at POS through electronic processing methods shall not be charged back to Sears.

6.	Special Credit Card Programs

Sears will provide Cardholders who make purchases under a Special Credit Card Program with the disclosures approved by the Program Committee in compliance with applicable Law.

7.	Capitalized Terms

Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Merchant Agreement or the Program Agreement. If there are any conflicts between the terms of the Merchant Agreement and these Rules, the Merchant Agreement shall govern.

ATTACHMENT A

This Attachment A summarizes the Chargeback codes, definitions and explanations, and lists the supporting documentation relating to Chargebacks and Chargeback reversals.

•

Where material changes are made to Authorization policies by Purchaser, Sears reserves the right to renegotiate chargeback or representment rights and to the extent that the parties are unable to agree as to new terms and conditions regarding chargeback or representment rights, the Management Committee shall make the final determination.

•

All transactions under $25.00 will not be subjected to a Chargeback. This $25.00 threshold may be reconsidered by the Program Committee based on one-year historical Chargeback amounts for transactions under $25.00.

•

Notwithstanding anything else in this Attachment or these Rules, all Chargebacks may be reversed if supporting documentation is missing, if Sears provides proof that the Chargeback was invalid, or if an invalid reason code was used.

•

Subject to the terms of the Program Agreement, Purchaser shall assume any Chargeback rights integrated into Sears’ written operating policies as of the Effective Date and not explicitly referenced in this Attachment A.

Definition	Explanation	Support Chargeback	Reverse Chargeback
Transaction without Required Authorization	A valid Authorization was not obtained.	Authorization Report for Sales Data and Cardholder billing statement.	-within downtime floor limits set forth in Section 1.1.3 of the Rules, or -proof of authorized transaction partial/ full

Declined Authorization	The Card Sale was completed after Sears received a decline.	Authorization Report showing Decline and Cardholder billing statement.	-Sales Ticket, or -proof of authorized transaction partial/ full

Invalid Cardholder Account Number	The Card Sale was submitted using an Account number for which no valid Account exists or can be located.	Reject-Re-entry Report or Purged Account Report.	-Provide proof of imprint or swiped card information, or -proof of authorized transaction partial/ full

Late Presentation of Transaction	The Card Sale was presented after the five-day limit, and as provided in Section 2.4.1 or the Rules. In the event the Sears’ employees or representatives accept payments at Sears’ retail locations and such payment is returned to Sears for insufficient funds, Sears must present Purchaser with the insufficient funds item within fourteen days of Sears’ receipt of the item.	Sales Record and Cardholder billing statement with proof of a negative change in the Cardholder status at the time of Chargeback.	-Provide proof that negative change in the Cardholder status is false or occurred prior to the additional five day period.

Definition	Explanation	Support Chargeback	Reverse Chargeback
Cardholder Disputes Merchandise	The Cardholder disputes the delivery, quality or performance of Merchandise and Sears has not resolved such dispute within the timeframe specified in Section 3.1 of the Rules, and Cardholder claims to have made a good faith attempt to resolve with Sears.	Completed written dispute form from Purchaser stating the claim by the Cardholder.	Resolution of dispute by Sears within the timeframe specified in Section 3.1 of the Rules, provide proof that a partial/full credit has been posted to the Account, or prove that written dispute is invalid.

Transaction Amount Differs	The Cardholder claims that the purchase amount for which the Cardholder signed was altered after the Cardholder signed the Sales Record and without the Cardholder’s consent or direction, with the exception of travel and entertainment transactions. Only the difference will be charged back to Sears.	Cardholder’s Receipt does not match copy of Sales Record received from Sears or the Purchaser’s Transaction Report.	- POS Transaction Log proving Cardholder altered the amount, or - Merchant Policy at Travel & Entertainment (T&E) vendors

Duplicate Processing	Cardholder claims they have been charged twice for a Card Sale.	Cardholder billing statement(s).	Production of two Sales Records with different authorization codes or POS Transaction Log or proof that a credit/refund was granted.

Non-Receipt of Refund or cancellation of services/ merchandise	Cardholder claims that a Refund issued by Sears has never been posted to the Cardholder’s Account or Cardholder received a cash refund in connection with a Card Sale. The Chargeback is limited to the amount of the Refund.	Cardholder’s Refund Record and Refund was not posted to Cardholder’s Account, and Cardholder billing statement.	-Proof that a credit/refund was granted, or -Provide Store rebuttal if service / merchandise is not accepted for credit per the refund/return/cancellation policy

Unauthorized Purchase	The Cardholder claims that neither the Cardholder nor any party authorized by the Cardholder participated in the Card Sale and that the Cardholder has no knowledge of the Card Sale.	Completed written dispute form from Purchaser stating the claim by the Cardholder, and copy of Sales Record and authorization log consistent with Sears’ current practices. Additional investigation may also be necessary.	Proof that the Sears Credit Card was present at the time of the transaction and (i) a valid Authorization and (ii) consent of Cardholder or Cardholder’s authorized representative were obtained.

Definition	Explanation	Support Chargeback	Reverse Chargeback
For Mail Orders/Telephone Orders (MOTO): proof that Cardholder received merchandise (or signed receipt of delivery by Cardholder or person to whom shipment was sent in accordance with Cardholder’s instructions).

Non-Receipt of Merchandise	Sears submitted a Card Sale in which the Merchandise was not yet shipped or otherwise provided to the Cardholder or the Cardholder claims they have not received the Merchandise for which they have been charged.	Completed written dispute form from Purchaser stating the claim by the Cardholder	Shipping Invoice Delivery Ticket signed by Cardholder or Cardholder representative.

Non-Receipt of Requested Document	Sales Record or Refund Record has not been provided within 30 days.	Request made to Sears and Sales Record or Refund Record is not received within specified time.	Provide proof that documentation was sent within the same 30-day period.

Invalid Credit Plan	Sears charged a sale to an invalid credit plan or misrepresented the type of the credit plan to the Cardholder and the Cardholder claims he/she was told the plan was either valid or for a longer period of time.	Monetary file/Authorization Report reveals an invalid credit plan number; completed written dispute form from Purchaser stating the claim by the Cardholder.	Proof the sale made under correct credit plan. If not, Chargeback amount limited to difference between amount charged and amount that should have been charged.

Failure to give initial disclosure or other forms required by Program Committee	The Cardholder claims that he/she did not receive the initial disclosure or other forms required by Program Committee at the point of sale.	Completed written dispute form from Purchaser stating the claim by the Cardholder	Well documented procedure in plance and training regarding the handing out of the Initial Disclosure or other forms required.

Breach of representation or warranty of Sears that relates directly to the Cardholder’s complaint.	Purchaser to provide detail to Sears with respect to the specific breach and amount of Chargeback.	Proof of breach by Sears.	Proof of compliance in all material respects with representation or warranty.

SCHEDULE B

Cost of Funds Adjustment

1.	The net Settlement Amount shall equal total sales and Chargeback reversals minus total credits, returns, and Chargebacks.

2.	The Merchant Discount payable by Sears (if applicable) will be calculated daily and subtracted from the total amount due to Sears as described in the Agreement.

3.	The Cost Of Funds Adjustment will be calculated according to the following formula:

S x I	X	D

365

I     =     The Prime Rate as reported in the Wall Street Journal for the day of settlement

S     =     Each Business Days’ Settlement Amount or any other amount due Sears

D    =     The “Number of Days Late” as defined below:

1)	For payment of Settlement Amount, the Number of Days Late means the number of days after the day of receipt of Sales Records and Refunds of Sears that the Settlement Amount is not paid to Sears; where such Sales Records and Refunds are received before 3:00 a.m. Toronto Time by Processor.

2)	For any other amount due Sears, the Number of Days Late means the number of days payment is not made to Sears after due date.

SCHEDULE C

Service Levels and Service Level Credits

The following sets forth the obligations of Purchaser with respect to Service Level Areas (“SLAs”) and credits to be added to net settlement due to Sears from Purchaser in respect of Purchaser’s failure to meet SLA, as set forth below (“SLA Credits”) in connection with its obligations under the Merchant Agreement.

Purchaser at no time shall be held accountable for a failure to meet a SLA if such failure is primarily caused by Sears.

Service Level Area	Definition	Target Performance	Minimum Target (“Yellow”)	SLA Credit	Exceptions or Exclusions
Web Service Availability	Currently not available

E-mail response time[1]	The number of hours between receipt of e-mails and answer to e-mails from Cardholders. Measured as the average over each month.	24 hours	48 hours	$.03 per late response to email	N/A

Plastics Production	Average based on the number of days between request date and date all plastic cards requested are mailed each month.	2 days	7 days	$10,000 per day	N/A

[1]

This service standard is not measured today. The parties will work together in good faith following the Effective Date to develop the appropriate definition (including the definition of “system change”), method of computation, historical data and target for such standard. The parties will present their recommendation to the Management Committee in the March 2006 committee meeting. From the Effective Date until the Management Committee approves the Service Standard, Purchaser shall not modify the currently prevailing service standard in a manner that would adversely affect the provision of customer service.

Service Level Area	Definition	Target Performance	Minimum Target (“Yellow”)	SLA Credit	Exceptions or Exclusions
Daily Files and Reports[2]	The time frame by which the requested and agreed upon daily reports are accurately processed and forwarded to Sears.	Next Business Day	Next Business Day

After 5 timeliness failures in any month, $5000 per day service level credit if any additional violations occur in such month.

In the event of inaccurate files or reports, Purchaser shall reimburse Sears for its actual out-of-pocket costs to correct such inaccuracies.

Files must be received on prior day by 12:00 EST; Confirmation files, reject files and Chargeback files must be received on prior day by 13:00 EST

Monthly Files and Reports[3]	The time frame by which the routine monthly reports requested and agreed upon by the Management Committee are accurately processed and forwarded to Sears. The standard set forth herein shall not apply to ad hoc reports requested by Sears that are not part of the monthly reports.	Arrive by the 10 Business Day of the month.	Arrives by the 12 Business Day of the month.

After 3 timeliness failures in any 12 month period,

$5000 per monthly report service level infraction.

In the event of inaccurate files or reports, Purchaser shall reimburse Sears for its actual out-of-pocket costs to correct such inaccuracies.

Definitions The following terms appearing in the Merchant Service Levels shall have the following meanings:

“Month” means the period from 00:00:00 on the first day of the calendar month through 23:59:59 on the last calendar day of the month.

“SLA Percentage” means the percent of time that the applicable SLA was not met during the calendar month. It is calculated as (1-((total minutes in the calendar month minus the total infraction minutes) divided by total minutes in the calendar month)). For example, assuming in the month of July (31 days) there were 300 minutes of missed target (“Yellow”), the SLA Percentage would equal 1-((31days*24hours*60minutes)-300)/ (31days*24hours*60minutes)= 1- (99.32%)= .0068.

[2]

This service standard is not measured today. The parties will work together in good faith following the Effective Date to develop the appropriate definition (including the definition of “system change”), method of computation, historical data and target for such standard. The parties will present their recommendation to the Management Committee in the March 2006 committee meeting. From the Effective Date until the Management Committee approves the Service Standard, Purchaser shall not modify the currently prevailing service standard in a manner that would adversely affect the provision of customer service.

[3]

This service standard is not measured today. The parties will work together in good faith following the Effective Date to develop the appropriate definition (including the definition of “system change”), method of computation, historical data and target for such standard. The parties will present their recommendation to the Management Committee in the March 2006 committee meeting. From the Effective Date until the Management Committee approves the Service Standard, Purchaser shall not modify the currently prevailing service standard in a manner that would adversely affect the provision of customer service.

In, for example, the Authorization System Availability test, the threshold for penalty is 99.65%, so penalty calculation takes place only if the SLA percentage falls below the threshold.

•

Performance Reports. Purchaser will monitor, measure, and analyze systems performance as it compares to the SLAs. Where warranted, Purchaser will recommend to Sears potential changes to the applications software to enable system performance improvement. Specific traffic monitoring and reporting will occur for the connection between Purchaser and TSYS. Should capacity of that connection rise above 80%, Purchaser will notify Sears and upgrade the connection within a mu-tually agreeable timeframe.

Within 24 hours after any production problem (including any partial outage) relating to the services, Purchaser shall deliver an individual outage report specifying the site(s) and types of transactions affected, time of outage, time to repair such outage, and a root cause analysis, if available. Purchaser shall deliver a monthly outage report describing the service malfunctions during such month, the mean time to repair all such malfunctions, the causes for such malfunctions and a root cause analysis highlighting any malfunction patterns.

Purchaser shall be responsible for ensuring that security policies are followed and implemented. Purchaser agrees to promptly report any violations to Sears.

•	Fraud. Purchaser will notify Sears as soon as practical of incidents of Partner Merchant or Cardholder fraud.

Sears will complete a Card Sale only if the signature on the sales draft or Sales Record is the same as the signature appearing on the Sears Credit Card (which signature may, but need not be, the name embossed or printed on the Sears Credit Card). If identification is uncertain or if Sears otherwise questions the validity of the Sears Credit Card, it will promptly contact Purchaser for Authorization and other instructions.

SCHEDULE A

Credit Goals

Approval Rates

For purposes of this schedule, “Approval Rate” for any particular period means: the number expressed as a percentage that is calculated by dividing the number of new Accounts by the number of Account Applications received during that period. For purposes of this calculation, Account Applications will not include applications determined to be fraudulent, duplicate or received from existing Cardholders and Accounts will not include new Accounts generated from such applications.

Point of Sale Approval Rate Goal (“PARG”) means a rolling 12-month average Approval Rate goal for new Accounts opened through Sears’ stores point of sale network (“POS”) of 82%

Internet Approval Rate Goal (“IARG”) means a rolling 12-month average Approval Rate goal for new Accounts opened through the internet of 20%

Other Channel Approval Rate Goal (“OARG”) means a rolling 12-month average Approval Rate goal for new Accounts opened through non-POS and non-internet channels (“Other Channels”): 50%. For purposes of clarity, Other Channels include catalog and take-one applications.

Approval Rates will be measured monthly on a rolling 12-month basis. For purposes of determining whether a negative variance from any goal has occurred, the Approval Rate for each channel shall be measured independently, and shall not be aggregated.

Subject to 2.1(b), if a negative variance to such goals occurs, then Purchaser and Sears will endeavor to identify the root cause of the variance. The parties will specifically review changes between the applicable 12-month period and the 12-month period prior to the Effective Date (or such other time that the relevant Approval Rate Goals are reset) with respect to (i) the applicant demographics and (ii) the mix and amount of Deferred Financing. If Sears, acting reasonably, determines that a negative variance was the result of any of these changes (an “Unpreventable Approval Rate Condition”), then the Management Committee will determine whether new standards are required to meet the Approval Rate goals and establish such standards. Purchaser is not responsible for the negative variance to the goals resulting from an Unpreventable Approval Rate Condition.

In the event that (i) there is a negative variance to any of the applicable Approval Rate Goals, (ii) such negative variance is not the result of an Unpreventable Approval Rate Condition, Purchaser will immediately develop a remedial plan to address the negative variance and present this plan to the Management Committee. If the negative variance is not eliminated within two months and there is no intervening Unpreventable Approval Rate Condition relating to that particular Approval Rate Goal, Purchaser shall be subject to penalties for any continuing negative variance in any month in respect of the Approval Rate for the month that is continuing to experience a negative variance calculated as follows:

The sum of (but not less than $0):

MAV x (PARG-APAR) x $150

        plus

MAV x (IARG-AIAR) x $ 150

        plus

MAV x (OARG-AOAR) x $150

Where:

MAV    =   Monthly application volume for the month being measured

PARG   =   POS Approval Rate Goal

APAR  =   Actual 12-Month Average POS Approval Rate for that month

IARG    =   Internet Approval Rate Goal

AIAR   =   Actual 12-Month Average Internet Approval Rate for that month

OARG  =   Other Channel Approval Rate Goal

AOAR  =   Actual 12-Month Average Other Channel Approval Rate for that month

Authorization Approval Rates

“Unit Authorization Approval Rate” for any particular period means the number expressed as a percentage that is calculated by dividing the number of approved Cardholder credit transactions by the number of authorization requests successfully submitted by a Store on behalf of Cardholders. For purposes of this calculation, Unit Authorization Approval Rate includes only authorization requests on behalf of Cardholders with charging privileges with respect to an unexpired Sears Credit Card (for clarification purposes, charging privileges are not revoked for Cardholders with no “open to buy”) and does not include duplicate authorization requests or incomplete authorization requests resulting from Store failures (systemic or manual). The Unit Authorization Approval Rate will be calculated by Purchaser utilizing information derived in a manner substantially similar to that utilized immediately prior to the Effective Date. Unit Authorization Approval Rates will be measured monthly on a rolling 12-month basis.

“Dollar Authorization Approval Rate” for any particular period means the number expressed as a percentage that is calculated by dividing the total dollar value of approved Cardholder credit transactions by the total dollar value of authorization requests successfully submitted by a Store on behalf of Cardholders. For purposes of this calculation, Dollar Authorization Approval Rate includes only authorization requests on behalf of Cardholders with charging privileges with respect to an unexpired Sears Credit Card (for clarification purposes, charging privileges are not revoked for Cardholders with no “open to buy”) and does not include duplicate authorization requests or incomplete authorization requests resulting from Store failures (systemic or manual). The Dollar Authorization Approval Rate will be calculated by Purchaser utilizing information derived in a manner substantially similar to that utilized immediately prior to the Effective Date. Dollar Authorization Approval Rates will be measured monthly on a rolling 12-month basis.

Unit Authorization Approval Rate Goal (“AARG”) means a rolling 12-month average Unit Authorization Approval Rate for the Sears Credit Cards of 97%.

The Management Committee will establish the Dollar Authorization Approval Rate Goal (“DAARG”) as a report to capture the Dollar Authorization Approval Rate. The target date for this report will be determined by the Management Committee after the requirements and work effort estimates are completed by Purchaser. The goal is to present this to the Management Committee at the January 2006 meeting. The parties will begin the process of creating the report measuring the DAARG within two months after the Effective Date and the standard will be the historical average for two months after the report is available.

Subject to Section 2.1(b), if a negative variance to either of the goals occurs, then Purchaser and Sears will endeavor to determine the root cause of the variance. The parties will specifically review changes between the applicable 12-month period and the 12-month period prior to the Effective Date with respect to (i) the Cardholder demographics and (ii) the mix and amount of Deferred Financing. If Sears, acting reasonably, determines that the negative variance was the result of any of these changes (an “Unpreventable Authorization Approval Rate Condition”), then the Management Committee will determine whether new standards are required to meet either of the Authorization Approval Rate Goals and establish such standards. Purchaser is not responsible for the negative variance to the goals due to an Unpreventable Authorization Rate Condition.

In the event that (i) there is a negative variance to either of the Authorization Approval Rate goals and (ii) such negative variance is not the result of an Unpreventable Authorization Approval Rate Condition, Purchaser will promptly develop a remedial plan to address the negative variance and present this plan to the Management Committee. If the negative variance is not eliminated within two months and there is no intervening Unpreventable Authorization Approval Rate Condition, Purchaser shall be subject to penalties for any continuing negative variance in any month in respect of such Authorization Approval Rate that is continuing to experience a negative variance calculated as follows:

Basis Points Below Each Authorization Approval Rate Goal		Negative Variance Penalty
26 — 50	=	$37.5K	Per month the variance exists
51 — 100	=	$50K	Per month the variance exists
101 — 150	=	$125K	Per month the variance exists
> 150	=	$250K	Per month the variance exists

Additional Provisions

The authorizations’ credit and fraud policies should ensure that customers be allowed to exceed their limit at an appropriate risk level for Merchandise at a Store.

Account Applications and authorization requests from Cantrex retail activities will not be included in measurement of any Credit Goals until such time as the Management Committee amends the Credit Goals appropriately for its inclusion.

Any time that a negative variance occurs that is not caused by an Unpreventable Approval Rate Condition or an Unpreventable Authorization Approval Rate Condition, Senior Officers shall be notified of the negative variance.

The Approval Rate and Authorization Approval Rate goals are collectively referred to as “Credit Goals.” Whenever the cumulative penalties paid by Purchaser in connection with the Credit Goals (such cumulative penalties, the “Penalties”) exceed $1 million in any rolling 12-month period there will be an immediate meeting of the Executive Committee to discuss resolution of the negative variance.

Payment by Purchaser of cumulative Penalties in any rolling 12-month period of $6 million or more shall be deemed to be a Major Credit Event, and Sears shall have the right to terminate the Agreement in accordance with the provisions of Section 13.2(g) hereof.

SCHEDULE B

CREDIT PROTECTION PRODUCTS

Credit Protection Plan

Credit Protection Plan pays up to C$10,000 and pays the minimum monthly payments for Sears cardholders in the event of involuntary job loss, total disability, hospitalization, internal cancer or death. Also, Sears purchases may be protected against loss or damage for 36 months from the date of purchase. The credit protection plan costs C$1.29 per C$100 of monthly outstanding balance on the Sears Card and $0.99 per C$100 on the Sears MasterCard.

Card Assist

CardAssist is a program whereby members are protected in the event of the loss or theft of their credit, debit or charge cards. Members’ services are available 24 hours/day from virtually anywhere in the world. A single call will result in immediate cancellation of all cards and requests for new cards to be issued. Other members benefits include: mobile phone registration, important document registry, fraud protection, C$500 card theft reward, emergency airline tickets and change of address service. One year membership is C$24.95.

DISCOVER PROCESSING SERVICES

Sears Canada also provides processing services for the Discover Card in Canada and receives a fee for the service. The revenue is also booked under the financial products business.

B-1

SCHEDULE C

Service Standards

The terms herein are incorporated into the Program Agreement to which this Disclosure Schedule is attached. Any standards indicated as “TBD” or that Sears and Purchaser reasonably determine during transition planning do not reflect Sears’ current capabilities will be updated prior to the Effective Date.

I.	Store Operation Standards

A.	Electronic New Accounts

1.	A minimum of 99.65% of all point of sale instant credit applications will be processed and an approval, decline or pend for review decision will be communicated to the Store within 25-40 seconds from time of receipt. The remaining transactions will be decisioned within one hour from time of receipt. The 25-40 second standard applies to Purchaser’s response, without reference to delays solely attributable to Sears’ systems. Incomplete applications will not be included in this measure.

B.	Non Electronic New Accounts

1.	A minimum of 95% of all Store new account transactions transmitted in a non-electronic “system down” environment will be processed and an approval, decline or pend for review decision will be communicated to the Store within 5 minutes or less. The remaining transactions will be decisioned within two hours from time of receipt. Incomplete applications will not be included in this measure.

C.	New Account System Availability

1.	The Electronic New Account system will be fully operational to process instant credit applications a minimum of 99.7% of all hours that Stores are open. The electronic new account system will be fully operational to process 99.7% of all instant credit applications on Sears.ca.

D.	Electronic Authorization

1.	A minimum of 99.65% of all add-on sales authorization requests will be processed and an approval, decline or pend for review decision will be communicated to the Store within 2 seconds from time of receipt. The remaining transactions will be decisioned within one hour from time of receipt. The 2-second standard applies to Purchaser’s response, without reference to delays attributable solely to Sears’ systems.

E.	Non Electronic Authorization

1.	A minimum of 95% of all authorization transactions involving sales above the floor limit processed in a non-electronic “system down” environment will be processed and an approval, decline or pend for review decision will be communicated to the Store within 5 minutes or less from the time Sears submitted the authorization request, either by telephone or fax. The remaining transactions will be decisioned within two (2) to forty eight (48) hours of receipt.

F.	Authorization System Availability

1.	The Electronic Authorization System will be fully operational to process authorization requests 99.7% of each day.

G.	Account Number Lookup

1.	A minimum of 99.65% of all account number lookups will be processed within 2 seconds. A minimum of 90% of all account number lookup calls will be automatically matched by the system, provided that 98% of the account number lookups are submitted by the Store with the correct Cardholder information. The remaining calls will be handled within service standards that are consistent with the practices and standards utilized as of the Effective Date.

Store Operations Measurement:

These standards will be measured monthly on reports (in a form reasonably acceptable to both parties) and provided by Purchaser. These standards will be calculated by Purchaser utilizing information substantially similar to the information utilized immediately prior to the Effective Date. The calculations will not include scheduled maintenance outages.

Failure to meet Store Operation Standards:

System downtime attributable primarily to a failure of Sears’ systems shall not be subject to Store Operation Standards set out in A through G above. Purchaser is not responsible for Store Operation Standards that fail during the term of the Transition Services Agreement and the three months subsequent.

Purchaser’s failure to successfully perform all of the Store Operations Standards set out in A through G in any month (i.e., if Purchaser has failed at least one), will result in a “Failed Month”. If there are more than two Failed Months in any rolling six-month period then the Purchaser will enter a penalty phase that shall continue until Purchaser has three consecutive months without a Failed Month. Each service level failure during the penalty phase will result in the following liquidated damages payable by Purchaser to Sears.

To the extent that the negative variance related to any particular monthly standard, the following penalties shall apply:

025-050 bps	$25,000
051-150 bps	$50,000
151-250 bps	$100,000
251-350 bps	$200,000
351-400 bps	$300,000

II.	Customer Service Standards

A.	Cardholder Services

1.	A toll-free customer service IVR telephone line will be established for Cardholders seeking general Account information and other customer service related to their Sears Credit Card. The toll-free number will be published on ’the Cardholder’s monthly billing statement. The IVR will be consistent with Sears’ practices in existence as of the Effective Date and will include the following customer request options:

a.	French-speaking Cardholders will have the option to speak to a French -speaking customer service representative.

b.	Available credit

c.	Payment due amount

d.	Payment due date

e.	Last five transactions on the account

f.	Address for payments

g.	Address for written inquiries

h.	Option to request copy of last billing statement

i.	Current balance due

j.	Pin # request

k.	Pay by Phone

l.	Line Increases/decreases

m.	Card Replacement

n.	Rewards redemption

o.	Lost/Stolen Cards

2.	Other general Account information and customer service inquiries will be available through a customer service representative. A monthly Service Level requiring 80% of all customer service calls to be answered within 20 seconds, and a monthly Average Speed of Answer(ASA) of 30 seconds will be maintained.

3.	A monthly ASA requiring 80% of all authorization calls to be answered within 10 seconds.

4.	The average monthly abandon rate for calls to the customer service and authorization telephone lines shall not exceed 3%. (Customer calls abandoned in the first 10 seconds following connection are not included in the daily abandon rate count.)

5.	During periods of non-electronic new account or non-electronic authorizations the customer service levels set out above will not apply with the exception that the IVR will continue to be operable.

6.

The parties will work together to develop appropriate monthly service standards for 1st Call Resolution Rate, Transfer Rate, and Customer Satisfaction. These service standards are not measured today. The parties will work together in good faith following the Effective Date to develop the appropriate definition, method of computation, historical data, and target for such standards. The parties will present their recommendation to the Management Committee by June 30, 2006. From the Effective Date until the Management Committee approves t these new standards, Purchaser shall not make any changes that would adversely affect customer service.

Customer Service Measurement:

These standards will be measured monthly on reports (in a form reasonably acceptable to both parties) and provided by Purchaser.

Failure to meet Customer Service Standards

If Purchaser fails to meet any two Service Standards in a month, it shall be deemed to have a “Failed Month”. If there are more than two Failed Months in any rolling six-month period then the Purchaser will enter a penalty phase that shall continue until Purchaser has three consecutive months without a Failed Month. Each subsequent Failed Month during the penalty phase will result in liquidated damages of $25,000 payable by Purchaser to Sears.

III.	General Standards

A.	Hours of Operation

1.	An IVR will be made available 24 hours a day, seven days a week for use by customers and Stores.

2.	Purchaser shall operate the following telephone departments during the days and hours listed below. Purchaser shall extend these hours to accommodate Sears when Store hours are extended due to special sales events and seasonal demands. A minimum of fifteen business days written advance notice is required from Sears to enable Purchaser to accommodate the change in normal operating hours, or temporary change in operating hours due to a holiday or sales event.

New Accounts:                 24 hours a day

                                           7 days per week

(including store communications toll-free telephone line)

Authorizations Private Label:

                                         7:30a.m.—12:00a.m. (EST) M-F

                                         7:30a.m.—8:00p.m. (EST) SAT

                                         10:00a.m.—9:00p.m. (EST) SUN

Customer Service Private Label:

                                         8:00a.m.—9:00p.m. (EST) M-F

                                         8:00a.m.—8:00p.m. (EST) SAT

                                         CLOSED SUNDAY

Customer Service Co-Brand:

                                         24 hours, 7 days per week

B.	Customer Service Standards

1.	A minimum of 95% of all customer complaints will be resolved within 45 days of the customer’s initial contact (including phone, in person, internet or mail contact), including those which require media retrieval. All others will be resolved within 60 days.

2.	Customer dispute resolutions shall be fair, consistent with how Purchaser generally handles disputes for other client programs, and performed with the goal of maintaining a positive relationship between Cardholder, Sears and Purchaser.

C.	Collections

1.	Purchaser will perform all collection activity in compliance with all applicable Law.

2.	Collection calls and letters will not be initiated prior to five days after the date at which the payment due was not satisfied on accounts delinquent less than 30 days.

3.	Collection activities will be conducted in a professional manner, with an understanding and acknowledgement that Sears desires to maintain a positive customer relationship with the Cardholder, regardless of the status of Cardholder’s Account with Purchaser.

D. Notice

1.	The parties will work together to develop appropriate service standards and penalties around notice for any change in customer service standards. This would include providing the Management Committee with notice of any significant changes.

General Standards Measurement:

Sears will periodically perform monitoring of Purchaser’s calls with Cardholders and will be permitted to sample and review Accounts. Purchaser agrees to provide Sears representatives periodic access to operations facilities and the documentation described above for this purpose. These standards will be measured monthly on reports (in a form mutually acceptable to both parties) and provided by Purchaser.

Failure to meet General Standards:

Unfavorable results will be discussed by the Management Committee and appropriate action plans will be developed. In the event of disagreement either party may refer matters to the Executive Committee as if such disagreement represented a Dispute.

IV.	Merchant Service Levels

The following sets forth the obligations of Purchaser with respect to Service Level Areas (“SLAs”) and credits to be added to net settlement due to Sears from Purchaser in respect of Purchaser’s failure to meet SLAs (“SLA Credits”), as set forth below in connection with its obligations under the Merchant Agreement.

Purchaser at no time shall be held accountable for a failure to meet a SLA if such failure is primarily caused by Sears.

Service Level Area	Definition	Target Performance	Minimum Target (“Yellow”)	SLA Credit	Exceptions or Exclusions
Web Service Availability	Currently not available

E-mail response time[1]	The number of hours between receipt of e-mails and answer to e-mails from Cardholders. Measured as the average over each month.	24 hours	48 hours	$.03 per late response to email	N/A

Plastics	Average based on the	2 days	7 days	$10,000 per day	N/A

[1]

This service standard is not measured today. The parties will work together in good faith following the Effective Date to develop the appropriate definition (including the definition of “system change”), method of computation, historical data and target for such standard. The parties will present their recommendation to the Management Committee in the March 2006 committee meeting. From the Effective Date until the Management Committee approves the Service Standard, Purchaser shall not modify the currently prevailing service standard in a manner that would adversely effect the provision of customer service.

Service Level Area	Definition	Target Performance	Minimum Target (“Yellow”)	SLA Credit	Exceptions or Exclusions
Production	number of days between request date and date all plastic cards requested are mailed each month.

Daily Files and Reports[2]	The time frame by which the requested and agreed upon daily reports are accurately processed and forwarded to Sears.	Next Business Day	Next Business Day	After 5 timeliness failures in any month, $5000 per day service level credit if any additional violations occur in such month.	Files must be received on prior day by 12:00 EST; Confirmation files, reject files and Chargeback files must be received on prior day by 13:00 EST
In the event of inaccurate files or reports, Purchaser shall reimburse Sears for its actual out-of-pocket costs to correct such inaccuracies.

Monthly Files and Reports[3]	The time frame by which the routine monthly reports requested and agreed upon by the Management Committee are accurately processed and forwarded to Sears. The standard set forth herein shall not apply to ad hoc reports requested by Sears that are not part of the monthly reports.	Arrive by the 10 Business Day of the month.	Arrives by the 12 Business Day of the month.	After 3 timeliness failures in any 12 month period, $5000 per monthly report service level infraction.

In the event of inaccurate files or reports, Purchaser shall reimburse Sears for its actual out-of-pocket costs to correct such inaccuracies.

Definitions The following terms appearing in the Merchant Service Levels shall have the following meanings:

[2]

This service standard is not measured today. The parties will work together in good faith following the Effective Date to develop the appropriate definition (including the definition of “system change”), method of computation, historical data and target for such standard. The parties will present their recommendation to the Management Committee in the March 2006 committee meeting. From the Effective Date until the Management Committee approves the Service Standard, Purchaser shall not modify the currently prevailing service standard in a manner that would adversely effect the provision of customer service.

[3]

This service standard is not measured today. The parties will work together in good faith following the Effective Date to develop the appropriate definition (including the definition of “system change”), method of computation, historical data and target for such standard. The parties will present their recommendation to the Management Committee in the March 2006 committee meeting. From the Effective Date until the Management Committee approves the Service Standard, Purchaser shall not modify the currently prevailing service standard in a manner that would adversely effect the provision of customer service.

“Month” means the period from 00:00:00 on the first day of the calendar month through 23:59:59 on the last calendar day of the month.

“SLA Percentage” means the percent of time that the applicable SLA was not met during the calendar month. It is calculated as (1-((total minutes in the calendar month minus the total infraction minutes) divided by total minutes in the calendar month)). For example, assuming in the month of July (31 days) there were 300 minutes of missed target (“Yellow”), the SLA Percentage would equal l-((31days*24hours*60minutes)-300)/ (31days*24hours*60minutes)= 1- (99.32%)= .0068.

In, for example, the Authorization System Availability test, the threshold for penalty is 99.65%, so penalty calculation takes place only if the SLA percentage falls below the threshold.

•

Performance Reports. Purchaser will- monitor, measure, and analyze systems performance as it compares to the SLAs. Where warranted, Purchaser will recommend to Sears potential changes to the applications software to enable system performance improvement. Specific traffic monitoring and reporting will occur for the connection between Purchaser and TSYS. Should capacity of that connection rise above 80%, Purchaser will notify Sears and upgrade the connection within a mutually agreeable timeframe.

Within 24 hours after any production problem (including any partial outage) relating to the services, Purchaser shall deliver an individual outage report specifying the site(s) and types of transactions affected, time of outage, time to repair such outage, and a root cause analysis, if available. Purchaser shall deliver a monthly outage report describing the service malfunctions during such month, the mean time to repair all such malfunctions, the causes for such malfunctions and a root cause analysis highlighting any malfunction patterns.

Purchaser shall be responsible for ensuring that security policies are followed and implemented. Purchaser agrees to promptly report any violations to Sears.

•	Fraud. Purchaser will notify Sears as soon as practical of incidents of Partner Merchant or Cardholder fraud.

Sears will complete a Card Sale only if the signature on the sales draft or Sales Record is the same as the signature appearing on the Sears Credit Card (which signature may, but need not be, the name embossed or printed on the Sears Credit Card). If identification is uncertain or if Sears otherwise questions the validity of the Sears Credit Card, it will promptly contact Purchaser for Authorization and other instructions.

V.	Financial Products

The parties will work together in good faith prior to the Effective Date to develop the appropriate definition, method of computation, historical data and target for such standards and goals applicable to Financial Products. In the event the parties do not have specific standards at such time, from the Effective Date until the Management Committee approves such Service Standards, Purchaser shall not have standards that would adversely affect customer service as compared to such service prior to the Effective Time.

The parties will also develop appropriate penalties for failure to meet such goals (taking into account the financial impact on Sears).

VI.	Additional Provisions

Whenever the cumulative penalties paid by Purchaser under this Schedule C exceed $500 thousand in any rolling 12-month period there will be an immediate meeting of the Executive Committee to discuss resolution of the negative variances. Additionally, Senior Officers shall be notified of the negative variances.

Payment by Purchaser of cumulative Penalties in any rolling 12-month period of $6 million or more shall be deemed to be a Major Service Event, and Sears shall have the right to terminate the Agreement in accordance with the provisions of Section 13.2 hereof.

SCHEDULE D

MEMBERSHIP PROGRAMS

Sears Canada offers four fee-based loyalty membership programs for its customers:

¢	Sears New Outlook (for people over 50)

¢	Sears Family First Club for those with younger children

¢	Sears Welcome Home for home owners

¢	Sears Canada Craftsman Club for home workshop/tools customers

These programs charge C$24.99 for a one-year membership.

Membership benefits include subscription to a special interest magazine, a gift card and discount coupons as follows:

Fee Based Program	Coupons	Magazine Subscription	Gift Card	Other
SEARS NEW OUTLOOK	Over $1,000 at Sears	New Outlook	$5	BLOCKBUSTER Rewards membership

SEARS FAMILY FIRST CLUB	Over $1,000 at Sears	Today’s Parent	$5	BLOCKBUSTER Rewards membership

SEARS WECOME HOME	Over $3,000 at Sears and Sears HomeCentral	Canadian Home and Country	$5	Manage My Home CD-ROM

SEARS CANADA CRAFTSMAN CLUB	Over $2,000 on Craftsman products	Canadian Home Workshop	$5	8” Craftsman reversible wrench

D-1

THIRD PARTY INSURANCE PRODUCTS

Sears customers are also offered various traditional insurance products by third parties. The financial products business provides the cardholder list subject to cardholder consent and applicable law, to various insurance companies. The insurance companies market their traditional insurance products under the Sears brand using the cardholder list through telemarketing, direct mail and statement inserts and Sears is paid a commission on each successful sale. These products include:

Allstate

Hospital Income (Mediplus)

Life

Aegon Plans

A&S HIP

ACC PARALYSIS

AD

AD Voluntary/EVAD

AD&D

AHIP

ARCP

BIRTHDAY LIFE

CAAP (Health Extras)

CANCER

GBL

JUVENILE TERM

LAD (BILL PAYOR)

PTD

UNIV ACCIDENT

Manulife Plans

Term Life

AD

Health and Dental

ACE INA Plans

Serious Illness

D-2

SCHEDULE E

REWARDS PROGRAMS

Sears Club/ Sears Colours

Sears Club was launched in 1987, an extension of the successful Catalogue Club and the first national loyalty program by a retail chain in Canada. Membership is open to all Sears Cardholders who can collect Sears Club Points on eligible Sears Card purchases from Sears channels such as retail, catalogue, website, outlets and dealers. Customers collect one Sears Club Point for almost every dollar spent on their Sears Card. When Sears Club members reach 1,000 Sears Club Points they can start redeeming their points for Sears Club rewards.

Points earned by customers through third party sales represent approximately 5% of Sears Club’s annual points issued. Sears Canada’s arrangements with PetroCanada make up over 50% of its third party sales. Sears Canada Inc. stimulates its Sears Club members through the ability to redeem Sears Club points for Sears Club certificates which can be used for Sears merchandise and services. Sears Club encourages customer retention and loyalty as well as cross-shopping at all Sears channels thus strengthening customers’ affinity to Sears Canada Inc. as a whole. Sears Club members are very loyal and are passionate about their Sears Club Points.

Sears Club members can choose from a variety of Sears Club rewards. Customers can start redeeming at the 1,000 Sears Club Point level for a Sears Club Certificate good for any Sears merchandise, services or Sears Travel. (See Sears Club Value Chart below). Customers also have the option to redeem for other rewards outside of Sears...Such as Amazon.ca, Cara Gift Cards that includes Cara Gift Cards that includes Swiss Chalet, Montana’s, Kelseys, Outback, Milestones, Petro-Canada Gift Cards, Famous Players passes and Pharmasave Gift certificates.

Customers also have the option to convert their Sears Club Points to PETRO-POINTS and vice versa to get to Rewards faster or to donate their Sears Club Points to Boys and Girls Clubs of Canada.

Sears has also formed strategic alliances with other companies to enhance the benefits offered by the Sears Card and the Sears Club loyalty program. Partners include Petro Canada, Pharmasave, Choice Hotels, Ticketmaster, Admission, AVIS, Roots, VIA Rail Canada, AMJ Campbell Van Lines, Rob McIntosh China and Crystal Shops, Active Green + Ross, Kal tire, President Tire and TicketKing. The Sears Card is accepted by these partners, which allows Sears Club members to collect Sears Club Points faster.

Sears MasterCard Colours Loyalty program offers a 1.5% earning rate on Sears in-store purchases and a 1.0% earning rate on out-of-store purchases. The redemption value is targeted to 1% or less. The weighted average is 0.83% on redemption value.

The Colours reward programs offers Sears Club Gift Cards as a redemption option at many different levels. Customers are using them to shop at Sears more.

E-1

Other redemption options that are offered in the colours rewards program at different redemption levels are Rob McIntosh, Amazon.ca, Cara Gift Cards that include Swiss chalet, Montana’s, Kelseys, Outback, Milestones, Flowers by Sears, Pizza Pizza, Pharmasave, HMV, TicketKing, BLOCKBUSTER, Sears Travel, Choice Hotels, Famous Players, Ticketmaster and Petro-Canada.

Customers are redeeming frequently for these reward. The following table shows partners for Sears Club and Colours:

Table: Redemption and Card Acceptance at Partners

Partners	Sears Club (Proprietary)	Colours (Sears MasterCard)
BLOCKBUSTER	Redemption	Redemption

Famous Players	Redemption	Redemption

PetroCanada	Card Acceptance	Redemption

Redemption

Points exchange

Choice Hotels	Card acceptance	Redemption

Pharmasave	Card Acceptance	Redemption

Redemption

Admission/Ticketmaster	Card Acceptance	Redemption

Avis	Card Acceptance

Rob McIntosh	Card Acceptance	Redemption

Roots	Card Acceptance
KalTire, Active Green + Ross, President Tire	Card Acceptance

VIA Rail	Card Acceptance

AMJ Campbell	Card Acceptance

Movers Program

Cara Restaurants	Redemption	Redemption

Amazon.ca	Redemption	Redemption

HMV		Redemption

TicketKing	Card Acceptance	Redemption

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SCHEDULE F

THIRD PARTY SEARS MERCHANTS

1. IN-STORE MERCHANTS
NAME OF MERCHANT

1.	841121 Alberta Ltd. (Hearing Aid Centres)

2.	Community Hearing Support (Hearing Aid Centres)

3.	H & R Block Canada Inc. (Income Tax Services)

4.	Pat Bisceglia (Law Offices)

5.	Cole Vision Canada Inc. (Optical Centres)

6.	Gestion Centrevision Inc. (Optical Centres)

7.	La Carterie Ltd. (Paper Shops)

8.	CPI Corp. (Portrait Studios)

9.	3781216 Canada Inc. (Photography Studio)

10.	Roots Canada Ltd. (Roots Shops)

11.	Canada Rewards Ltd. (Souvenir Shops)

12.	Rogers Blue Jays Baseball Partnership (Sports Merchandise)

13.	468008 Ontario Ltd. (Ticket Centres)

14.	Jean Ah-Nim (Ticket Centres)

15.	Barakat Ali Merchant (Ticket Centres)

16.	Far East Watch Cases Ltd. (Watch Repair)

17.	Timeco Watch & Clock Repairs Ltd. (Watch Repair)

18.	Westend Watch Repair Ltd. (Watch Repair)

1.	IN-STORE MERCHANTS

NAME OF MERCHANT

19.	TD Watch Repair Service (Watch Repair)

20.	Michel Goudin Bijoutier Inc. (Watch Repair)

21.	1410199 Ontario Inc. (Watch Repair)

22.	Bijouterie Chateauvert Inc. (Watch Repair)

23.	Shine Trading Corporation (Watch Repair)

24.	Leos Watch & Jewellery Repair (Watch Repair)

25.	M. Robert Watch Repair (Watch Repair)

26.	9065-5077 Quebec Inc. (Watch Repair)

27.	Nora’s Watch & Jewellery Repair (Watch Repair)

28.	G and P Goldsmith (Watch Repair)

29.	Dutka Investments Ltd.(Watch Repair)

30.	J.D. Watch Repair Ltd. (Watch Repair)

31.	1422551 Ontario Inc. (Watch Repair)

32.	Tat Ham Tat (Watch Repair)

33.	2282232 Manitoba Inc. (Watch Repair)

34.	New Time (Watch Repair)

35.	Floral Merchandising Services (Floral)

36.	Aramark Canada Ltd. (Food Services)

37.	Hillbilly Garden Centres (Garden Shops)

38.	Ken Hunniford (Garden Shops)

1. IN-STORE MERCHANTS

NAME OF MERCHANT

39.	Valley Supply Garden Centre (2005) Ltd. (Garden Shops)

40.	Creekside Nursery Limited (Garden Shops)

41.	Cannor Nurseries (1989) Ltd. (Garden Shops)

42.	Lawrence Springwater Farms (Garden Shops)

43.	Gardenland Garden Centres Inc. (Garden Shops)

44.	M.K. Rittenhouse & Sons Ltd. (Gardening and Outdoor Products)

45.	Pierre Belvedere Inc. (Greeting Cards)

46.	Premier Salons Ltd. (Hair Care Salons)

47.	Joden Holdings Ltd. (Health Food Shops)

48.	Formative Health Food Products (Health Food Shops)

49.	Claydan Enterprises (North Hill) (Health Food Shops)

50.	Formative Health Food Products (Health Food Shops)

51.	Nutra Foods Inc. (Health Food Shops)

52.	Lloyd Hearing Centres Ltd. (Hearing Aid Centres)

53.	2437-5214 Quebec Inc. (Alteration Shop)

54.	Krystyna D. Ciepala (Alteration Shop)

55.	Ada Topatigh (Alteration Shop)

56.	615258 B.C. Ltd. (Alteration Shop)

57.	Mikhail Enterprises Ltd. (Alteration Shop)

58.	Casual Male Retail Group Inc. (Big & Tall Men’s Clothing)

1. IN-STORE MERCHANTS

NAME OF MERCHANT

59.	Aviscar Inc. (Corporate) (Car Rental)

60.	Rob McIntosh China Inc. (China & Gift Shops)

61.	McIntoSh & Watts Ltd. (China & Gift Shops)

62.	Lindt Sprungli (Canada) Inc. (Chocolate Shops)

63.	Western.Coins.& Stamps Ltd. (Coins & Stamps)

64.	Les Galeries Muriel Vanier Inc. (Custom Framing)

65.	Dr. Nighat Hussain (Dental Office)

66.	Bell Canada (Digital Printing)

67.	Aok Driving School Inc. (Driver Training)

68.	Daljit Dhillon Enterprises Inc. (Dry Cleaning)

69.	Minit Canada Ltd. (Engraved Gifts)

2.	LICENSEES OF SEARS TRADEMARKS

TYPE OF LICENSEE

1.	Sears Authorized Dealer Stores

2.	Sears Catalogue Agents

3.	Sears Carpet Cleaners

4.	Sears Disaster Restoration

5.	Sears Duct Cleaners

6.	Sears Fencing

7.	Sears Floor Covering Centres

8.	Sears Garage Doors

9.	Sears Kitchen and Bath

10.	Sears Maid Service

11.	Sears Security

12.	Sears Siding

13.	Sears Water

14.	Prints by Sears

15.	Flowers by Sears

16.	Lunetterie Sears (Optical)

17.	Sears New Outlook / Family First

18.	Automated Fulfillment Systems—Sears Direct Mail

19.	Automated Fulfillment Systems—Sears Connect

2.	LICENSEES OF SEARS TRADEMARKS

TYPE OF LICENSEE

20.	Automated Fulfillment Systems—Silverts

21.	Sears Incentives

22.	Sears Landscaping Services

23.	CPI-POS Portrait Studio

24.	McConnell’s Nurseries—Catalogue

25.	McConnell’s Nurseries—In store

26.	Sears Travel—Global Matrix

27.	Sears Drapery Cleaning

28.	Sears Drv 1 Training

29.	Sears Drv 2 Training

30.	Sears Drv 3 Training

31.	Sears Electronic Air Cleaner

32.	Sears Furnace Cleaning

33.	Sears Catering

34.	Sears Moving Service

35.	Prints by Sears—Kiosk

36.	Starbucks at Eatons # 2670

37.	Home Security / Securite

38.	Security Link Ltd.

2.	LICENSEES OF SEARS TRADEMARKS

TYPE OF LICENSEE

39.	Cityfone Telecomm. Inc.

40.	Pagenet 3204

41.	Rogers Cantel Inc.

42.	Sears Connect—Internet

43.	American Consumer Group

44.	Bobley Harman Corp

45.	Heritage Collections /QDSI

46.	Hickory Farms

47.	Direct Marketing Centre Inc.

48.	Information Products Co

49.	Media Connections

50.	Media Solutions Services

51.	Media Syndication Group

52.	North American Syndicate Group Inc.

53.	Rogers Magazine Service

54.	Ortega Publishing

55.	Time Inc.

56.	Trilegiant Corporation

57.	TV Supertek Canada Inc.

2.	LICENSEES OF SEARS TRADEMARKS

TYPE OF LICENSEE

58.	United Promotions Inc.

59.	Synapse Group Inc.

60.	The Miller Group Inc.

61.	Santa Barbara Promotions

62.	CDI Computer Dealers Inc.

63.	Interior Décor Inc.

64.	Popular Music Systems

65.	Ship D Media Solution SVC

66.	South Klein Marketing Inc.

67.	Thomson Education Direct (ICS)

68.	Holsted Marketing Inc.

3.	CORBEIL LOCATIONS

NAME OF MERCHANT
1.	Corbeil

THIRD PARTY NON-SEARS MERCHANTS

4.	THIRD PARTY NON-SEARS MERCHANTS

NAME OF MERCHANT

1.	Kal Tire

2.	The National Ballet of Canada

3.	Northwest Premier Auto Ltd. o/a Avis Car & Truck Rental

4.	Pharmasave Drug Stores

5.	Prince Albert Rent A Car

6.	Réseau Admission Inc

7.	Rogers Publishing Limited

8.	Roots Canada Ltd.

9.	Royal Winnipeg Ballet

10.	Saskatchewan Centre of the Arts

11.	Sociésté de la Place des Arts de Montréal

12.	Star Choice Communications Inc

13.	Via Rail Canada Inc.

14.	Choice Hotels Canada

15.	Grand Théâtre de Québec

16.	Ontario Place Corporation

4.	THIRD PARTY NON-SEARS MERCHANTS

NAME OF MERCHANT

17.	Petro-Canada

18.	Ticketmaster Canada Ltd

19.	IBM Canada Ltd. (IBM Direct)

20.	Royal Ontario Museum

21.	Active Green + Ross

22.	AMJ Cambell (Quebec)

23.	AMJ—Blue Bins Unlimited

24.	Avis Rent A Car (Cendant International) Outside Sears

25.	Centre D’auto President (President Tire)

26.	The Tire People Inc. #001

27.	Carlson Marketing Group - Card Protection Plan

28.	Intuit Canada—Internet Tax Products

29.	McIntosh & Watts Ltd. (Non-Sears Locations)

30.	TicketKing

31.	TicketKing Mirvish Enterprises

32.	TicketKing Princess of Wales

33.	TicketKing Royal Alexandra

34.	TicketKing Art Gallery of Ontario

35.	TicketKing Royal Winter Fair

36.	Cannon Theatre

4.	THIRD PARTY NON-SEARS MERCHANTS

NAME OF MERCHANT
37.	Sunoco # 3249

38.	Sunoco # 3312

39.	Toronto Downtown Jazz Society

40.	Victoria Jazz Society

41.	Winnipeg Symphony Orchestra Inc.

42.	Proprietary Businesses of Catalogue Agents (except for the catalogue portion of their business)

43.	Cantrex Group Members (not using Sears Canada Inc or its Affiliates or Subsidiaries Licensed Trade-marks)

SCHEDULE 3.1

MANAGEMENT COMMITTEE

SEARS REPRESENTATIVES:

1.	Cathy McConnell

2.	Ashley Whicher

3.	Jean-Marc Dallaire

4.	Al Colman

5.	Andrew Shippel

PURCHASER REPRESENTATIVES:

1.	Bruce Clark

2.	Scott Laitinen

3.	Steve Cornell

4.	Doug Tames

5.	Jay Adelsberg

SCHEDULE 3.5

EXECUTIVE COMMITTEE

SEARS REPRESENTATIVES:

1.	Richard Brown

2.	Ethel Taylor

3.	David Merkley

4.	Cathy McConnell

PURCHASER	REPRESENTATIVES:

1.	Harry Di Simone

2.	Bill Wallace

3.	Rick Taglione

4.	Bruce Clark

SCHEDULE 4.1

FORM OF BUSINESS PLAN

No later than September 30 of each year, Sears and Purchaser shall dedicate sufficient personnel and make data available to develop the Business Plan, an annual, or longer if determined by the Management Committee, business plan beginning January 1 of the following year that is needed to deliver the Program. The Business Plan process provides an opportunity to ensure that Purchaser and Sears are in agreement on key strategies and goals for the relationship and to ensure alignment with corporate goals. The Business Plan provides strategic direction and is input to the development of the Marketing Plan. The Marketing Plan should be more tactical in nature and created with significantly more detail. To the extent that any part of this Schedule 4.1 is inconsistent with any of the terms and conditions of the Agreement, those terms and conditions shall prevail.

To ensure the proper level of coordination and data analysis occurs, it is expected that the planning process will begin in mid to late June to ensure a September 30 completion date.

The Business Plan should contain the following components by month, quarter, and full year average and where available broken by portfolio (Sears Proprietary Card and Sears Co-Branded Card) and by key customer segments:

1. Business Performance—Current Year vs. Plan:

– Current Year Forecast vs. Plan (Market P&L format)

– Key Metrics will include the following:

Credit and Financial Products Retail

– Credit Sales

– Credit Share

– New Accounts by Channel

– Approval Rates

– Accounts Receivable Balances

– Risk adjusted margin statement

– Finance Charge Yield

– Total Yield

– Card Issuance Volume (including Re-issue volume by type)

– Additional Product Introductions

– 0% Promotion Activity

– 0% Balances

– Third Party Activity

– Cash/Convenience Check Sales

– Cash Sales

– Balance Consolidation Activity

– Card Registry Enrollments

– CPP

– Sears Card Event marketing results

1

– Net Sales by major business category

– New product category introductions or exits

– In-Store payments processed

– Duplication

Major business unit is defined as Full-Line stores, Off Mall stores and Sears Direct. Hardlines and Softlines are segmented.

Hardlines are further subdivided into Home Appliance, Home Electronics, and Home Improvement.

2. Industry Overview:

– Industry Overview will include:

Credit and Financial Products Retail

– Review of current product line up and positioning against existing competitors (including key terms: pricing, fees, grace period)

– Competitive Environment and Additional Product offers, features and promotions

– Customer Trends / Customer Research

– New or changing Credit / Retail partner-ships

– Technology Assessment

– Compared to industry

– Compared to customer needs

– Retail Product Sales trends (e.g., new product introductions such as plasma TV’s)

– Competitor expansions (e.g., Lowes, Walmart, Hudson’s Bay Company, The Brick, Home De-pot, Canadian Tire, Future Shop, Best Buy, Breault Martineau, Le-ons, Zellers, Ikea expansions)

– Changes in Competitor Retail Strategy or Marketing

3. Strategic Goals and Strategies to Achieve Goals—New strategies or modifications to existing strategies should be developed and goals identified for each strategy. Gap and Opportunity analysis is performed to determine how existing strategies should be modified and new strategies should be added.

– Overview of current business strategy

– Gap/Opportunity Analysis

2

Credit and Financial Products Retail

– Additional Product Development

– Value Proposition Changes

– Acquisition Strategy

– Portfolio Management Activities (substitution, repricing)

– Retention

– Attrition and Cancellation Rates

– Current Product Review

– Product Terms and Structure (CITs)

– Planned changes that may impact Service Level Agreements

– Credit Policy Management Activities

– Balance of Sale shifts

– Language capabilities

– Introduction of new brands or product features with potential Sears Credit Card tie-in

– Development of new retail concepts (e.g., Sears Hardware; Sears Home; and Sears Appliance and Mattress)

– Expanded or discontinued product lines

– Changes to marketing or pricing strategy

– Plans for then existing retail pro-grams (e.g., Craftsman Club; Welcome Home; New Outlook; Family Firs, Wedding Registry, Baby Registry) and development of new retail programs

– Initial Opportunity Assessments for Proposed Projects/Business Case Development

– Market Size and Customer Impacts including effect on Retail Sales

– Financials and expected returns

– Project prioritization and anticipated timing

4. Resource Requirements and Implementation Plans—The strategy is translated into resource requirements to ensure that the appropriate commitments are made against the agreed projects and strategies. Resources should be identified to include the categories listed below:

– Staffing

– Funding Mechanisms

– Capital

– Impact on Systems, IT or other Processes

– Point of Sale

– Call Centers

– Processing

– Retail Integration

– Project Risk Assessment

– Complexity/Size considerations

– Timeline

– Test Plans

– Milestones (go or no go decisions points)

– Rollout Plans

3

5. Profit and Loss Statement—Market P & L format will be used and provide:

– Year over Year comparisons

– Quarterly pacing

– Roll forward of key revenue drivers

– Roll forward of key Operating Income drivers

6. Accounts Receivable Calculation:

– Accounts Receivable balance roll-forward schedule will be provided on a product basis.

7. Portfolio Quality:

– Delinquency Rate (# of Units and $’s)

– Projected Bankruptcy Filings (# of Units and $’s)

– Portfolio quality improvement strategies

8. Operating Metrics:

– Total Accounts by product

– Active Accounts and Average Balance per Active Account

– Credit Share

– Credit sales

– Number Active Accounts over total file

– Retention

– Solicitations

– Approval Rates by channel

– New Accounts by channel

– Financial Product Enrollments (by business)

– Financial Product Ending Members in-force (by business)

– Financial Product Billed Members in-force (by business)

4

	Sears Proprietary Card	Sears Co-branded Card	Total Portfolio

Ending Balances	Yes	Yes	Yes

Average Balances	Yes	Yes	Yes

Finance Charge Yield	Yes	Yes	Yes

Total Portfolio Yield	Yes	Yes	Yes

Funding Rate	N/A	N/A	Yes

Net Interest Margin	Yes	Yes	Yes

Net Credit Losses—%	Yes	Yes	Yes

Delinquency Rates	Yes	Yes	Yes

BK Filings	Yes	Yes	Yes

Prime Rate	N/A	N/A	Yes

Credit Sales	Yes	Yes	Yes

Roll Rates	Yes	Yes	Yes

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Operations Metrics	Risk Metrics
Contractual Charge-off $ - Sears Proprietary Card
Contractual Charge-off $ - Sears Co-branded Card
Contractual Charge-off # - Sears Proprietary Card
Contractual Charge-off # - Sears Co-branded Card
Bankruptcy Charge-off $ - Sears Proprietary Card

Call Volume	Bankruptcy Charge-off $ - Sears Co-branded Card

Cost per Call	Bankruptcy Charge-off # - Sears Proprietary Card

Average Handle Time	Bankruptcy Charge-off # - Sears Co-branded Card

Average Speed of Answer	Bankruptcy filings $ - Sears Proprietary Card

Abandon Call Rate	Bankruptcy filings $ - Sears Co-branded Card

Cards Embossed	Bankruptcy filings # - Sears Proprietary Card

Cost per Card	Bankruptcy filings # - Sears Co-branded Card

Documents Mailed	Balance Summary by FICO - Total Portfolio
Cost per Document
- Sears Proprietary Card
Remittances Processed
- Sears Co-branded Card
Cost per Remittance
LOC Summary by FICO
Total Active Accounts	- Total Portfolio

Cost per Active Account	- Sears Proprietary Card

Direct Mail Pieces	- Sears Co-branded Card

Response Rate	OTB Summary by FICO
- Total Portfolio

New Accounts

- Sears Proprietary Card

Total Approval Rate

- Sears Co-branded Card

Direct Mail Approval Rate

OTB per Account and % of Limit
POS New Acct Approval Rate	- Total Portfolio

Authorization Rates	- Sears Proprietary Card

Balance Consolidation Solicitations	- Sears Co-branded Card

Balance Consolidation Response Rates	Account Closures (voluntary and involuntary)

6

The Parties agree that they shall make good faith efforts to conform the above metrics where reasonable and practicable to the Purchaser’s table of metrics.

7

9. Example of Market P & L:

Note: Market P & L not to include operating expenses

Market P & L

EBIT

In all cases, this form of Business Plan as well as additional metrics may be added as agreed by both parties.

8

SCHEDULE 4.2

FORM OF MARKETING PLAN

For each Program Period, Sears and Purchaser shall dedicate sufficient personnel and make data available to jointly develop the Marketing Plan. The parties shall give special consideration to the program considerations outlined in Section 3.2 of the Program Agreement. The Marketing Plan for each Program Period shall be approved by the Management Committee no later than three months prior to the start of such Program Period. Sears and Purchaser shall continue to conduct their activities in conformity with the existing marketing practices, as appropriately adjusted for seasonality, until the new Marketing Plan is adopted and such existing marketing practices are superseded. The fact that an item, which is in the sole control of one party under the terms of the Program Agreement, shall be discussed in formulating the Marketing Plan does not imply that such an item shall be controlled by the parties jointly or by the Management Committee; rather, discussion of all issues (even those in the sole control of one party) is important in formulating the Marketing Plan. To the extent that this Schedule 4.2 is inconsistent with the terms and conditions of the Agreement, those terms and conditions shall prevail.

To ensure alignment, integration and execution, it is critical that both parties review the following:

Overview

Retail Overview

Sears agrees to review with Purchaser major retail plans and performance as relates to the Program, including the Marketing Plan. Sears will provide and discuss with Purchaser, through the Management Committee, details of Sears retail business to assist the Management Committee in development of the Marketing Plan, including retail goals and objectives, marketing related to credit and financial programs, operations and store changes, sales performance, and retail advertising and promotional calendars.

Marketing Related to Credit and Financial Programs

Changes to Credit or Financial Product Advertising

Credit Program Marketing Goals

Review overall goals for the Program and strategies to achieve them.

Credit Product Positioning and Overview

Review overall brand positioning and product positioning for all Sears Credit Cards.

Acquisitions

Metrics

1

For the Program Period, Sears and Purchaser will review marketing performance and develop Credit Card and Financial Product goals by channel and by product. Specifically, the key metrics that need to be agreed upon are:

•	Credit Card share (based on Sears sales data) and Sears Credit Card sales

•	Authorization rates

•	Credit Limit Assignment

•	Referral rates

•	% of applications that are opened as Sears Proprietary Card

•	Financial Products cross sell penetration

•	Sears Sales Goals (internal purchases on Sears Co-Branded Cards will be differentiated from external purchases) by product

•	Approval Rate Goals by product

•	Balance Goals by product

•	New Account Goals by product

•	Cross Sell penetration of Financial Products

Sears and Purchaser agree to use the existing reports or develop new reports as needed to ensure the key metrics are performing vs. Marketing Plan expectations.

Point of Sale

Franchise Goals

(including Full Line, Off Mall, Dealer, Corbeil)

•	Regional

•	Districts

•	Sears Credit Card Training Programs:

•	Format/Focus, Curricula

•	Budget

•	Programs

•	Calendar

•	Collateral/materials

Sears Card Event Promotions

•	Seasonal and Promotional Calendar, by:

•	Format

•	Category

•	Brand

•	Region, as appropriate

•	Credit Card Promotions/Offers Overview:

•	Type

•	Timing/Frequency

•	Advertising & Promotional Spend

☐	Media

2

•	Visual Thematics

Disclosures

Ordinary course timing of Disclosure change-outs will be agreed upon.

In-store Application/Screening Process

Any proposed changes to the manner in which new accounts are sourced (e.g., how the offer or nature of offer is presented to the customer, any changes to the POS screens used to promote credit, etc.) at POS will be reviewed. Any proposed changes to the existing process are subject to Sears approval which shall not be unreasonably withheld.

Direct Mail- New Account Acquisitions

Marketing Calendar

The following items will be established for the Program Period:

•	The number of mail programs

•	The volume of each mail program

•	Specific timing of mail programs

•	Coordination with Sears retail mail offers

Credit Direct Mail Offer Composition

Product Mix (Sears Co-Branded Card vs. Sears Proprietary Card)

Sears Proprietary Card

Sears Co-Branded Card type (Gold, Platinum, etc. if offered)

Secured Card (if offered)

Prepaid Card (if offered)

Offer Type

•	Pre-approved or Non pre-screened

•	Substitution

•	Other Financial Products

APRs to be offered (detail by product)

Credit Limit (detail by product)

Fee to be charged

•	Annual fees

•	Over-limit fees

Target Segments

Alternate Channels (Outbound Telemarketing and Web)

3

Key items within the plan include:

•	Outbound telemarketing

•	Marketing on the Web

•	sears.ca, and other Sears websites

•	Partner Merchant websites.

•	Integration into the purchasers web site

•	E-mail solicitation

Portfolio Management

Metrics

Key metrics include:

•	Expected Issuance and Re-issue Account volumes

•	Account substitution volumes

•	Account volumes to be re-priced and terms changes

•	Account retention targets

•	Retention save rates

•	Customer Satisfaction scores related to the Retention group

•	Rewards enrollments

•	Statement Insert volumes

•	Criteria used to determine if attempts should be made to retain customer

•	Criteria used to determine what Retention tactic(s) will be used for each customer

Card Issuance/Initial Activation

Key items within the plan include:

•	Credit Card carrier design

•	Products/Services to be marketed via the Credit Card carrier

•	Standards for number of days to get new plastics to customer, as set forth in [Exhibit X—Sears to provide]

•	Criteria for Activation—including in-Store procedures

•	Call to Activate strategy—services/products promoted, outbound calls, VRU and scripting of call

•	Call to Activate service (average speed of answer/length of call/customer satisfaction with call)

•	Strategies/Promotional offers to stimulate activation

•	Which segments should activation strategies be focused on

•	Procedures for handling returned new plastics

Usage Promotions and Offers

Key items within the plan include:

•	Marketing spend per booked account

•	Promotions/Tactics to be used to encourage usage

4

•	Mix (volume and frequency) of usage tactics

•	Mix of Sears versus non-Sears usage promotions

•	Marketing collateral

•	segments/customers targeted with usage offers

•	Performance of various promotions/tactics—with a focus on which offers drive incremental sales at Sears

Substitution

Key items within the plan include:

•	Volumes and Timing of Substitutions

•	Opt-out strategy

•	Communication/Marketing collateral

•	Terms of offer (e.g., product and price)

Pricing, Credit Line and other Terms

Key items within the plan include:

•	Overall pricing strategy:

•	Fixed/Variable (including index method)

•	Strategy/rationale for rate increases and decreases

•	Communication of rate changes

•	Testing plans for pricing changes

•	Changes in other terms such as late fees, grace periods, etc.

•	Content, frequency and timing of “Change in Terms” initiatives

•	APR distribution by key segment and by product

•	Overall Credit Line assignment strategy by customer segment, product and channel

•	Effect on open to buy for in store purchase needs to be clearly understood

•	Effect on attrition and Account closures

Convenience Checks and Balance Transfers

Key items within the plan include:

•	Balance Transfer (“BT”), including impact on Open to Buy available for Merchandise purchases

•	Volume and frequency of BT mailings

•	Segments to be targeted with BT offers

•	Pricing and other terms of offer

•	Channels to be used to market offers

Retention

Key items within the plan include:

•	Retention Tactics

•	Reasons for closing account given by customer

5

•	Criteria used to determine if attempts should be made to retain customer

•	Criteria used to determine what Retention tactic(s) will be used for each customer

Statement Insert Channel/Sears Billing Messages

Key items within the plan include:

•	Insert Strategy

•	Offer Calendar/Matrix

•	Channel Results

•	Types of Offers—Total number of offers included in billing statement

•	Prioritization of offers

•	Review process to sign-off on all inserts

•	Sears Billing Messages Strategy

•	Types of messages/message content

•	Criteria for specific messages (i.e., who gets what message)

•	Focus on messages that drive retail sales

•	Billing Statement Layout/Design

•	Use of 2nd page—content.

Inbound Customer Service Calls

Key items within the plan include:

•	Cross Sell efforts by product type

•	Rewards

•	Balance Transfers

•	Financial Products

•	Notification of Sears Card Events (integration with Sears Retail calendar, drive times)

•	Goals for each of the above items

•	# of Accounts sold

•	closure rates

•	# of Accounts notified

•	Test plans

Other

Integration of Program marketing efforts with Sears marketing objectives

Special Credit Card Programs

Plans for changing or testing Special Credit Card Programs will be discussed by Sears and Purchaser. These include:

•	Zero Percent Financing

•	POS Incentives

•	Sears Card Events

•	Loyalty Initiatives

6

Customer Value Proposition

Key items within the plan include:

•	Partners and related offers

•	Redemption Thresholds

•	Cost of enrollment

•	Fulfillment procedures

•	Marketing collateral/communications

•	Tests and Promotions

•	Expiration of Points

In addition, the Management Committee will have approval over the following (such consent will not be unreasonably withheld):

Approval of Rewards Partners

Approval of rewards incentives

New Product Development

Key items within the plan include:

•	Agreement on test plan for the Program Period

•	Description of products, concepts, etc.

•	Integration with Retail

•	Funding

•	Test structure and design

•	Duration of test

•	Test market selection

•	Test size

•	Test vs. Control

•	Expansion (success) criteria

Market Research

Research studies may include:

•	Usage and Satisfaction Tracking studies

•	Card Association Peer ranking study

•	Customer Service Satisfaction study

•	Monthly CSAT Tracking study

•	Ad hoc research projects

Co Op Advertising

Sears Retail Alternate Channels

•	Credit Product Positioning/Placement (web, inserts, tip-ins, co-op advertising etc.)

•	Partner Merchant Programs

•	Channel Results

7

A Marketing Budget prepared in accordance with Section 4.2(d) of the Agreement shall be included.

8

SCHEDULE 5.1

MORE FAVOURED PROGRAM PROVISION

The Purchaser agrees that the Program (other than those set forth in Section 7.1 hereto), including the practices set forth in the Program Plans and Policies, shall be no less beneficial in the aggregate to the Cardholders, Financial Products Customers or Sears than the provisions of any of Purchaser’s other (i) retail proprietary card programs or (ii) General Purpose Credit Card programs that are co-branded with another retailer, in each case that is offered to customers of such retailers in the Licensed Territory (provided that in determining the foregoing, the parties may consider any retailer-funded (in contrast to Purchaser-funded) benefit to customers or Purchaser) unless (i) Purchaser’s position on the issue is dictated by Law and (ii) it adopts, and certifies to Sears that it has adopted, the same position with respect to each of its other proprietary card programs and General Purpose Credit Card programs that are similarly impacted by such Law or to which such Law could similarly be applied (any such more beneficial program, the “More Favoured Program”). At Sears’ election, Purchaser agrees to cause the Program, including any or all of the Program Plans and Policies, to be amended as promptly as practicable pursuant to Section 3.3 to provide Cardholders, Financial Product Customers or Sears, as applicable, with the benefit of the more beneficial terms of the More Favoured Program. Any dispute under this Section 5.1 shall be subject to the escalation provisions set forth in Section 14.22.

SCHEDULE 5.4

ACCOUNT TERMS

Card Terms	Sears Card	Sears MasterCard
APR	28.8% per annum	18.9 % per annum
Penalty APR	N/A	N/A
Minimum Payment Required	The greater of 3% of the opening balance or C$10	The greater of 3% of the opening balance or C$10
Minimum Finance Charges	N/A	N/A
Balance Computation	Average Daily Cycle Balance	Average Daily Cycle Balance
Grace Period	25 days from cycle closing depending on calendar month	21 days from cycle closing depending on calendar month
Annual Fee	None	None
Late Fees	None	None
Maintenance of Inactive Account Fee	None	None
Over-Limit Fee	None	C$10
Return Check (NSF) Fee	C$25	C$25
Credit Balance Administration Fee	C$25	C$25
Statement Reprint Fee	C$2	C$2
Reward Program Feature	Sears Club Program	Sears Colours Program

In-Store Benefits
In-Store Payments	Yes	Yes
Return without a Receipt	Yes	Yes
Credit Card Specific Events	Yes	Yes
Account # Lookup	Yes	Yes

Deferred Billing Programs
Length of Promotion Period	Varies	N/A
Administration Fee	Variable	N/A
Retroactive Finance Charge Accrual	No	N/A

SCHEDULE 6.2

LICENSED PURCHASER MARKS

SCHEDULE 7.1

CERTAIN PURCHASER PAYMENTS

1.	Financial Service Fees

(a)	New Accounts

Purchaser will pay Sears $10 for arranging for the issuance of each new approved and activated Account where the Account Application was forwarded by or through any means (including electronically, paper, or telephone) by Sears, its Affiliates or Third Party Sears Merchants to Purchaser or its Affiliates. At the end of each month, Purchaser shall calculate and make this payment promptly, consistent with its other similarly situated programs, but in any event, within 30 days following each month end.

(b)	Credit Sales

Purchaser will pay Sears an amount equal to 165 basis points of sales (less returns) charged to a Sears Credit Card in consideration for the acceptance of the Sears Credit Card as consideration for the goods and services supplied by Sears or Partner Merchants to the Cardholder. At the end of each month, Purchaser shall calculate and make this payment promptly, consistent with its other similarly situated programs, but in any event, within 30 days following each month end.

(c)	Financial Products

Purchaser will pay Sears 10% of the net revenues collected from Financial Products. At the end of each month, Purchaser shall calculate and make this payment promptly, consistent with its other similarly situated programs, but in any event, within 30 days following each month end.

2.	Additional Sears Card Events

Sears Card Events promotional and marketing costs: consistent with Sears current practice.

SCHEDULE 7.2

IN-STORE PAYMENTS

In-Store Payments pursuant to Section 7.2 of the Agreement shall be equal to (i) $1 multiplied by (ii) the number of In-Store Payments accepted by Sears, its Affiliates and Third Party Sears Merchants during such month.

SCHEDULE 7.3

OVER-LIMIT FEES

1. Purchaser shall not charge any over-limit fees on the Sears Proprietary Card.

2. Purchaser agrees that, with respect to the Sears Co-Branded Card:

(a) it shall not impose charges for over-limit fees with respect to any over-limit balances of a Cardholder that represent the following percentage of aggregate applicable limit of such Cardholder

Credit Line	Overlimit Percentage
$5,500 - $6,499	5%
$6,500 - $7,499	4%
$7,500 - $9,999	3%
$10,000 and over	2%

(b) the over-limit fees must be competitive (i.e. within the range charged by leading financial services providers in Canada); and

(c) it shall waive over-limit fees with respect to any Cardholder claim that the over-limit balance resulted directly from a purchase at Sears.

SCHEDULE 7.4

DISCOVER

All the obligations of the Canadian Discover Card Merchant Acceptance Services letter dated December 19, 1990

SCHEDULE 7.5

DEFERRED FINANCING

Purchaser will offer Sears Deferred Financing on the following terms:

For each Program year (defined for this purpose as each subsequent 12 month period following the Effective Date), Sears can utilize Deferred Financing on the following terms:

Average Daily Accounts Receivable in Deferred Financing for Program year	Cost to Sears
Any amount less than $600 million	No Cost

Amounts greater than $600 million up to $800 million	Sears pays Purchaser 7%

Amounts greater than $800 million up to $1.1 billion	Sears pays Purchaser 11%

Amounts greater than $1.1 billion	Sears pays Purchaser its average Program Account finance charge yield percentage less average Program credit loss percentage (both percentages shall exclude the impact of Program Deferred Financing Accounts Receivable in determining such percentages)

In the event that the Average Daily Accounts Receivable in Deferred Financing for a Program year is less than $600 million, Purchaser shall pay to Sears an amount equal to 7% times the amount that such Deferred Financing is less than $600 million (the “Deferred Compensation” provided that:

(i)	if the Program net credit sales in Stores are less than $4.15 billion in any Program year, Sears shall use the Deferred Compensation to fund marketing programs in the following Program year designed to increase net credit sales in Stores. Sears and Purchaser agree that funding of these programs will be incremental to funding Sears would have otherwise spent on marketing efforts related to the Program. If Program net credit sales in Stores are less than $4.15 billion for two consecutive Program years, Purchaser will have no obligations to pay any further Deferred Compensation.

(ii)	If the ratio of Program interest-bearing Accounts Receivable (excluding any Deferred Financing Accounts Receivable) to total Program Accounts Receivable (excluding any Deferred Financing Accounts Receivable) is less than 75% in any Program year, Sears will repay the Deferred Compensation it received for that year in equal installments over the next four calendar quarters.

1

With respect to the terms offered above the following condition shall apply:

The types of Deferred Financing can only be the types historically offered including programs substantially similar to “Deferred Billing”, “No Money Down” and “Installment Billing”, but not including programs substantially similar to “Buy Anything, Pay Nothing”. Sears shall have the right to offer Deferred Financing of any duration it chooses so long as the average duration of all Deferred Financing does not exceed 12 months (for purposes of this calculation the duration of deferred installment billing shall be the average life of the related payment stream). If Sears wishes to otherwise materially change the Deferred Financing offers beyond those types historically offered or exceed an average duration of 12 months, the Management Committee must approve such change which approval may include changes to the “Cost to Sears” indicated above as a condition to such approval.

Tracking/Payments:

The amount of Average Daily Accounts Receivable will be tracked for each quarter of a Program year. The amount owed by Sears or the Purchaser for the Program year to date shall be calculated at the end of each quarter. That amount will be trued-up each quarter vs. amounts already paid in prior quarters of that Program year with Sears or Purchaser paying the other the net amount of such true-up. The end of the fourth quarter of any Program year will represent the final true-up.

At Termination:

At termination of the Program, Sears shall continue to pay to Purchaser in the following amounts until the Portfolio is repurchased:

Daily Accounts Receivable in Deferred Financing each day	Cost to Sears
Any amount up to $600 million	No Cost

Amounts greater than $600 million up to $800 million	0.0192% (Note: 7%/365)

Amounts greater than $800 million Up to $1 billion	0.0274% (Note: 11%/365)

Amounts greater than $1 billion	TBD (Note: Sears pays Purchaser its average Program Account finance charge yield percentage less average Program credit loss percentage (both percentages shall exclude the impact of Program Deferred Financing Accounts Receivable in determining such percentages)/365)

For purposes of clarity, Purchaser shall have no obligations to pay any Deferred Compensation after termination of the Program.

2

SCHEDULE 7.6

MEMBERSHIP REWARDS—COMMITMENT

Within 6 months of the Effective Date, except for sales on deferred financing, Sears will offer to the customer no less than 2%, redemption value in Sears stores for every dollar of sales through a channel branded with the “Sears” trademark and no less than 1% redemption value in Sears stores for every dollar of sales through every other channel, in each case in Canada.

SCHEDULE 13.5(C)

APPRAISAL ASSUMPTIONS

Fair Market Value

1.	Appraisal shall assume an ongoing relationship with Sears under the terms of the Program Related Agreements;

2.	Appraisal shall include valuation for Sears Repurchase Assets (including Additional Products);

3.	Appraisal shall assume a sale of the business on an arm’s length basis to a bankcard issuer with sufficient funding capacity and capital to own and operate the business and perform under the Program Related Agreements; and

4.	Appraisal shall be based on a Net Present Value Calculation

Scheduled Repurchase Price

See attached table